AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 1999.
                                                     REGISTRATION NO. 333-81135

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                BANK UNITED CORP.
             (Exact name of registrant as specified in its charter)

         DELAWARE                       6035                     13-3528556
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                         3200 SOUTHWEST FREEWAY, SUITE 2600
                                HOUSTON, TEXAS 77027
                                   (713) 543-6500
                          (Address, including zip code, and
                      telephone number, including area code, of
                      registrant's principal executive offices)

                                   Copies to:

            JONATHON K. HEFFRON                          JOHN R. BRANTLEY
         EXECUTIVE VICE PRESIDENT,                 BRACEWELL & PATTERSON, L.L.P.
CHIEF OPERATING OFFICER AND GENERAL COUNSEL        711 LOUISIANA ST., STE. 2900
    3200 SOUTHWEST FREEWAY, SUITE 2600              HOUSTON, TEXAS 77002-2781
           HOUSTON, TEXAS 77027
             (713) 543-6500
        (Name, address, including
 zip code, and telephone number, including area code, of agent for service)

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective.

                                ----------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

TEXAS CENTRAL BANCSHARES, INC.                                 BANK UNITED CORP.

                             PROXY STATEMENT/PROSPECTUS
       Notice of Special Meeting of Shareholders to be held August 9, 1999
                         -----------------------------------

                                 BANK UNITED CORP.
                  (Class A Common Stock, $0.01 Par Value Per Share)

      Texas Central Bancshares, Inc. is providing you this Proxy Statement/Prospectus and notice of special meeting of shareholders in connection with a solicitation of proxies by the Board of Directors of Texas Central for approval of the proposed acquisition of Texas Central by Bank United Corp. Bank United Corp. proposes to acquire Texas Central through the merger of a wholly-owned subsidiary of Bank United Corp. with and into Texas Central. Texas Central will hold a special shareholders' meeting to vote on the merger on Monday, August 9, 1999, at 4:00 p.m., local time, at its principal executive office, 8144 Walnut Hill Lane, Dallas, Texas.

      In exchange for the common stock of Texas Central, Bank United Corp. will issue whole shares of its Class A common stock and will make cash payments for fractional shares. The number of shares of Bank United Corp. Class A common stock you will receive for each share of Texas Central stock will be based on the total number of shares of Texas Central stock outstanding on the closing date of the merger. If the total number of shares of common stock of Texas Central outstanding on the closing date is 350,340, then each share of Texas Central stock will be converted into 2.0266 shares of Bank United Corp. Class A common stock. The number of shares you receive may be reduced based on the amount of certain fees and expenses incurred by Texas Central in connection with the merger.

      This Proxy Statement/Prospectus also constitutes the Prospectus of Bank United Corp. for the shares of its Class A common stock to be issued in the merger. The shares of Class A common stock of Bank United Corp. are traded on The NASDAQ Stock Market National Market under the symbol "BNKU." On June 30, the last reported sale price per share of Bank United Corp. Class A common stock on the NASDAQ was $40.1875 per share.

      This Proxy Statement/Prospectus and the related materials are first being mailed to the Texas Central shareholders on or about July 9, 1999. A complete list of these shareholders will be available for examination at the special meeting and at Texas Central's offices at 8144 Walnut Hill Lane, Dallas, Texas 75231, during ordinary business hours, after July 30, 1999, for the examination of any shareholder for any purpose related to the special meeting.

                              --------------------

      AN INVESTMENT IN BANK UNITED CORP. CLASS A COMMON STOCK IN CONNECTION WITH THE MERGER INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 20.

                               ------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR THE SHARES OF BANK UNITED CORP. CLASS A COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Proxy Statement/Prospectus is July 8, 1999.

                                  TABLE OF CONTENTS

WHERE YOU CAN FIND MORE
   INFORMATION.................................................................1

QUESTIONS AND ANSWERS ABOUT THE MERGER.........................................3

SUMMARY........................................................................5
The Companies..................................................................5
The Merger.....................................................................5
The Special Meeting and Vote Required..........................................5
Reasons for the Merger; Recommendation of the
      Texas Central Board of Directors.........................................6
Fairness Opinion...............................................................6
What You Will Receive in the Merger............................................6
Conditions to Completion of the Merger.........................................7
Regulatory Approvals...........................................................7
Termination of the Merger Agreement............................................8
Interests of Texas Central Officers and Directors in the Merger................8
Additional Agreement...........................................................9
Resale of Bank United Corp. Class A Common
      Stock Received in the Merger.............................................9
Appraisal Rights...............................................................9
Material Federal Income Tax Consequences of the Merger.........................9
Comparative Shareholder Rights................................................10
Accounting Treatment..........................................................10
Selected Financial Data of Bank United Corp...................................11
Selected Financial Data of Texas Central......................................15
Summary of Historical and Pro Forma Per Share
      Selected Financial Data.................................................18
Comparative Stock Prices......................................................19

RISK FACTORS..................................................................20
You could experience dilution.................................................20

FORWARD-LOOKING INFORMATION...................................................20
Interest Rates and Economy ...................................................20
Competition and Product Availability .........................................20
Change in Bank United Corp.'s Asset Mix ......................................21
Liquidity and Capital ........................................................21
Systems.......................................................................21
Personnel.....................................................................21
Regulatory, Compliance and Legal .............................................21

THE SPECIAL MEETING...........................................................22
General.......................................................................22
Date, Place and Time of Special Meeting.......................................22
Shares Entitled to Vote, Quorum and Vote Required.............................22
Voting and Revocation of Proxies..............................................22

THE MERGER....................................................................23
Terms of the Merger...........................................................23
Shareholder Approval..........................................................23
Background and Reasons for the Merger;
      Recommendation of Texas Central Board...................................23
Fairness Opinion..............................................................24
Other Terms and Conditions....................................................26
No Solicitation...............................................................28
Additional Agreements.........................................................28
Business Pending Effective Time...............................................30
Employee Matters..............................................................30
Amendment.....................................................................30
Termination...................................................................31
Expenses......................................................................32
Exchange of Shares............................................................32
Material Federal Income Tax Consequences......................................33
Dissenters' Rights of Appraisal and Related Issues............................34
Accounting Treatment..........................................................36
Restrictions on Sales of Bank United Corp.
      Class A Common Stock by Affiliates of
      Texas Central...........................................................36
Regulatory Approvals..........................................................36

COMPARISON OF RIGHTS OF SHAREHOLDERS
   OF BANK UNITED CORP. AND TEXAS
   CENTRAL....................................................................36

SELECTED FINANCIAL DATA OF TEXAS
   CENTRAL....................................................................42

MANAGEMENT'S DISCUSSION AND
   ANALYSIS OF FINANCIAL CONDITIONS
   AND RESULTS OF OPERATIONS OF
   TEXAS CENTRAL..............................................................45

TEXAS CENTRAL.................................................................60

General.......................................................................60
Facilities....................................................................60
Competition...................................................................60
Employees.....................................................................60
Legal Proceedings.............................................................60

BENEFICIAL OWNERSHIP OF TEXAS
   CENTRAL STOCK..............................................................61

MARKET PRICES OF AND DISTRIBUTIONS
   ON TEXAS CENTRAL STOCK.....................................................62

SUPERVISION AND REGULATION OF TEXAS
   CENTRAL....................................................................63
Texas Central.................................................................63
Texas Central Bank............................................................65
Instability of Regulatory Structure...........................................67
Expanding Enforcement Authority...............................................68
Effect on Economic Environment................................................68

BANK UNITED CORP..............................................................68
Incorporation of Certain Documents by
      Reference...............................................................68
Interests of Certain Persons..................................................68


EXPERTS.......................................................................68

LEGAL OPINIONS................................................................69

OTHER MATTERS.................................................................69

INDEX TO FINANCIAL STATEMENTS OF
   TEXAS CENTRAL BANCSHARES, INC.............................................F-1

EXHIBIT A   Agreement and Plan or
            Reorganization...................................................A-1

EXHIBIT B   Opinion of SAMCO Capital
            Markets..........................................................B-1

EXHIBIT C   Provisions of the Texas Business
            Corporation Act
            Related to Dissenters
            Rights of Appraisal..............................................C-1

                         WHERE YOU CAN FIND MORE INFORMATION

      Bank United Corp. has filed with the Securities and Exchange Commission a registration statement on Form S-4 to register the Bank United Corp. Class A common stock to be issued in the merger. As allowed by Commission rules, this Proxy Statement/Prospectus does not contain all the information you can find in the registration statement or the exhibits thereto. The registration statement, including its exhibits and schedules, contains additional relevant information about Bank United Corp. and the Bank United Corp. Class A common stock. This Proxy Statement/Prospectus is a part of the registration statement and is a prospectus of Bank United Corp. in addition to being a proxy statement of Texas Central for the meeting.

      In addition to filing this registration statement with the Commission, Bank United Corp. files reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the Commission:

                                                            Chicago Regional Office
Public Reference Room          New York Regional Office         Citicorp Center
450 Fifth Street, N.W.           7 World Trade Center       500 West Madison Street
    Room 1024                         Suite 1300                   Suite 1400
Washington, D.C. 20549         New York, New York 10048   Chicago, Illinois 60661-2511

      You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800- SEC-0330. The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Bank United Corp., who file electronically with the Commission. The address of that site is http://www.sec.gov.

      The Commission allows Bank United Corp. to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that Bank United Corp. can disclose important information to you by referring you to another document filed separately with the Commission. The information that Bank United Corp. incorporates by reference is considered to be part of this Proxy Statement/Prospectus, and later information that Bank United Corp. files with the Commission will automatically update and supersede the information Bank United Corp. included in this Proxy Statement/Prospectus. Bank United Corp. incorporates by reference the documents listed below:

      o     Annual Report on Form 10-K for the year ended September 30, 1998.

      o Quarterly Report on Form 10-Q for the quarter ended December 31, 1998.

      o     Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

      o     Current Report on Form 8-K dated March 22, 1999.

      o     Current Report on Form 8-K dated March 30, 1999.

      o Current Report on Form 8-K dated June 9, 1999, as amended by Current Report on Form 8-K/A dated June 23, 1999.

      o The description of Bank United Corp. Class A common stock contained on Form 8-A dated July 12, 1996.

      o Proxy Statement for the Annual Meeting of Stockholders dated February 10, 1999.

      Bank United Corp. also incorporates by reference any future filings it makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and before the meeting.

      Upon your written or oral request, Bank United Corp. will provide you without charge a copy of this Proxy Statement/Prospectus and a copy of any or all of the documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this Proxy Statement/Prospectus incorporates. Your written or oral requests for copies of this Proxy Statement/Prospectus and documents Bank United Corp. has incorporated by reference should be directed to:

                              INVESTOR RELATIONS
                              BANK UNITED CORP.
                              3200 SOUTHWEST FREEWAY, SUITE 3100
                              HOUSTON, TEXAS 77027
                              (713) 543-6926

      TO OBTAIN TIMELY DELIVERY, YOU MUST MAKE A WRITTEN OR ORAL REQUEST FOR A COPY OF SUCH INFORMATION BY AUGUST 2, 1999.

      NEITHER TEXAS CENTRAL NOR BANK UNITED CORP. HAS AUTHORIZED ANY PERSON TO MAKE STATEMENTS REGARDING THE MATTERS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED THEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED STATEMENTS. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON, TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                       QUESTIONS AND ANSWERS ABOUT THE MERGER

      The following questions and answers highlight selected information regarding the merger described in this Proxy Statement/Prospectus and may not contain all information that is important to you as you consider the merits of the merger. For a more complete description of the terms of the merger and the related transactions, please read this entire Proxy Statement/Prospectus carefully, as well as any additional documents referred to in this document.

Q:    WHY HAS TEXAS CENTRAL PROPOSED TO BE ACQUIRED BY BANK UNITED CORP.?

A: The Board of Directors of Texas Central perceived that over the last several years the direction of the banking industry has been towards deregulation and consolidation, particularly in the State of Texas. The Board of Directors of Texas Central and certain of Texas Central's major shareholders felt that the organization needed to expand the boundaries of its franchise. Several options were discussed over a two or three year period. The acquisition of another institution or branching into additional communities in the Dallas area were considered.

      In January of 1999, the Board of Directors of Texas Central received a merger proposal from Bank United Corp. The Board reviewed the proposal and concluded that such a merger would be in the best interests of the Texas Central shareholders. The merger will permit Texas Central to expand services, such as providing trust services, on-line banking, cash management, in-house data processing and give Texas Central a larger network of branches and automated teller machines.

      For the reasons set forth above, the Texas Central Board of Directors believes the merger to be in the best interests of Texas Central's shareholders.

Q:    HOW WILL I BE AFFECTED IN THE MERGER?

A: Shareholders of Texas Central will have their shares of Texas Central stock converted into whole shares of Bank United Corp. Class A common stock and cash for fractional shares. The actual number of shares of Bank United Corp. Class A common stock you will receive for each share of Texas Central stock will be based on the number of shares of Texas Central stock outstanding as of the closing date of the merger. If there are 350,340 shares of Texas Central stock outstanding as of the closing, the maximum number of shares permitted under the merger agreement, each share of Texas Central stock will be converted into 2.0266 shares of Bank United Corp. Class A common stock. Any remaining fractional shares will be converted into cash based on the average daily closing prices of a share of Bank United Corp. Class A common stock for the 20 successive trading days ending on the trading that is one day prior to closing.

      For example, if a Texas Central shareholder owns 100 shares of Texas Central stock, after the merger, the shareholder will own 202 shares of Bank United Corp. Class A common stock and will receive a check for the market value of a 0.66 share of Bank United Corp. Class A common stock. On June 30, 1999, fractional shares would have been converted into cash based on $40.1875 as the value of a share of Bank United Corp. Class A common stock.

      Texas Central shareholders will receive shares representing ownership of approximately 710,000 shares of Bank United Corp. Class A common stock after the proposed merger. Each share owned by existing shareholders of Texas Central will represent an ownership interest in a much larger company.

Q: WHEN CAN I SELL THE SHARES OF BANK UNITED CORP. CLASS A COMMON STOCK THAT I RECEIVE IN CONNECTION WITH THE MERGER?

A: You may sell the shares of Class A common stock you receive in connection with the merger without restriction unless you are considered an "affiliate" of Texas Central or you become an affiliate of Bank United Corp. To review the restrictions on transfers by affiliates, see page 36.

Q:    WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: Texas Central and Bank United Corp. expect that the exchange of shares in the merger will be a tax-free transaction for federal income tax purposes for Texas Central shareholders. However, Texas Central shareholders will have to pay taxes on cash received for fractional shares. To review the tax consequences to shareholders in greater detail, see page 33. The tax consequences of the merger to you will depend on your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q:    WHAT RISKS SHOULD I CONSIDER?

A:    You should review the "RISK FACTORS" section on page 20.

Q:    WHEN WILL THE MERGER TAKE EFFECT?

A: Texas Central and Bank United Corp. expect the merger to become effective in August of 1999.

Q:    CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

A: Yes. After you have mailed your signed proxy card, you can change your vote at any time before Texas Central votes your proxy at the meeting. You can do so in one of three ways prior to the meeting. First, you can send a written notice stating that you would like to revoke your proxy to the Corporate Secretary of Texas Central at the address given below. Second, you can complete a new proxy card and send it to the Corporate Secretary of Texas Central at the address given below. Third, you can attend the meeting and vote in person. You should send any written notice or new proxy card to the attention of the Corporate Secretary of Texas Central at 8144 Walnut Hill Lane, Dallas, Texas 75231. You may request a new proxy card by calling the Corporate Secretary of Texas Central, at (214) 691-8600.

Q: WHAT IF I DO NOT APPROVE OF THE MERGER AND DO NOT WANT MY SHARES CONVERTED IF THE MERGER IS APPROVED?

A: You may obtain dissenting shareholders rights by complying with the applicable requirements of the Texas Business Corporation Act. If all of the applicable requirements of the Texas Business Corporation Act are met and the merger is consummated, you will receive cash for the fair market value of your shares in lieu of Bank United Corp. Class A common stock. See page 34 for details.

Q:    WHAT SHOULD I DO NOW?

A: After reading this document carefully, you should complete and sign your proxy card and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the meeting. The Board of Directors of Texas Central recommends that the Texas Central shareholders vote "FOR" the merger. The meeting will be held on August 9, 1999.

Q:    SHOULD I SEND MY STOCK CERTIFICATES NOW?

A: No. After the merger becomes effective, you will receive instructions regarding how to send your stock certificates.

Q:    WHO SHOULD I CALL WITH QUESTIONS?

A: If you have any questions about the merger or the meeting, please call Christiane Thompson at (214) 691-8600. If you would like copies of any of the documents referred to or incorporated by reference in this Proxy Statement/Prospectus, please call Investor Relations at Bank United Corp. at (713) 543-6926.

                                      SUMMARY

      This summary highlights selected information from this Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the merger and related transactions more fully, you should carefully read this entire document and the documents referred to in the Proxy Statement/Prospectus. Bank United Corp. and Texas Central urge you to read carefully the entire Proxy Statement/Prospectus.

THE COMPANIES

      BANK UNITED CORP. Bank United Corp. is a Delaware corporation and a savings and loan holding company registered under the Home Owners' Loan Act, as amended. Bank United Corp. provides broad-based financial services primarily through Bank United, a federal savings bank subsidiary, to consumers and businesses in Texas and selected regional markets throughout the United States. At March 31, 1999, Bank United operated a 94-branch community banking network serving nearly 265,000 households, as well as 19 commercial banking offices in 16 states across the country. As of March 31, 1999, Bank United Corp. was the largest publicly traded financial institution headquartered in Texas, with $14.9 billion in assets, $6.6 billion in deposits, and $723.0 million in stockholders' equity. Bank United Corp.'s address is 3200 Southwest Freeway, Suite 2600, Houston, Texas 77027 and its telephone number is (713) 543-6500.

      BUC ACQUISITION CORPORATION II. BUC Acquisition is a Texas corporation that will be formed as a wholly-owned subsidiary of Bank United Corp. solely to facilitate the acquisition of Texas Central by Bank United Corp. BUC Acquisition will no longer exist after it merges into Texas Central.

      TEXAS CENTRAL. Texas Central is a Texas corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Texas Central provides commercial banking services through Texas Central Bank, N.A. to consumers and businesses from commercial banking offices in Dallas and Plano. Since January 1, 1998, Texas Central has been a Subchapter S corporation for federal income tax purposes. As an S corporation, Texas Central is generally treated as a pass-through entity for federal income tax purposes, such that it does not typically pay federal income tax on its earnings. Except as otherwise noted, financial statements and information for Texas Central for periods after January 1, 1998 contained in this Proxy Statement/Prospectus do not include accruals or adjustments for the federal income tax Texas Central would have incurred if it had not been an S corporation. As of March 31, 1999, Texas Central had $120.6 million in assets, $100.2 million in deposits and $7.8 million in shareholders' equity. Texas Central's address is 8144 Walnut Hill Lane, Dallas, Texas 75231 and its telephone number is (214) 691-8600.

THE MERGER

      If two-thirds of the shareholders of Texas Central approve the merger and certain other conditions are met, Bank United Corp. will acquire Texas Central through the merger of BUC Acquisition with and into Texas Central. The merger agreement is attached as Exhibit A to this Proxy Statement/Prospectus. To understand the merger more fully, you should carefully read the merger agreement as well as this Proxy Statement/Prospectus.

THE SPECIAL MEETING AND VOTE REQUIRED

      Texas Central is holding a special shareholders' meeting at 4:00 p.m., local time, on Monday, August 9, 1999, at its principal executive office, 8144 Walnut Hill Lane, Dallas, Texas. The purpose of the meeting is for Texas Central shareholders to consider and vote on the merger. The record date for the meeting is the close of business on June 30, 1999. Only shareholders of record at the close of business on the record date will be entitled to vote at the meeting and any adjournment.

      Two-thirds of the outstanding shares of Texas Central stock must vote in favor of the merger for the Texas Central shareholders to approve the merger. Texas Central stock representing approximately 80% of such shares outstanding have signed a Voting Agreement and Irrevocable Proxy in favor of Bank United Corp. in which such shareholders have agreed to vote their Texas Central stock in favor of the merger. Therefore, it is expected that the merger will be approved at the meeting. The directors and executive officers of Texas Central and Texas Central Bank own or otherwise control the right to vote 68,870 shares of Texas Central stock, representing approximately 19% of the shares of Texas Central stock issued and outstanding as of the record date. Of the shares of Texas Central stock held by executive officers and directors, 43,880 shares, constituting approximately 13% of the total shares of Texas Central stock, are subject to the Voting Agreement. The directors and executive officers of Texas Central have indicated their intention to vote to approve the merger.

REASONS FOR THE MERGER; RECOMMENDATION OF THE TEXAS CENTRAL BOARD OF DIRECTORS

      REASONS FOR THE MERGER. The Agreement is the result of arm's-length negotiations between representatives of Bank United Corp. and Texas Central. Upon receipt of a proposal from Bank United Corp., the Texas Central Board of Directors carefully evaluated the proposal and concluded that the proposed merger with Bank United Corp. was in the best interests of Texas Central and Texas Central's shareholders for a number of reasons. The Board of Directors of Texas Central perceived that over the last several years the direction of the banking industry has been towards deregulation and consolidation, particularly in the State of Texas. The Board of Directors of Texas Central and certain of Texas Central's major shareholders felt that the organization needed to expand the boundaries of its franchise. Several options were discussed over a two or three year period. The acquisition of another institution or branching into additional communities in the Dallas area were considered.

      In January of 1999, the Board of Directors of Texas Central received a merger proposal from Bank United Corp. The Board reviewed the proposal and concluded that such a merger would be in the best interests of the Texas Central shareholders. The merger will permit Texas Central to expand services, such as providing trust services, on-line banking, cash management, in-house data processing and give Texas Central a larger network of branches and automated teller machines.

      For the reasons set forth above, the Texas Central Board of Directors believes the merger to be in the best interests of Texas Central's shareholders.

      RECOMMENDATION OF THE TEXAS CENTRAL BOARD OF DIRECTORS. Based on the reasons set out above, the Board of Directors of Texas Central is of the opinion that the merger is in the best interest of Texas Central and its shareholders and recommends that you vote "FOR" the merger.

FAIRNESS OPINION

      In deciding to approve the merger, the Texas Central Board of Directors received and considered the oral opinion of SAMCO Capital Markets, its financial advisor, as to the fairness of the merger, from a financial point of view, to the Texas Central shareholders as of such date. The oral opinion was confirmed in writing on June 15, 1999, and a copy of the written opinion is attached as Exhibit B to this Proxy Statement/Prospectus. You should read the opinion in its entirety to understand the assumptions made, matters considered and limits of the review undertaken by SAMCO Capital Markets in providing its opinion.

WHAT YOU WILL RECEIVE IN THE MERGER

      In exchange for shares of Texas Central stock, Bank United Corp. will issue whole shares of Bank United Corp. Class A common stock and will make cash payments for fractional shares. The number of shares of Bank United Corp. Class A common stock you will receive for each share of Texas Central stock will be based on the total number of shares of Texas Central stock outstanding on the closing date of the merger. If there are 350,340 shares of Texas Central stock outstanding as of the closing, the maximum number of shares permitted under the merger agreement, each share of Texas Central stock will be converted into
2.0266 shares of Bank United Corp. Class A common stock.

      Instead of issuing you fractional shares of Bank United Corp. Class A common stock, Bank United Corp. will pay you cash for such fractional shares. To determine the amount you will receive for your fractional share, Bank United Corp. will multiply the average of the daily closing sales prices for a share of Bank United Corp. Class A common stock on the NASDAQ for the 20 successive trading days ending on the trading day that is one day prior to the closing by the share fraction you would otherwise receive.

      If the fees and expenses incurred by Texas Central in connection with the merger agreement exceed $100,000, the amount of the excess will reduce the number of shares you receive. The fees of Texas Central's financial advisor and certain other expenses, however, are excluded from this calculation.

      The shares of Bank United Corp. Class A common stock issued in the merger will be registered under applicable securities laws and will be authorized for trading on the National Market System of The NASDAQ Stock Market.

CONDITIONS TO COMPLETION OF THE MERGER

      The completion of the merger depends upon the satisfaction or waiver of certain conditions, including the following:

      o     Texas Central shareholders approve the merger.

      o Bank United Corp. receives all required governmental approvals and other consents.

      o No material adverse change affecting Texas Central or Bank United Corp. occurs from March 23, 1999 until the closing of the merger.

      o Receipt of opinions from legal counsel to Texas Central and Bank United Corp. counsel that the merger will be a tax-free reorganization.

      o Bank United Corp.'s receipt of a letter from its accountants that the merger will qualify for pooling of interests accounting treatment and a letter from Texas Central's accountants that it does not know of a reason why the merger would not qualify for pooling.

      o The registration statement relating to Bank United Corp. Class A common stock shall be effective under federal law and any applicable state securities or blue sky laws and no stop order suspending the effectiveness of the registration statement shall be in effect.

      o Bank United Corp.'s receipt of the environmental reports regarding Texas Central real estate required by the merger agreement in form and substance satisfactory to Bank United Corp.

      o Bank United Corp.'s receipt of evidence of the accrual and discharge by Texas Central of all payment obligations under the bonus, incentive compensation or similar plans of Texas Central and its subsidiaries and all vacation obligations of Texas Central and its subsidiaries.

      o The holders of no more than five percent of the Texas Central stock exercise their right to dissent from the merger.

      o The material accuracy of all representations and warranties of Texas Central and Bank United Corp.

      o Texas Central and Bank United Corp. shall have performed or complied with all covenants and conditions required by the merger agreement to be performed or complied with by them prior the closing date.

REGULATORY APPROVALS

      The merger must be approved by the Office of Thrift Supervision, and the Federal Reserve Bank of Dallas must waive a filing of any application that may otherwise be required to be filed with the Board of Governors of the Federal Reserve System. On May 19, 1999, Bank United Corp. filed an application with the Office of Thrift Supervision to obtain prior approval of the merger. On May 19, 1999, Bank United Corp. filed a waiver request with the Federal Reserve Bank of Dallas to obtain a waiver of any application that might otherwise be required to be filed with the Federal Reserve. The Federal Reserve Bank of Dallas approved the waiver request on June 3, 1999. The Office of Thrift Supervision approved the merger on June 23, 1999.

TERMINATION OF THE MERGER AGREEMENT

      Texas Central and Bank United Corp. may mutually agree to terminate the merger agreement and not complete the merger. The merger agreement also may be terminated in the following other circumstances:

      o By Texas Central or Bank United Corp. if a court or governmental body issues a final order prohibiting the merger.

      o By Texas Central or Bank United Corp. if the merger is disapproved by any regulatory agency.

      o By Texas Central or Bank United Corp. if the merger is not effected on or before September 17, 1999 or such later date as extended by the parties.

      o By a non-breaching party in the event of a material breach of the merger agreement by the other party.

      o By Texas Central if the average of the daily closing sales prices for Bank United Corp. Class A common stock for the 20 successive trading days ending on the trading day that is one day prior to the proposed effective date is less than $33.57.

      o By Texas Central if the closing sales price of the Bank United Corp. Class A common stock on the day prior to the proposed effective date is less than $32.00.

      o By Bank United Corp. if there has been a material adverse change after December 31, 1998 in the business or financial condition of Texas Central.

      o By Bank United Corp. if it reasonably concludes that it will not be able to obtain any required regulatory approval.

INTERESTS OF TEXAS CENTRAL OFFICERS AND DIRECTORS IN THE MERGER

      When considering the recommendation of the Texas Central Board of Directors, you should be aware that officers and directors of Texas Central have interests and arrangements that may be different from your interest as a shareholder, including the following:

      o Mr. James C. Veirs, Mr. Gary D. Mulhollen and Mr. Keith Schmidt, each an officer or director of either Texas Central or Texas Central Bank, have executed an Employment Agreement and Agreement Not to Compete with Bank United Corp.

      o Mr. Michael A. Ruff, an executive officer and director of Texas Central, has executed a Consulting Agreement with Bank United Corp.

      o Bank United Corp. has agreed to provide the directors and officers of Texas Central with liability insurance coverage for actions occurring after the effective date of the merger and for a period of three years will use its best efforts to continue Texas Central's directors' and officers' liability insurance coverage for actions occurring prior to the effective date.

      o For a period of six years after the effective date, Bank United Corp. will indemnify the officers, directors and employees of Texas Central against all losses, expenses or claims arising out of actions occurring prior to the effective date.

ADDITIONAL AGREEMENTS

      VOTING AGREEMENT. Pursuant to the merger agreement, five Texas Central shareholders holding 280,950 shares of Texas Central stock, representing approximately 80% of such shares outstanding, have entered into a Voting Agreement and Irrevocable Proxy with Bank United Corp. Among other things, the Voting Agreement requires that they vote their Texas Central stock in favor of the merger at the meeting. Therefore, it is expected that the merger will be approved at the meeting.

      NONCOMPETITION AGREEMENTS. It is a condition to Bank United Corp.'s obligations to consummate the merger that it receive Noncompetition Agreements from each person owning five percent or more of the Texas Central stock and from each of the directors of Texas Central. The Noncompetition Agreements provide, among other things, that for a three year period from the effective date of the merger such individuals/entities will not solicit the business of Texas Central Bank, its affiliates or it successors and will not compete with Texas Central Bank, its affiliates or its successors within any county all or a portion of which is included in the Dallas Consolidated Metropolitan Statistical Area. Each of such persons has signed the required agreement to become effective as of the closing of the merger.

      STOCK OPTION AGREEMENT. In connection with the merger agreement, Texas Central and Bank United Corp. entered into a stock option agreement which entitles Bank United Corp. to purchase 60,464 shares of Texas Central stock representing approximately 15% of such stock at a price of $49.83 per share. The option is exercisable upon the occurrence of certain events related to significant corporate transactions at Texas Central that would prevent Bank United Corp. from acquiring Texas Central or the acquisition of 30% or more of the Texas Central stock by a person or group. The option contains a cash settlement provision entitling Bank United Corp. to receive a cash payment instead of exercising the option to acquire Texas Central stock.

RESALE OF BANK UNITED CORP. CLASS A COMMON STOCK RECEIVED IN THE MERGER

      Bank United Corp. has registered under the federal securities laws the shares of its Class A common stock to be issued in the merger. Therefore, you may sell such shares without restriction unless you are considered an "affiliate" (as that term is used in the securities laws) of Texas Central or you become an affiliate of Bank United Corp.

      If you are considered an affiliate of Texas Central or become an affiliate of Bank United Corp., you may resell the shares of Bank United Corp. Class A common stock only pursuant to an effective registration statement under the securities laws, or pursuant to Rule 145 of the Commission's rules, or in transactions otherwise exempt from registration under the securities laws. Bank United Corp. is not obligated and does not intend to register for resale the shares issued to affiliates of Texas Central. In addition, the Commission's rules governing pooling of interests accounting prohibit resales by affiliates of Texas Central of the Bank United Corp. Class A common stock until such time as financial results covering at least 30 days of combined operations of Texas Central and Bank United Corp. have been published.

      Each affiliate of Texas Central has signed a written agreement restricting the transfer of shares of Bank United Corp. Class A common stock received in the merger to transfers permitted by the federal securities laws and the Commission's rules relating to pooling of interests accounting.

APPRAISAL RIGHTS

      Under Texas law, Texas Central shareholders may dissent from the merger and demand the "fair value" of their shares in cash. To exercise this right, you must not vote your shares in favor of the merger and you must take certain other actions that Texas law requires. See page 34.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      The merger has been structured as a "tax-free reorganization" for federal income tax purposes. Accordingly, holders of Texas Central stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of their Texas Central stock for Bank United Corp. Class A common stock in the merger, except for any gain or loss recognized in connection with the receipt of cash instead of a fractional share of Bank United Corp. Class A common stock.

The companies themselves will not recognize gain or loss as a result of the merger. It is a condition to the obligations of Texas Central and Bank United Corp. to complete the merger that each receive a legal opinion from its counsel that the merger will be a tax-free reorganization for federal income tax purposes. Neither Texas Central nor Bank United Corp. will request a ruling from the Internal Revenue Service concerning the federal income tax consequences of the merger. See page 33.

      The federal income tax consequences described above may not apply to some holders of Texas Central stock. Your tax consequences will depend upon your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

COMPARATIVE SHAREHOLDER RIGHTS

      Once the merger occurs, Texas Central shareholders will become stockholders of Bank United Corp. Texas Central is a Texas corporation and Bank United Corp. is a Delaware corporation. As a result, your rights as a shareholder, which now are governed by Texas corporate law and the provisions of the Articles of Incorporation and Bylaws of Texas Central, will, after the merger, be governed by Delaware corporate law and the provisions of the Certificate of Incorporation and Bylaws of Bank United Corp. Because of differences between the provisions of Texas corporate law and Delaware corporate law, and differences between the Articles of Incorporation and Bylaws of Texas Central and the Certificate of Incorporation and Bylaws of Bank United Corp., your rights as a shareholder will change as a result of the merger. See page 36.

ACCOUNTING TREATMENT

      It is expected that the merger will qualify as a pooling of interests for accounting purposes, which means that Texas Central and Bank United Corp. will be treated as if they had always been combined for accounting and financial reporting purposes. It is a condition to Bank United Corp.'s obligation to consummate the merger that Bank United Corp. receive a letter from its accountants that the merger will qualify for pooling of interests accounting treatment and a letter from Texas Central's accountants that it does not know of a reason why the merger would not qualify for pooling. See page 36.

SELECTED FINANCIAL DATA OF BANK UNITED CORP.

      The following selected financial data for each of the years ended September 30, 1994 through 1998 are derived from Bank United Corp.'s audited consolidated financial statements. The following selected financial data for the six months ended March 31, 1999 and March 31, 1998 are derived from the unaudited consolidated financial statements of Bank United Corp. and include, in the opinion of the management of Bank United Corp., all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data of such periods. The information set forth below is only a summary and should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this Proxy Statement/Prospectus.

                                                                                          AT SEPTEMBER 30,
                                                   AT MARCH 31,  -------------------------------------------------------------------
                                                      1999          1998          1997          1996          1995          1994
                                                   -----------   -----------   -----------   -----------   -----------   -----------
                                                                                   (IN THOUSANDS)
SUMMARY OF FINANCIAL
  CONDITION

ASSETS:
Cash and cash equivalents ......................   $   237,251   $   228,674   $   121,000   $   119,523   $   112,931   $    76,938
Securities purchased under agreements to
      resell and federal funds sold ............       411,529       474,483       349,209       674,249       471,052       358,710
Securities and other investments ...............       124,373        91,350        77,809        65,693       117,094       115,126
Mortgage-backed securities, net ................     1,168,958       932,058     1,569,705     1,657,908     2,398,263     2,828,903
Loans, net
      Single family-held for investment ........     4,978,688     4,686,600     5,795,179     6,113,318     7,000,303     4,144,787
      Single family-held for sale ..............     1,571,433     2,149,009       697,410       256,656       406,563       253,310
      Commercial ...............................     4,480,710     3,472,579     2,201,880       981,001       735,876       546,794
      Consumer .................................       576,777       495,556       300,760       168,513       117,498       101,283
Mortgage servicing rights ......................       431,746       410,868       272,214       123,392        75,097        56,677
Other assets ...................................       893,301       723,815       581,906       552,124       548,857       427,633
                                                   -----------   -----------   -----------   -----------   -----------   -----------
   Total assets ................................   $14,874,766   $13,664,992   $11,967,072   $10,712,377   $11,983,534   $ 8,910,161
                                                   ===========   ===========   ===========   ===========   ===========   ===========
LIABILITIES, MINORITY
   INTEREST, AND
   STOCKHOLDERS' EQUITY
Deposits .......................................   $ 6,605,548   $ 6,320,476   $ 5,247,668   $ 5,147,945   $ 5,182,220   $ 4,764,204
Federal Home Loan Bank advances ................     5,744,594     4,783,294     3,992,344     3,490,386     4,383,895     2,620,329
Securities sold under agreements
   to repurchase and federal fund
    purchased ..................................       576,007       811,742     1,308,600       832,286     1,172,533       553,000
Notes payable ..................................       368,715       219,720       220,199       115,000       115,000       115,000
Other liabilities ..............................       671,426       659,848       414,282       410,217       448,283       320,766
                                                   -----------   -----------   -----------   -----------   -----------   -----------
      Total liabilities ........................    13,966,290    12,795,080    11,183,093     9,995,834    11,301,931     8,373,299
                                                   -----------   -----------   -----------   -----------   -----------   -----------
Minority interest-Bank preferred
   stock .......................................       185,500       185,500       185,500       185,500       185,500        85,500
Stockholders' equity ...........................       722,976       684,412       598,479       531,043       496,103       451,362
                                                   -----------   -----------   -----------   -----------   -----------   -----------
Total liabilities, minority interest, and
            stockholders' equity ...............   $14,874,766   $13,664,992   $11,967,072   $10,712,377   $11,983,534   $ 8,910,161
                                                   ===========   ===========   ===========   ===========   ===========   ===========

                                                     AT OR FOR
                                                   THE SIX MONTHS
                                                   ENDED MARCH 31,                 AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                               ---------------------    -----------------------------------------------------------
                                                 1999        1998          1998       1997        1996         1995         1994
                                               ---------   ---------    ---------   ---------   ---------    ---------    ---------
                                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS

Interest income ............................   $ 478,775   $ 442,581    $ 898,746   $ 810,708   $ 812,312    $ 746,759    $ 494,706
Interest expense ...........................     319,172     303,179      612,665     546,064     584,778      552,760      320,924
                                               ---------   ---------    ---------   ---------   ---------    ---------    ---------
   Net interest income .....................     159,603     139,402      286,081     264,644     227,534      193,999      173,782
Provision for credit losses ................      12,384      14,963       20,123      18,107      16,469       24,293        6,997
                                               ---------   ---------    ---------   ---------   ---------    ---------    ---------
        Net interest income after
            provision for losses ...........     147,219     124,439      265,958     246,537     211,065      169,706      166,785
Non-interest income
   Net gains (losses)
        Sales of single family servicing
            rights and single family
            loans ..........................      13,175       2,541       11,124      21,182      43,074       60,495       63,286
        Securities and mortgage-backed
            securities .....................         785       1,801        2,761       2,841       4,002           26       10,404
        Other loans ........................       1,027         376          651       1,128       3,189       (1,210)         163
        Sale of mortgage offices (1) .......        --          --           --         4,748        --           --           --
Loan servicing, net of related
        amortization .......................      27,598      13,459       35,975      32,381      30,383       32,677       26,813
   Other ...................................      18,711      13,280       30,426      21,152      15,541       12,162       13,295
                                               ---------   ---------    ---------   ---------   ---------    ---------    ---------
   Total non-interest income ...............      61,296      31,457       80,937      83,432      96,189      104,150      113,961
                                               ---------   ---------    ---------   ---------   ---------    ---------    ---------
Non-interest expense
   Compensation and benefits ...............      47,125      39,625       86,725      75,016      87,640       83,520       86,504
   SAIF deposit insurance premiums .........       2,010       1,927        4,160       4,797      45,690       11,428       11,329
   Court of Claims litigation ..............       4,077         900        1,800        --          --           --           --
   Restructuring charges(1) ................        --          --           --          --        10,681         --           --
   Other ...................................      56,326      45,795       95,857      92,323      95,407       88,797       96,832
                                               ---------   ---------    ---------   ---------   ---------    ---------    ---------
   Total non-interest expense ..............     109,538      88,247      188,542     172,136     239,418      183,745      194,665
                                               ---------   ---------    ---------   ---------   ---------    ---------    ---------
   Income before income taxes,
        minority interest, and
        extraordinary loss .................      98,977      67,649      158,353     157,833      67,836       90,111       86,081
Income tax expense (benefit) ...............      37,365      (8,209)      25,722      60,686     (75,765)      37,415      (31,899)
                                               ---------   ---------    ---------   ---------   ---------    ---------    ---------
    Income before minority interest and
        extraordinary loss .................      61,612      75,858      132,631      97,147     143,601       52,696      117,980
Minority interest
   Bank preferred stock dividends ..........       9,126       9,126       18,253      18,253      18,253       10,600        8,653
   Payments in lieu of dividends (2) .......        --          --           --          --         6,413          377          357
                                               ---------   ---------    ---------   ---------   ---------    ---------    ---------
   Income before extraordinary loss ........      52,486      66,732      114,378      78,894     118,935       41,719      108,970
Extraordinary loss--early extinguishment
   of debt (3) .............................        --          --           --         2,323        --           --           --
                                               ---------   ---------    ---------   ---------   ---------    ---------    ---------
   Net income ..............................   $  52,486   $  66,732    $ 114,378   $  76,571   $ 118,935    $  41,719    $ 108,970
                                               =========   =========    =========   =========   =========    =========    =========
   Net income applicable to diluted
        earnings per common share ..........   $  52,486   $  66,732    $ 114,378   $  76,571   $ 113,327    $  38,824    $ 102,519
                                               =========   =========    =========   =========   =========    =========    =========
Earnings per common share(4)
   Basic ...................................   $    1.66   $    2.11    $    3.62   $    2.42   $    4.06    $    1.45    $    3.78
   Diluted .................................        1.63        2.06         3.54        2.40        3.87         1.35         3.55

CERTAIN RATIOS AND OTHER
   DATA(9)
Book value per common share ................   $   22.91   $   20.67    $   21.67   $   18.94   $   16.81    $   17.19    $   15.64
Dividends per common share .................        0.32        0.32         0.64        0.56        3.16         --           --
Average common shares outstanding ..........      31,565      31,596       31,595      31,596      29,260       28,863       28,863
Average common shares and potential
   dilutive common shares ..................      32,172      32,316       32,337      31,881      29,287       28,863       28,863

                                               AT OR FOR THE SIX MONTHS
                                                    ENDED MARCH 31,                    AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                            --------------------------------    --------------------------------------------------
                                                 1999              1998              1998              1997              1996
                                            --------------    --------------    --------------    --------------    --------------
                                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CERTAIN RATIOS AND OTHER
   DATA -CONTINUED
Regulatory capital ratios of Bank United
   Tangible capital .....................             6.73%             7.02%             6.75%             7.72%             6.57%
   Core capital .........................             6.75%             7.06%             6.77%             7.77%             6.64%
   Total risk-based capital .............            11.92%            11.59%            10.48%            13.18%            13.09%
Return on average assets(5) .............             0.86%             1.23%             1.04%             0.85%             1.28%
Return on average common equity .........            14.91%            21.68%            17.78%            13.50%            23.06%
Stockholders' equity to assets ..........             4.86%             4.98%             5.01%             5.00%             4.96%
Tangible stockholders' equity to tangible
    assets ..............................             4.30%             4.52%             4.59%             4.89%             4.81%
Net yield on interest-earning assets ....             2.41%             2.42%             2.42%             2.52%             2.10%
Interest rate spread ....................             2.23%             2.20%             2.21%             2.26%             1.78%
Average interest-earning assets to
   average interest-bearing liabilities .             1.03              1.04              1.04              1.05              1.06
Single family servicing portfolio .......   $   27,303,981    $   23,887,887    $   27,935,300    $   24,518,396    $   13,246,848
Fundings:
   Single family ........................        2,399,057         1,959,019         3,789,389         2,188,273         3,602,009
   Commercial ...........................        2,040,570         1,219,141         2,876,328         1,492,931           891,306
   Consumer .............................          142,620           180,030           367,097           152,665           125,596
                                            --------------    --------------    --------------    --------------    --------------
Total fundings ..........................        4,582,247         3,358,190         7,032,814         3,833,869         4,618,911
                                            --------------    --------------    --------------    --------------    --------------
Loans purchased for held to maturity
   portfolio ............................        1,021,884           183,509         1,158,270         1,086,249           148,510
Non-interest expense to average total
   assets ...............................             1.53%             1.43%             1.48%             1.55%             2.13%
Net operating expense ratio(6) ..........             0.67              0.92              0.84              0.80              1.28
Efficiency ratio(7) .....................            48.36             50.39             49.88             49.20             72.23
Nonperforming assets to total assets ....             0.62              0.63              0.59              0.63              1.12
Net nonaccrual loans to total loans .....             0.54              0.62              0.57              0.60              1.19
Allowance for credit losses to net
   nonaccrual loans .....................            93.34             71.44             75.91             72.61             44.24
Allowance for credit losses to
   nonperforming assets .................            64.06             54.76             57.84             52.24             32.95
Allowance for credit losses to
   total loans ..........................             0.50              0.44              0.44              0.43              0.52
Net loan charge-offs to average loans ...             0.06              0.20              0.13              0.23              0.17
Full-time equivalent employees ..........            2,234             1,689             1,927             1,541             2,310
Number of community banking
   branches .............................               94                80                84                71                70
Number of commercial banking
    origination offices .................               19                15                19                11                 9
Number of mortgage origination
   offices(1) ...........................                9                 6                 8                 6                85

CERTAIN RATIOS AND OTHER
   DATA-EXCLUDING
   ADJUSTING ITEM(8)
Net income ..............................   $       55,036    $       42,298    $       89,944    $       75,970    $       56,392
Net income applicable to diluted
earnings per common shares ..............           55,036            42,298            89,944            75,970            53,295
Earnings per diluted share ..............             1.71              1.31              2.78              2.38              1.82
Return on average assets ................             0.89%             0.83%             0.85%             0.85%             0.67%
Return on average common equity .........            15.61             13.82             14.28             13.41             11.47
Efficiency ratio ........................            46.52             48.48             48.98             49.20             55.80
                                                     AT OR FOR THE
                                                 YEAR ENDED SEPTEMBER 30,
                                            ------------------------------------
                                                 1995              1994
                                            --------------    --------------
                                                   (DOLLARS IN THOUSANDS,
                                                    EXCEPT PER SHARE DATA)
CERTAIN RATIOS AND OTHER
   DATA -CONTINUED
Regulatory capital ratios of Bank United
   Tangible capital .....................             6.20%             6.01%
   Core capital .........................             6.29%             6.17%
   Total risk-based capital .............            13.45%            14.02%
Return on average assets(5) .............             0.50%             1.42%
Return on average common equity .........             8.80%            26.32%
Stockholders' equity to assets ..........             4.14%             5.07%
Tangible stockholders' equity to tangible
    assets ..............................             3.93%             4.68%
Net yield on interest-earning assets ....             1.92%             2.20%
Interest rate spread ....................             1.61%             1.95%
Average interest-earning assets to
   average interest-bearing liabilities .             1.06              1.06
Single family servicing portfolio .......   $   12,532,472    $    8,920,760
Fundings:
   Single family ........................        3,226,324         5,424,550
   Commercial ...........................          547,117           364,604
   Consumer .............................           99,249            94,153
                                            --------------    --------------
Total fundings ..........................        3,872,690         5,883,307
                                            --------------    --------------
Loans purchased for held to maturity
   portfolio ............................        2,658,093         1,406,275
Non-interest expense to average total
   assets ...............................             1.76%             2.35%
Net operating expense ratio(6) ..........             0.76              0.97
Efficiency ratio(7) .....................            58.26             63.36
Nonperforming assets to total assets ....             0.84              1.09
Net nonaccrual loans to total loans .....             0.91              1.51
Allowance for credit losses to net
   nonaccrual loans .....................            48.74             30.73
Allowance for credit losses to
   nonperforming assets .................            36.65             24.18
Allowance for credit losses to
   total loans ..........................             0.44              0.46
Net loan charge-offs to average loans ...             0.16              0.30
Full-time equivalent employees ..........            2,663             2,894
Number of community banking
   branches .............................               65                62
Number of commercial banking
    origination offices .................                9                 5
Number of mortgage origination
   offices(1) ...........................              122               145

CERTAIN RATIOS AND OTHER
   DATA-EXCLUDING
   ADJUSTING ITEM(8)
Net income ..............................   $       41,719    $       50,804
Net income applicable to diluted
earnings per common shares ..............           38,824            47,585
Earnings per diluted share ..............             1.35              1.65
Return on average assets ................             0.50%             0.72%
Return on average common equity .........             8.80             12.27
Efficiency ratio ........................            58.26             63.36

------------------

(1) During fiscal 1997, Bank United Corp. sold certain of its mortgage origination offices. In connection with this sale, the remaining offices were restructured or closed. The mortgage origination branches shown at March 31, 1999 and 1998 and September 30, 1998 and 1997 are wholesale mortgage origination offices, which are currently part of the Financial Markets Group.

(2) In connection with its acquisition, Bank United Corp. issued to the Federal Deposit Insurance Corporation, as manager of the Federal Savings and Loan Insurance Corporation Resolution Trust Fund, a warrant to acquire 158,823 shares of common stock of Bank United. Payments in lieu of dividends related to the Warrant, which was redeemed in August 1996.
(3) The extraordinary loss represents costs and charges associated with the repurchase and retirement of a majority of Bank United Corp.'s senior notes.

(4) Effective October 1, 1997, Bank United Corp. adopted Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings per share," which establishes standards for computing and presenting earnings per share ("EPS"). It requires dual presentation of basic and diluted EPS for entities with complex capital structures. All prior period EPS data were restated to comply with SFAS No. 128, but are not materially different.

(5) Return on average assets is net income without deduction of minority interest, divided by average total assets.

(6) Net operating expense ratio is total non-interest expense, less total non-interest income, as a percentage of average assets for each period.

(7) Efficiency ratio is non-interest expense (excluding goodwill amortization), divided by net interest income plus non-interest income, excluding the gain on the sale of mortgage offices.

(8) Adjusting items are composed of the following for fiscal 1999, 1998, 1997, 1996, and 1994:

      -- 1999 (decreased EPS $0.08)-- court of claims litigation expense totaling $4.1 million ($2.6 million net of tax);

      -- 1998 (increased EPS $0.76) -- (1) two positive income tax adjustments totaling $33.5 million, (2) an increase in the commercial loan allowance of $7.8 million ($4.9 million net of tax), and (3) provisions for the impact of higher prepayments on the single family loan and servicing portfolios totaling $6.7 million ($4.2 million net of tax);

      -- 1997 (increased EPS $0.02) -- (1) the gain on the sale of mortgage offices of $4.7 million ($2.9 million net of tax) and (2) an extraordinary loss on extinguishment of debt of $3.6 million ($2.3 million net of tax);

      -- 1996 (increased EPS $2.05) -- (1) a one-time SAIF assessment charge of $33.7 million ($20.7 million net of tax), (2) compensation expense of $7.8 million ($4.8 million net of tax), (3) charges totaling $12.5 million ($7.7 million net of tax) related to the restructuring of and items associated with the mortgage origination business, (4) a contractual payment to previous minority interests of $5.9 million, and (5) an income tax benefit of $101.7 million;

      --    1994 (increased EPS $1.90)-- an income tax benefit of $58.2 million.

(9)   Where appropriate, ratios for the interim periods have been annualized.

SELECTED FINANCIAL DATA OF TEXAS CENTRAL

      The following consolidated selected financial data as of and for each of the five years in the period ended December 31, 1998 are derived from the Texas Central's audited consolidated financial statements. The following selected financial data as of and for the three months ended March 31, 1999 and March 31, 1998 have not been audited but, in the opinion of Texas Central management, contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results of the interim periods. The information set forth below is only a summary and should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Texas Central." The consolidated statements of financial condition as of December 31, 1998 and 1997 and the consolidated statements of operations for each of the years in the three-year period ended December 31, 1998 are included elsewhere in this document.

                                                        AT MARCH 31,                         AT DECEMBER 31,
                                                         ---------    -------------------------------------------------------------
                                                            1999        1998         1997          1996        1995         1994
                                                         ---------    ---------    ---------    ---------    ---------    ---------
                                                                                         (IN THOUSANDS)
SUMMARY OF FINANCIAL CONDITION

ASSETS
Cash and interest bearing deposits ...................   $   8,616    $   7,914    $   7,379    $   5,464    $   4,191    $   3,212
Federal funds sold ...................................      18,124       20,799       17,040       14,945       11,585       10,370
Securities and other investments .....................      19,049       13,480        7,457        8,752        7,646        5,755
Mortgage-backed securities, net ......................       6,202        6,470          694        1,059          756          845
Loans
     Real estate .....................................      34,109       31,433       27,063       22,487       13,468       13,724
     Commercial, financial and industrial ............      25,011       24,860       19,308       18,538       16,443       14,618
     Installment and other ...........................       6,814        8,336        5,349        3,898        3,583        5,211
     Allowance for credit losses .....................        (553)        (476)        (549)        (544)        (369)        (302)
Other assets .........................................       3,198        3,247        3,555        2,876        1,975          695
                                                         ---------    ---------    ---------    ---------    ---------    ---------
     Total assets ....................................   $ 120,570    $ 116,063    $  87,296    $  77,475    $  59,278    $  54,128
                                                         =========    =========    =========    =========    =========    =========
LIABILITIES AND
     STOCKHOLDERS' EQUITY
     Deposits ........................................   $ 100,225    $  95,990    $  76,656    $  69,388    $  54,199    $  49,342
     Federal Home Loan Bank advances .................         195          204          237          268          298          431
     Securities sold under agreements to repurchase...      12,076       12,301        3,701        2,000         --           --
     Other liabilities ...............................         228          586          719          475          148          191
                                                         ---------    ---------    ---------    ---------    ---------    ---------
Total liabilities ....................................     112,724      109,081       81,313       72,131       54,645       49,964
Stockholders' equity .................................       7,846        6,982        5,983        5,344        4,633        4,164
                                                         ---------    ---------    ---------    ---------    ---------    ---------
     Total liabilities and stockholders' equity ......   $ 120,570    $ 116,063    $  87,296    $  77,475    $  59,278    $  54,128
                                                         =========    =========    =========    =========    =========    =========

                                               AT OR FOR THE THREE
                                               MONTHS ENDED MARCH 31,               AT OR FOR THE YEAR ENDED DECEMBER 31,
                                               ---------------------   ------------------------------------------------------------
                                                1999(1)       1998        1998       1997         1996           1995       1994
                                               ---------   ---------   ---------   ---------    ---------     ---------   ---------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Interest income .............................  $   1,962   $   1,561   $   7,054   $   5,775    $   4,588     $   4,102   $   3,255
Interest expense ............................        737         520       2,382       1,850        1,432         1,285         972
                                               ---------   ---------   ---------   ---------    ---------     ---------   ---------
   Net interest income ......................      1,225       1,041       4,672       3,925        3,156         2,817       2,283
Provision for credit losses (2) .............         84        --          --          --             20           498           3
                                               ---------   ---------   ---------   ---------    ---------     ---------   ---------
   Net income after  provision for
   credit losses ............................      1,141       1,041       4,672       3,925        3,136         2,319       2,280
Non-interest income
    Net gain (loss) on sale of securities (3)       --          --          --          (123)          (1)         --          --
    Other ...................................        193         161         716         695          609           568         613
                                               ---------   ---------   ---------   ---------    ---------     ---------   ---------
        Total non-interest income ...........        193         161         716         572          608           568         613
                                               ---------   ---------   ---------   ---------    ---------     ---------   ---------
Non-interest expense
    Compensation and benefits ...............        527         476       2,165       1,820        1,565         1,264       1,154
    Other ...................................        439         399       1,771       1,432        1,166         1,096       1,026
                                               ---------   ---------   ---------   ---------    ---------     ---------   ---------
        Total non-interest expense ..........        966         875       3,936       3,252        2,731         2,360       2,180
                                               ---------   ---------   ---------   ---------    ---------     ---------   ---------
Income before income taxes ..................        368         327       1,452       1,245        1,013           527         713
Income tax expense (4) ......................         11         126         140         300          278           130         257
                                               ---------   ---------   ---------   ---------    ---------     ---------   ---------
Net income ..................................  $     357   $     201   $   1,312   $     945    $     735     $     397   $     456
                                               =========   =========   =========   =========    =========     =========   =========
Net income applicable to diluted earnings
    per common share (4) ....................  $     357   $     201   $   1,312   $     945    $     735     $     397   $     456
                                               =========   =========   =========   =========    =========     =========   =========
Earnings per common share
    Basic ...................................  $    1.15   $    0.70   $    4.39   $    3.12    $    2.43     $    1.32   $    1.51
    Diluted .................................       1.15        0.66        4.14        2.94         2.32          1.30        1.51
CERTAIN RATIOS AND OTHER DATA(9)
Book value per common share .................  $   22.40   $   21.24   $   23.05   $   20.84    $   17.67     $   15.37   $   13.82
Dividends per common share (5) ..............       --          0.35        1.56        --           --            --          --
Average common shares outstanding ...........        310         288         299         302          302           302         301
Average common shares and equivalents
   outstanding ..............................        311         303         317         322          316           305         301
Regulatory capital ratios of Texas Central
    Bank:
    Tangible capital ........................       6.54%       7.15%       6.60%       6.94%        8.66%         9.07%       9.34%
    Core capital ............................       6.54%       7.15%       6.60%       6.94%        8.66%         9.07%       9.34%
    Total risk-based capital ................      11.02%      10.61%      10.11%      11.23%       12.05%        12.51%      12.14%
Return on average assets (6) ................       1.23%       0.94%       1.41%       1.27%        1.24%         0.76%       0.98%
Return on average common equity .............      20.11%      13.51%      20.59%      15.70%       14.66%         9.11%      11.48%
Shareholders' equity to assets ..............       6.51%       6.56%       6.02%       6.85%        6.90%         7.82%       7.69%
Tangible shareholders' equity to tangible
    assets ..................................       6.35%       6.42%       6.02%       6.85%        6.90%         7.82%       7.69%
Net yield on interest-earning assets ........       4.72%       5.62%       5.61%       5.96%        5.99%         5.94%       5.59%
Interest rate spread ........................       3.85%       4.26%       4.31%       4.69%        4.80%         4.86%       4.53%
Average interest-earning assets to average
    interest-bearing liabilities ............       1.39        1.49        1.45        1.45         1.44          1.41        1.39
Non-interest expense to average total
    assets ..................................       3.37%       4.16%       4.22%       4.37%        4.60%         4.51%       4.68%
Net operating expense ratio (7) .............       2.69        3.40        3.45        3.60         3.58          3.43        3.37
Efficiency ratio (8) ........................      68.12       72.80       73.05       72.31        72.56         69.72       75.28
Nonperforming assets to total assets ........       0.22        0.14        0.05        0.22         0.07          0.59        0.06
Net nonaccrual loans to total loans .........       0.35        0.24        0.08        0.32         --            0.82        0.07
Allowance for credit losses to net
    nonaccrual loans ........................     242.50      401.50      881.50      285.90         --          135.20    1,308.70
Allowance for credit losses to
    nonperforming assets ....................     202.60      395.50      850.00      283.00       989.10        105.40      912.10
Allowance for credit losses to total loans ..       0.84        0.97        0.74        1.06         1.21          1.10        0.90
Net loan charge-offs to average loans (2) ...       0.04        0.14        0.13       (0.01)       (0.41)         1.34        0.17
Full-time equivalent employees ..............         38          38          41          36           30            28          25
Number of community banking branches ........          3           2           3           2            2             1           1

---------------

(1) Variances between March 31, 1999 and March 31, 1998 can be attributed to the opening of the Park Cities branch location in May 1998.

(2) The variance for 1995 is attributed to a single credit charged off during that year. The subsequent year received a partial recovery of this charge-off.

(3)   The loss during 1997 is attributed to the sale of a mutual fund.

(4)   Texas Central elected S corporation status effective January 1, 1998.

(5) Distributions made to shareholders during 1998 were for the payment of tax liability associated with the income passed through to them due to the Texas Central's S corporation election.

(6)   Return on average assets is net income divided by average total assets.

(7) Net operating expense ratio is total non-interest expense, less total non-interest income, as a percentage of average assets for each period.

(8) Efficiency ratio is non-interest expense, divided by net interest income plus non-interest income.

(9) Where appropriate, certain ratios for the interim periods have been annualized.

SUMMARY OF HISTORICAL AND PRO FORMA PER SHARE SELECTED FINANCIAL DATA

      Set forth below are the net earnings, diluted earnings, cash dividends and book value per common share data for Bank United Corp. and Texas Central on a historic basis, on a pro forma combined basis and on a pro forma combined basis per Texas Central equivalent share. Also included are weighted average shares outstanding and shares outstanding at end of period for Bank United Corp., Texas Central and on a pro forma basis. The exchange ratio for the merger is assumed to be 2.0266 shares of Bank United Corp. Class A common stock for each share of Texas Central stock.

      The pro forma data was derived by combining the historic consolidated financial information of Bank United Corp. and Texas Central using the pooling of interests method of accounting for business combinations.

      The Texas Central pro forma equivalent share information shows the effect of the merger from the perspective of an owner of Texas Central stock. The information was computed by multiplying the pro forma information by an exchange ratio of 2.0266.

      You should read the information below together with historical financial statements and related notes and other information included in this Proxy Statement/Prospectus and incorporated by reference. The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                                                                        AT OR FOR THE SIX
                                                                      MONTHS ENDED MARCH 31,        AT OR FOR THE YEARS ENDED(1)
                                                                      -----------------------   ------------------------------------
                                                                         1999         1998         1998         1997         1996
                                                                      ----------   ----------   ----------   ----------   ----------
Basic earnings per share
        Bank United Corp. .........................................   $     1.66   $     2.11   $     3.62   $     2.42   $     4.06
        Texas Central .............................................         2.39         1.22         4.39         3.12         2.43
        Pro Forma (2) .............................................         1.64         2.08         3.57         2.40         3.99
        Equivalent pro forma per share of
              Texas Central stock (2) .............................         3.32         4.22         7.23         4.86         7.72
Diluted earnings per share
        Bank United Corp. .........................................         1.63         2.06         3.54         2.40         3.87
        Texas Central .............................................         2.38         1.16         4.14         2.94         2.32
        Pro Forma (2) .............................................         1.61         2.03         3.49         2.38         3.80
        Equivalent pro forma per share of
              Texas Central stock (2) .............................         3.26         4.11         7.07         4.82         7.70
Cash dividends per share
        Bank United Corp. .........................................         0.32         0.32         0.64         0.56         3.16
        Texas Central .............................................         --           0.35         1.56         --           --
        Pro Forma .................................................         0.32         0.32         0.64         0.56         3.16
        Equivalent pro forma per share of
              Texas Central stock .................................         0.65         0.65         1.30         1.13         6.40
Book value per share
        Bank United Corp. .........................................        22.91        20.67        21.67        18.94        16.81
        Texas Central .............................................        22.40        21.24        23.05        20.84        17.67
        Pro Forma .................................................        22.64        20.45        21.43        18.76        16.67
        Equivalent pro forma per share of
              Texas Central stock .................................        45.88        41.44        43.43        38.02        33.78
Weighted average common and potential dilutive
common shares outstanding (in thousands)
        Bank United Corp. .........................................       32,172       32,316       32,337       31,881       29,287
        Texas Central .............................................          311          303          317          322          316
        Pro Forma .................................................       32,882       33,026       33,047       32,591       29,997
Number of shares of common outstanding at end of
period (in thousands)
        Bank United Corp. .........................................       31,563       31,596       31,583       31,596       31,596
        Texas Central .............................................          350          297          303          287          303
        Pro Forma .................................................       32,273       32,306       32,293       32,306       32,306

------------
(1) Information for Bank United Corp. is at or for the years ended September 30, 1998, 1997 and 1996. Information for Texas Central is at or for the years ended December 31, 1998, 1997 and 1996.

(2) Texas Central elected S corporation status effective January 1, 1998. For pro forma purposes, Bank United Corp.'s tax rate for 1998 and 1999 was applied to Texas Central's pre-tax income for those periods.

COMPARATIVE STOCK PRICES

      The following table summarizes the market values of Texas Central stock and Bank United Corp. Class A common stock on March 22, 1999 as the business day prior to the announcement of the merger. Because the market price of Bank United Corp. Class A common stock is subject to fluctuation, the market value of the shares of Bank United Corp. Class A common stock that holders of Texas Central stock would receive upon consummation of the merger may increase or decrease prior to the receipt of such shares following the effectiveness of the merger. You should obtain current market quotations for Bank United Corp. Class A common stock.

                                       HISTORICAL                              EQUIVALENT
                         ----------------------------------------------   PRO FORMA PER SHARE OF
                         BANK UNITED CORP.(1)         TEXAS CENTRAL (2)   TEXAS CENTRAL STOCK (3)
                         --------------------         -----------------   -----------------------
Market value per share   $         41.219             $        -          $            83.534

(1)   Represents the average of the high and low prices on the NASDAQ.

(2) Although there are occasional transactions in the Texas Central stock, there is no established trading market for Texas Central stock.

(3) Equivalent pro forma market value per share of Texas Central stock represents the historical market value per share of Bank United Corp. Class A common stock multiplied by 2.0266, an estimate of the rate under the merger agreement at which each share of Texas Central stock will be converted into shares of Bank United Corp. Class A common stock.

                                    RISK FACTORS

      An investment in the Bank United Corp. Class A common stock in connection with the merger involves certain risks. Before you decide to invest in any of the Bank United Corp. Class A common stock, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this Proxy Statement/Prospectus.

YOU COULD EXPERIENCE DILUTION.

      Some stockholders of Bank United Corp. hold shares of Class B common stock which have no voting rights. Holders of Class B common stock may, however, elect to convert their shares to Class A common stock. Class B common stock is also converted to Class A common stock automatically when a holder of Class B common stock transfers such shares to a person who is not an affiliate of the transferring holder. As of March 31, 1999, there were 3,241,320 shares of Class B common stock outstanding.

      Bank United Corp. issued 31,595,596 shares in its initial public offering in August, 1996. Since that time, it has repurchased 34,200 shares and issued 142,250 shares, so that it currently has 31,703,646 shares of common stock outstanding. Of the 31,595,596 shares issued in the initial public offering, 12,075,000 were registered under the Securities Act of 1933 and sold to the public in the initial public offering and 19,520,596 were subject to contractual restrictions on sale which expired or expire at various times. Bank United Corp. agreed to use its best efforts to register these 19,520,596 shares under the Securities Act and to maintain the effectiveness of such registration for a specified period. Registration statements covering all of these shares are currently in effect. The contractual restrictions on the sale of 7,887,436 of these 19,520,596 shares were terminated on June 4, 1999. The contractual restrictions on the balance of the shares expire on July 28, 1999.

                             FORWARD-LOOKING INFORMATION

      Statements and financial discussion and analysis by Bank United Corp. contained or incorporated in this Proxy Statement/Prospectus that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. The important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation:

INTEREST RATES AND ECONOMY

      o     Changes in interest rates and economic conditions;

      o changes in the levels of loan prepayments and the resulting effects on the value of Bank United Corp.'s loan and servicing portfolios and the related hedging instruments;

      o changes in local economic and business conditions adversely affecting Bank United Corp.'s borrowers and their ability to repay their loans according to their terms or impacting the value of the related collateral; and

      o changes in local economic and business conditions adversely affecting Bank United Corp.'s customers other than borrowers and their ability to transact profitable business with Bank United Corp.

COMPETITION AND PRODUCT AVAILABILITY

      o Increased competition for deposits and loans adversely affecting rates and terms;

      o changes in availability of loans originated by other financial institutions or Bank United Corp.'s ability to purchase such loans on favorable terms;

      o changes in availability of single family servicing rights in the marketplace and Bank United Corp.'s ability to purchase such assets on favorable terms; and

      o various strategic alternatives that Bank United Corp. considers from time to time, including acquisitions of other depository institutions, their assets or their liabilities on favorable terms, and Bank United Corp.'s successful integration of any such acquisitions.

CHANGE IN BANK UNITED CORP.'S ASSET MIX

      o Increased credit risk in Bank United Corp.'s assets and increased operating risk caused by an increase in commercial and consumer loans and a decrease in single family mortgage loans as a percentage of the total loan portfolio.

LIQUIDITY AND CAPITAL

      o Changes in the availability of funds resulting in increased costs or reduced liquidity;

      o changes in Bank United Corp.'s ability to pay dividends on its common stock; and

      o increased asset levels and changes in the composition of assets and the resulting impact on Bank United Corp.'s capital levels and regulatory capital ratios.

SYSTEMS

      o Bank United Corp.'s ability to acquire, operate and maintain cost effective and efficient systems; and

      o Bank United Corp.'s ability to complete its project to assess and resolve any Year 2000 problems on time.

PERSONNEL

      o The loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels.

REGULATORY, COMPLIANCE AND LEGAL

      o Changes in applicable statutes and government regulations or their interpretations;

      o claims of Bank United Corp.'s noncompliance with statutory and regulatory requirements;

      o claims with respect to representations and warranties made by Bank United Corp. to purchasers and insurers of mortgage loans and to purchasers of mortgage servicing rights; and

      o changes in the status of litigation to which Bank United Corp. is a party.

                                 THE SPECIAL MEETING

GENERAL

      This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Texas Central from the shareholders of Texas Central for use at the special meeting. The special meeting is a meeting of the shareholders of Texas Central at which the shareholders will consider the merger. A complete copy of the merger agreement is attached to this Proxy Statement/Prospectus as Exhibit A.

      It is anticipated that this Proxy Statement/Prospectus will first be mailed to shareholders on or about July 9, 1999.

DATE, PLACE AND TIME OF SPECIAL MEETING

      The special meeting will be held at 4:00 p.m. local time on Monday, August 9, 1999 at the principal executive office of Texas Central, 8144 Walnut Hill Lane, Dallas, Texas.

SHARES ENTITLED TO VOTE, QUORUM AND VOTE REQUIRED

      The holders of record of the outstanding Texas Central stock at the close of business on June 30, 1999 will be entitled to notice of and to vote at the meeting and any adjournment. At the close of business on such date, Texas Central had issued and outstanding and entitled to vote at the meeting 350,340 shares of Texas Central stock. Each holder of Texas Central stock will be entitled to one vote for each share of Texas Central stock owned of record on the record date. The presence of the holders of a majority of the Texas Central stock, either in person or by proxy, is required to constitute a quorum at the meeting. The affirmative vote of two-thirds of the issued and outstanding Texas Central stock is required to approve the merger. A majority of the Texas Central stock present at the meeting, either in person or by proxy, is required to approve any other matters that may be properly presented at the meeting.

      Pursuant to the merger agreement, five Texas Central shareholders holding 280,950 shares of Texas Central stock, representing approximately 80% of the outstanding Texas Central stock, entered into a Voting Agreement with Bank United Corp. The Voting Agreement requires such shareholders to vote their Texas Central stock in favor of the merger. Therefore, it is expected that the merger will be approved at the meeting. The directors and executive officers of Texas Central and Texas Central Bank own or otherwise control the right to vote 68,870 shares of Texas Central stock, comprising approximately 19% of the total shares of Texas Central stock issued and outstanding as of the record date. Of the shares of Texas Central stock held by executive officers and directors, 43,880 shares, comprising approximately 13% of the total shares of Texas Central stock, are subject to the Voting Agreement. THE TEXAS CENTRAL BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF THE MERGER.

VOTING AND REVOCATION OF PROXIES

      Proxies, in the form enclosed, which are properly executed by the shareholders and returned to Texas Central and not subsequently revoked, will be voted at the meeting as directed in the proxy. Any properly executed proxy on which voting instructions are not specified will be voted in favor of the ratification and approval of the merger. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is brought before the meeting. A proxy may be revoked at any time before it is voted by giving written notice to the Corporate Secretary of Texas Central, by execution of a proxy of a later date filed with the Corporate Secretary of Texas Central at or before the meeting or by voting in person at the meeting.

      This proxy solicitation is made by the Texas Central Board of Directors. Bank United Corp. and Texas Central are each responsible for their own expenses incurred in preparing, assembling, printing, and mailing this Proxy Statement/ Prospectus. Proxies will be solicited through the mail. Additionally, directors, officers, and regular employees of Texas Central and Texas Central Bank intend to solicit proxies personally or by telephone without receiving special compensation therefor. Texas Central will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

                                     THE MERGER

      The following information relating to the merger is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Exhibits hereto and the documents referred to herein or incorporated herein by reference. A copy of the merger agreement is included as Exhibit A. All shareholders of Texas Central are urged to read the merger agreement in its entirety.

TERMS OF THE MERGER

      The merger agreement provides for the merger of BUC Acquisition with and into Texas Central. The merger will be effective as soon as practicable following the receipt of all necessary regulatory approvals and the satisfaction of all conditions to the consummation of the merger. As a result of the merger, holders of Texas Central stock (other than those shareholders who perfect their dissenters' rights of appraisal) will be entitled to receive whole shares of Bank United Corp. Class A common stock and cash for fractional shares and will no longer be owners of Texas Central stock. As a result of the merger, certificates for Texas Central stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after such date. Assuming the number of outstanding shares of Texas Central is 350,340, the maximum number permitted by the merger agreement, each share of Texas Central stock will be converted into the right to receive
2.0266 shares of Bank United Corp. Class A common stock, subject to adjustment as described below.

      Bank United Corp. will not issue any certificates for fractional shares of Bank United Corp. Class A common stock in connection with the merger. Instead of issuing fractional shares, Bank United Corp. will pay cash for such fractional shares in an amount based on the average of the daily closing bid sales prices for a share of Bank United Corp. Class A common stock on the NASDAQ for the 20 successive trading days ending on the trading day that is one day prior to the closing.

      The merger agreement provides that legal, accounting and other fees and expenses incurred by Texas Central in connection with the merger agreement in excess of $100,000 will be deducted from the merger consideration. However, the fee to be paid to SAMCO Capital Markets, the financial adviser to Texas Central, and fees, expenses and payments associated with the funding or payment of bonuses, incentive compensation plans and vacation pay required by the merger agreement will not be included in the calculation of the $100,000 limit and will not be deducted from the merger consideration.

SHAREHOLDER APPROVAL

      The merger agreement must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Texas Central stock entitled to vote at the meeting. Of the 350,340 shares of Texas Central stock outstanding on the record date, the holders of 233,560 shares must vote in favor of the merger in order for it to be approved. The holders of 280,950 shares of Texas Central stock, representing approximately 80% of such shares outstanding, are parties to the Voting Agreement in which they have agreed, among other things, to vote in favor of the merger at the meeting. Therefore, it is expected that the merger will be approved at the meeting. Bank United Corp. is expected to approve the merger as the sole shareholder of BUC Acquisition.

BACKGROUND AND REASONS FOR THE MERGER; RECOMMENDATION OF TEXAS CENTRAL BOARD

      The Board of Directors of Texas Central has approved the Agreement as being in the best interests of Texas Central and its shareholders, and the Board of Directors of Bank United Corp. has also approved the Agreement as being in the best interests of Bank United Corp. and Bank United Corp.'s shareholders. If the transactions contemplated by the Agreement are consummated, Texas Central will be merged with and into a subsidiary of Bank United Corp., its separate existence will cease, and present Texas Central shareholders will become shareholders Bank United Corp.

      The Board of Directors of Texas Central perceived that over the last several years, the direction of the banking industry has been towards deregulation and consolidation, particularly in the State of Texas. The Board of Directors of Texas Central and certain of Texas Central's major shareholders felt that the organization needed to expand the boundaries of its franchise. Several options were discussed over a two or three year period. The acquisition of another institution or branching into additional communities in the Dallas area were considered. The Board of Directors' review of alternatives continued through 1998. In January of 1999, the Board of Directors of Texas Central received a merger proposal from Bank United Corp. The Board reviewed the proposal and concluded that such a merger would be in the best interests of the Texas Central shareholders. The merger will permit Texas Central to expand services, such as providing trust services, on-line banking, cash management, in-house data processing and offer its customers a larger network of branches and automated teller machines.

      For the reasons set forth above, the Texas Central Board of Directors approved the merger and recommends approval of the transaction by the Texas Central shareholders.

      The Board of Directors of Bank United Corp. believes that acquiring Texas Central will allow Bank United Corp. to expand and strengthen its presence in the Dallas metropolitan area and will also result in some economies of scale.

      Following arm's length negotiations between representatives of Bank United Corp. and Texas Central, the merger agreement was executed on March 23, 1999. The aggregate consideration to be paid to the holders of Texas Central stock resulted from negotiations which considered the historical earnings and dividends of Texas Central and Bank United Corp., the earnings potential and deposit base of Texas Central, potential growth in the Dallas market, Texas Central's asset quality and the effect of the merger on the shareholders, customers and employees of Texas Central and Bank United Corp.

      Subject to satisfaction of certain conditions contained in the merger agreement, the Texas Central Board of Directors believes the merger to be fair and in the best interest of Texas Central and its shareholders. In addition, a fairness opinion has been obtained from SAMCO Capital Markets with respect to the fairness, from a financial point of view, of the merger to the Texas Central shareholders. THE TEXAS CENTRAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TEXAS CENTRAL SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER and has authorized consummation of the merger, subject to approval of Texas Central shareholders, federal and state bank regulators and the satisfaction of certain other conditions.

FAIRNESS OPINION

      In deciding to approve the merger, the Texas Central Board of Directors received and considered the oral opinion of SAMCO Capital Markets ("SAMCO"), its financial advisor, as to the fairness of the merger to the Texas Central shareholders from a financial point of view as of such date. The oral opinion was confirmed in writing on June 15, 1999, and a copy of the written opinion is attached as Exhibit B to this Proxy Statement/Prospectus. You should read the opinion in its entirety to understand the assumptions made, matters considered and limits of the review undertaken by SAMCO in providing its opinion.

      SAMCO, a division of Service Asset Management Company, is regularly engaged in the business of evaluating financial institutions and their securities in connection with mergers and acquisitions, and in evaluations for other purposes. On September 10, 1998, Texas Central engaged SAMCO to act as an independent financial advisor to Texas Central's Board of Directors and shareholders in connection with the merger. Specifically, based on SAMCO's reputation and qualifications in evaluating financial institutions, the Board of Directors of Texas Central requested that SAMCO render advice and analysis in connection with the merger, and to provide an opinion with regard to the fairness, from the perspective of the shareholders of Texas Central of the financial terms of the merger.

      SAMCO has rendered a written opinion to the Board of Directors of Texas Central to the effect that the terms of the merger are fair, from a financial point of view, to the shareholders of Texas Central as of the date of the opinion letter. A copy of the opinion letter is attached as Exhibit B to this Proxy Statement/Prospectus and should be read in its entirety by the Texas Central shareholders.

      SAMCO based its opinion upon, among other things, a review of:

      o certain publicly available financial statements and other information of Texas Central and Bank United Corp.;

      o certain internal financial statements and other financial and operating data concerning Texas Central and Bank United Corp. prepared by the management of Texas Central and Bank United Corp.;

      o certain summary financial projections concerning Texas Central and Bank United Corp. prepared by the management of Texas Central and Bank United Corp., respectively;

      o discussions with senior executives of Texas Central regarding the past and current operations and prospects of Texas Central;

      o discussions with senior executives of Bank United Corp. regarding the past and current operations and financial condition and the prospects of Bank United Corp. and the estimated pro forma impact of the merger, including on the combined company's earnings per share, consolidated capitalization and financial ratios;

      o discussions with senior executives of Texas Central and Bank United Corp. regarding the strategic objectives of the merger and the long term benefits expected to result from the merger, including without limitation, certain estimates and timing of synergies and other cost savings for the continued company;

      o reported prices and trading activity for transactions in Texas Central stock and Bank United Corp. Class A common stock;

      o a comparison of the financial performance of Texas Central and Bank United Corp. and the prices and trading activity of Texas Central and Bank United Corp. with that of certain other comparable publicly traded companies and their securities;

      o the financial terms, to the extent publicly available, of certain comparable transactions;

      o     the merger agreement and certain related documents; and

      o     such factors as it have deemed appropriate.

      SAMCO also reviewed such other information, including financial studies, analyses, investigations and economic and market criteria, that SAMCO deemed relevant to its engagement. SAMCO maintains a sizable database of information pertaining to prices paid for banks in the United States. The database includes transactions involving banking organizations in Texas and the Southwest Region of the United States, and provides comparable pricing of financial performance data for banking organizations. SAMCO has the capability of sorting such records to yield transactions involving similar banks. Similarities might include banks within a specified asset size range, banks that generate a return on average assets within a specified range, banks that have an equity-to-assets ratio within a certain range, or banks that sold for a specific form of consideration (such as cash or stock). The ability to produce specific groups of comparable banks facilitates making a valid comparative analysis.

      SAMCO considered twenty-one transaction values for Texas banks with assets greater that $75 million and less than $250 million announced between January 1, 1997 and March 1, 1999 for which publicly available pricing information is available. For these twenty-one transactions, the average price/book was 2.74 times, price/earnings 19.59 times, price/assets 22.05%, price/deposits 24.70%, and tangible book premium/core deposits 17.82%. Based on comparability pricing to these transactions, a range of $54 to $75 a share for control of Texas Central was calculated.

      SAMCO compared transaction values, and the corresponding characteristics for the relevant banks, in relation to the transaction value in the context of the acquisition of Texas Central by Bank United Corp. The comparative analysis revealed that the merger yields a higher price than the comparative transactions pricing range. Generally, higher performing banks command higher prices than lower performing ones. The average performance ratios for these transactions were a 1.37% return on assets and a 15.23% return on equity, for which Texas Central comparatively had a slightly higher 1.38% return on assets and a higher 19.36% return on equity.

      Since the form of consideration in the merger involves the exchange of Bank United Corp. Class A common stock for the shares of Texas Central, SAMCO evaluated the financial condition and performance of Bank United Corp. SAMCO conducted its own independent financial analysis of Bank United Corp. based upon the aforementioned information provided to or obtained by SAMCO. SAMCO also reviewed and considered financial analyses and earnings forecasts produced by financial analysts affiliated with various brokerage and investment banking firms that cover the financial institutions industry in general, and Bank United Corp. in particular. The intent of this financial analysis is to ascertain the current financial condition and future earnings prospects of Bank United Corp. given that the current shareholders of Texas Central will have an ownership in Bank United Corp. following the transaction. SAMCO is satisfied with the findings obtained from its financial analyses regarding the financial condition and earnings prospects of Bank United Corp., and believes that sufficient foundation exists in this regard to support SAMCO's conclusion regarding the financial fairness of the proposed transaction.

      SAMCO is of the belief that its review of, among other things, the aforementioned items, provides a reasonable basis for the issuance of its opinion, recognizing that SAMCO is issuing an informed professional opinion, not a certification of value. No limitations were imposed on the scope of SAMCO's investigation by either Bank United Corp. or Texas Central.

      SAMCO, as part of its professional services, specializes in rendering valuation opinions of banks and bank holding companies in connection with mergers and acquisitions nationwide. For SAMCO's services as an independent financial analyst and advisor to Texas Central in connection with the merger, Texas Central paid SAMCO a professional fee of $500,000. The professional fees billed by SAMCO for services provided to Texas Central (including both the fees for services provided in the past and fees for SAMCO's evaluation of the merger) are insignificant as compared to SAMCO's total annual billings.

      SAMCO relied upon the information provided by the management of Texas Central and Bank United Corp., or otherwise reviewed by SAMCO, as being complete and accurate in all material respects. SAMCO has not verified through independent inspection or examination the specific assets or liabilities of Texas Central, Bank United Corp. or their subsidiary banks. SAMCO has assumed that there has been no material change in assets, financial condition, results of operation or business prospects of Texas Central and Bank United Corp. since the date of the last financial statements made available to SAMCO. SAMCO met with the management of Texas Central and Bank United Corp. for the purpose of discussing the relevant information that has been provided to SAMCO.

      Based on all factors that SAMCO deemed relevant and assuming the accuracy and completeness of the information and data provided, SAMCO concluded that the provisions of the proposed merger, specifically the terms of the exchange ratio, as outlined herein, are fair, from a financial standpoint, to the common shareholders of Texas Central.

OTHER TERMS AND CONDITIONS

      The merger agreement contains a number of terms, conditions, representations and covenants which must be satisfied as of the closing date, including, but not limited to, the following:

      o The receipt of necessary regulatory approvals in a manner that does not impose any restrictions on the operations of Texas Central or Bank United Corp. which are unacceptable to Texas Central or Bank United Corp., and the expiration of any applicable waiting periods with respect thereto.

      o The consummation of the merger will not violate any order or ruling of any court having competent jurisdiction.

      o The approval of the merger agreement by the Texas Central shareholders.

      o The registration statement relating to Bank United Corp. Class A common stock shall be effective under the Securities Act of 1933, as amended, and any applicable state securities or blue sky laws and no stop order suspending the effectiveness of the registration statement shall be in effect.

      o Neither Bank United Corp. nor Texas Central shall have experienced a material adverse change.

      o All representations and warranties of Texas Central and Bank United Corp. shall be true in all material respects as of the date of the merger agreement and at and as of the date of the closing of the merger.

      o Texas Central and Bank United Corp. shall have performed or complied with all covenants and conditions required by the merger agreement to be performed or complied with by them prior the closing date.

      o The directors and executive officers of Texas Central and its subsidiaries shall have delivered to Bank United Corp. an instrument dated as of the effective date releasing Bank United Corp. from any and all claims of such directors and executive officers (except as to their deposits and accounts and any rights of indemnification pursuant to the Articles of Incorporation of Texas Central) and the directors of Texas Central and its subsidiaries shall have delivered to Bank United Corp. their resignations as directors of Texas Central and Texas Central Bank.

      o Texas Central and its subsidiaries shall have delivered to the directors and executive officers that executed releases to Bank United Corp. an instrument dated the effective date releasing such directors and executive officers from any and all claims of Texas Central and its subsidiaries.

      o The holders of no more than five percent of Texas Central stock shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders.

      o Bank United Corp. shall have received a letter from its independent accountants, dated as of the effective date, that the merger will qualify for pooling of interests accounting treatment if consummated in accordance with the merger agreement.

      o Bank United Corp. shall have received a letter from the independent accountants for Texas Central that such firm knows of no reason why the merger will not qualify for pooling of interests accounting treatment if consummated in accordance with the merger agreement.

      o Bank United Corp. and Texas Central shall have received opinions of their counsel that for federal income tax purposes (i) the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) no gain or loss will be recognized by holders of Texas Central stock upon receipt of Bank United Corp. Class A common stock, (iii) the aggregate tax basis of Bank United Corp. stock received by a Texas Central shareholder will be the aggregate basis of the Texas Central stock exchanged therefor and (iv) the holding period of Bank United Corp. stock to be received by each Texas Central shareholder will include the period during which the shareholder held the Texas Central stock surrendered in exchange therefor, provided that the Texas Central stock is held as a capital asset on the date of the exchange.

      o Bank United Corp. and Texas Central shall have received the opinions of counsel to the other as to certain other matters in acceptable form.

      o Prior to the issuance of this Proxy Statement/Prospectus, Texas Central shall have received an opinion of Service Asset Management Company as to the fairness of the merger to the shareholders of Texas Central from a financial point of view.

      o Bank United Corp. shall have received an Affiliate Agreement from each Texas Central shareholder who is an affiliate of Texas Central.

      o Instruments evidencing third party bank debt of Texas Central shall be amended or modified to reflect Bank United Corp. as sole obligor on such debt in a form reasonably acceptable to Bank United Corp. Bank United Corp. shall have received a letter from the holder of such debt consenting to the assumption of such debt by Bank United Corp. and confirming that there are no breaches under the relevant note and security documents.

      o Bank United Corp. shall have received fully executed Noncompetition Agreements from each of the persons owning five percent or more of the Texas Central stock and each of the directors of Texas Central.

      o Bank United Corp. shall have received all of the environmental reports regarding each of its bank facilities and each non-residential other real estate owned property required by the merger agreement and such reports shall have been in form and substance satisfactory to Bank United Corp.

      o Bank United Corp. shall have received evidence of the exercise or cancellation of all outstanding options to purchase Texas Central stock.

      o Bank United Corp. shall have received evidence of the accrual and discharge of all payment obligations in connection with (i) all bonus, incentive compensation or similar plans of Texas Central and its subsidiaries and (ii) vacation obligations of Texas Central and its subsidiaries.

      Any condition to the consummation of the merger, except the required shareholder and regulatory approvals, registration of Bank United Corp. Class A common stock and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the merger agreement entitled to the benefit of such condition.

BUSINESS PENDING EFFECTIVE TIME

      The merger agreement imposes certain limitations on the conduct of Texas Central's business pending consummation of the merger. Among other things, Texas Central must conduct its business only in the ordinary course, consistent with prudent banking practices and may only declare and pay cash dividends in an amount equal to 39.6% of the taxable income of Texas Central as approved by Bank United.

NO SOLICITATION

      Pursuant to the merger agreement, and for so long as the merger agreement is in effect, Texas Central, its subsidiaries and none of their directors or officers may entertain, solicit or encourage any inquiries, or provide any information to or negotiate with any other party with respect to any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition, or sale of all or substantially all of the assets or any shares of capital stock of Texas Central or any of its subsidiaries. Texas Central has also agreed to notify Bank United Corp. immediately of any such unsolicited acquisition proposals and provide reasonable details as to the identity of the proposed acquirer and the nature of the proposed transaction.

ADDITIONAL AGREEMENTS

      Certain additional agreements were executed by Texas Central, Bank United Corp. and others in connection with the merger agreement.

      VOTING AGREEMENTS. Pursuant to the merger agreement, five Texas Central shareholders holding 280,958 shares of Texas Central stock, representing approximately 80% of such shares outstanding, have entered into the Voting Agreement with Bank United Corp. Among other things, the voting agreement requires that they vote their Texas Central stock in favor of the merger at the meeting. Therefore, it is expected that the merger will be approved at the meeting.

      EMPLOYMENT AND CONSULTING AGREEMENTS. Pursuant to the merger agreement, Bank United has entered into an Employment Agreement and Agreement Not to Compete with three officers of Texas Central Bank: James C. Veirs, Gary D. Mulhollen and Keith Schmidt. These individuals will be employed by Bank United for two years commencing on the effective date of the merger. Mr. Veirs will receive an annualized base salary of $181,120, Mr. Mulhollen an annualized base salary of $105,000 and Mr. Schmidt an annualized base salary of $80,000. In addition, each shall be entitled to participation in all group benefit plans provided by Bank United and will be credited with past service for Texas Central Bank for purposes of the vesting of benefits under Bank United's plans with respect to vacation, holidays and paid and unpaid leaves of absence. Each employment agreement includes a provision which prohibits the employee from soliciting the business of Bank United or competing with Bank United within any county all or any portion of which is included in the Dallas Consolidated Metropolitan Statistical Area during a three year period from the effective date of the merger.

      Pursuant to the merger agreement, Michael A. Ruff, an executive officer of Texas Central, and Bank United have entered into a Consulting Agreement whereby Mr. Ruff will consult with Bank United for a six-month period commencing on the effective date of the merger. Mr. Ruff will receive a consulting fee of $8,333.34 per month.

      NONCOMPETITION AGREEMENTS. It is a condition to Bank United Corp.'s obligations to consummate the merger that it receive Noncompetition Agreements from each person owning five percent or more of the Texas Central stock and from each of the directors of Texas Central. The Noncompetition Agreements provide, among other things, that for a three year period from the effective date of the merger such individuals/entities will not solicit the business of Texas Central Bank, its affiliates or it successors and will not compete with Texas Central Bank, its affiliates or its successors within any county all or a portion of which is included in the Dallas Consolidated Metropolitan Statistical Area. Each of these persons has signed the required agreements to become effective as of the closing of the merger.

      STOCK OPTION AGREEMENT. Texas Central has granted Bank United Corp. the option to purchase up to 60,464 shares of Texas Central stock, representing approximately 15% of the shares to be outstanding if it were exercised, at a purchase price of $49.83 per share pursuant to the Stock Option Agreement. Bank United Corp. may exercise its option following:

      o     the occurrence of certain events related to:

            oo the merger or consolidation of Texas Central or any of its subsidiaries,

            oo the transfer of 10% or more of the consolidated assets of Texas Central, or oo the issuance of securities representing 20% or more of the voting power of Texas Central.

      o the acquisition of or right to acquire beneficial ownership of 30% or more of the voting power of Texas Central by a person or group.

      At Bank United Corp.'s option, or if banking regulators fail to approve Bank United Corp.'s acquisition of the Texas Central stock pursuant to the Stock Option Agreement, then Bank United Corp. may elect to receive cash in exchange for the cancellation of the option rather than the receipt of Texas Central stock. The amount of cash received if this "cash out" alternative is elected depends on the event that triggers the exercise of the stock option. If the option is triggered by the merger of Texas Central with another person, then the cash payment received by Bank United Corp. will be based on the amount paid to the Texas Central shareholders in the merger. For other triggering events that do not involve the acquisition of Texas Central by another person, the cash payment to be received by Bank United Corp. will be determined by reference to the value of the Class A common stock of Bank United Corp.

      The option will terminate upon:

            o     the effectiveness of the merger,

            o     15 days after an event triggering the option, or

            o termination of the merger agreement in accordance with its terms prior to the occurrence of an event triggering the option.

      AFFILIATE AGREEMENTS. Pursuant to the merger agreement, the directors and executive officers of Texas Central and certain principal shareholders of Texas Central have entered into Affiliate Agreements with Bank United Corp. pursuant to which they have agreed, among other things, not to offer to sell, sell, transfer or otherwise dispose of any shares of Bank United Corp. Class A common stock acquired by them in the merger until the publication of financial results covering at least 30 days of post-merger combined operations of Bank United Corp. and Texas Central. Even after such publication, they have agreed to dispose of Bank United Corp. Class A common stock only (i) in accordance with the applicable provisions of Rule 145 promulgated under the Securities Act of 1933; (ii) in a transaction that is exempt from the registration requirements of the Securities Act or (iii) in an offering registered under the Securities Act.

BUSINESS PENDING EFFECTIVE TIME

      The merger agreement imposes certain limitations on the conduct of Texas Central's business pending consummation of the merger. Among other things, Texas Central must conduct its businesses only in the ordinary course, consistent with prudent banking practices and may only declare and pay cash dividends in an amount equal to 39.6% of the taxable income of Texas Central as approved by Bank United Corp.

EMPLOYEE MATTERS

      OFFERS TO TEXAS CENTRAL BANK EMPLOYEES. On or before 15 days prior to closing, Bank United will make employment offers to become effective as of the effective date of the merger to the Texas Central Bank employees it wants to employ. Bank United Corp. will also notify Texas Central Bank of the names of the employees whom Bank United does not wish to employ. To the extent consistent with Bank United's existing compensation structure for comparable positions and comparable officer titles and its current policies regarding officer titles, all Texas Central Bank employees offered employment by Bank United will be offered employment at base wages and salaries no less favorable than the wages and salaries currently being received by such employees and in positions with comparable responsibilities and officer titles, and, unless agreed upon by such employee before the effective date, within a reasonable geographic proximity to such employee's current work location.

      CREDIT FOR SERVICE WITH TEXAS CENTRAL BANK. All employees who are offered and accept employment with Bank United as of the effective date shall be eligible to participate in the employee benefit plans and other fringe benefits of Bank United on the same basis as such plans and benefits are offered to employees of Bank United with comparable positions with Bank United. To the extent possible under its employee benefit plans, Bank United shall credit such employees for their length of service with Texas Central Bank for purposes of eligibility and vesting under each employee benefit and fringe benefit plan to be provided by Bank United to such employees, to the same extent such service was recognized under a similar plan of Texas Central Bank; provided, however, credit for prior service will not apply to the incentive compensation, pension, profit sharing, retirement and post retirement welfare benefits, and vacation plans of Texas Central Bank.

AMENDMENT

      The merger agreement may be amended only by a writing signed by the party to the merger agreement to be bound by such amendment.

TERMINATION

      MUTUAL CONSENT. The merger agreement may be terminated and the merger abandoned at any time on the mutual consent of Bank United Corp. and Texas Central.

      BY EITHER PARTY. The merger agreement may be terminated and the merger abandoned at any time prior to the effective date by either Bank United Corp. or Texas Central if:

      o any court of competent jurisdiction in the United States or other federal or state governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have been final and non-appealable,

      o any of the transactions contemplated by the merger agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions, or

      o the merger shall not have become effective on or before September 17, 1999 or such later date as shall have been approved in writing by the Boards of Directors of Bank United Corp. and Texas Central.

The right to terminate under the last item above is not available to any party whose failure to fulfill any material obligation under the merger agreement has been the cause of, or has resulted in, the failure of the merger to become effective on or before such date.

      BY TEXAS CENTRAL. The merger agreement may be terminated and the merger abandoned at any time by Texas Central if:

      o Bank United Corp. fails to comply in any material respect with any of its covenants or agreements contained in the merger agreement, or if any of the representations or warranties of Bank United Corp. are untrue in any material respect,

      o the average of the daily closing sales prices for a share of Bank United Corp. Class A common stock for the 20 successive trading days ending on the trading day that is one trading day prior to the closing is less than $33.57, or

      o the closing sales price of the Bank United Corp. Class A common stock on the day immediately prior to the proposed effective date is less than $32.00.

In the event Texas Central desires to terminate the merger agreement as provided in the first item above, Texas Central must notify Bank United Corp. in writing of its intent to terminate stating the reason therefor. Bank United Corp. has 15 days from the receipt of the notice to cure the alleged breach or inaccuracy or change, subject to the approval of Texas Central (which approval may not be unreasonably delayed or withheld).

      BY BANK UNITED CORP. The merger agreement may be terminated and the merger abandoned at any time by Bank United Corp. if:

      o Texas Central fails to comply in any material respect with any of its covenants or agreements contained in the merger agreement, or if any of the representations or warranties of Texas Central are defective in any material respect,

      o there shall have been any change after December 31, 1998, in the assets, liabilities (including deposit liabilities), properties, business or financial condition of Texas Central which individually or in the aggregate have materially and adversely affected the financial condition, results of operation or business of Texas Central, or

      o Bank United Corp. concludes, in its discretion, that Bank United Corp. will be unable to obtain any regulatory approval required in order to consummate the merger.

In the event the Board of Directors of Bank United Corp. desires to terminate the merger agreement because of an alleged breach, inaccuracy or change as provided in either of the first two items above, Bank United Corp. must notify Texas Central in writing of its intent to terminate stating the cause therefor. Texas Central has 15 days from the receipt of the notice to cure the alleged breach, inaccuracy or change, subject to the approval of Bank United Corp. (which approval may not be unreasonably delayed or withheld).

      REMEDIES. In the event of the termination of the merger agreement without breach by any party hereto, the merger agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party. A termination of the merger agreement will not relieve a party of any liability for breach of the merger agreement. Bank United Corp.'s remedy for a breach by Texas Central of the representation contained in the merger agreement regarding Texas Central's reserve for possible loan losses is limited to the termination of the merger agreement and the receipt of a cash payment from Texas Central equal to the actual out of pocket expenses incurred by Bank United Corp. in connection with the transactions contemplated by the merger agreement not to exceed $250,000.

EXPENSES

      Whether or not the merger is consummated, each party to the merger agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under the merger agreement. Except as to the fee to be paid by Texas Central to SAMCO Capital Markets, not to exceed $500,000, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys' fees) in respect of any claim made by any party for a broker's or finder's fee in connection with the merger other than one based on communications between the party and the claimant seeking indemnification.

      The merger agreement provides that legal, accounting and other fees and expenses incurred by Texas Central in connection with the merger agreement in excess of $100,000 will reduce the number of shares issuable in the merger. However, the fee to be paid to SAMCO Capital Markets, and the fees, expenses and payments associated with the funding or payment of bonuses, incentive compensation plans and vacation pay required by the merger agreement, will not be included in the calculation of the $100,000 limit and will not be deducted from the merger consideration:

EXCHANGE OF SHARES

      Prior to the effective date of the merger, Bank United Corp. will deposit in trust with an exchange agent to be selected by Bank United Corp. (the "Exchange Agent") certificates representing a number of shares of Bank United Corp. Class A common stock sufficient to pay the merger consideration and the cash to be paid in lieu of fractional shares. Soon after the effective date of the merger, the Exchange Agent will mail to each holder of an outstanding certificate or certificates which as of the effective date represented shares of Texas Central stock (the "Certificates"), a letter of transmittal for use in the exchange and instructions explaining how to surrender the Certificates to the Exchange Agent. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of Bank United Corp. Class A common stock to which such holder is entitled pursuant to the merger agreement and (ii) a check representing the amount of cash in lieu of fractional shares of Bank United Corp. Class A common stock which such holder would otherwise have the right to receive pursuant to the merger agreement. The Certificate shall then be canceled.

      Upon the effective date, you will cease to have any rights as shareholder of Texas Central. Until so surrendered, each Certificate will be deemed for all corporate purposes to represent and evidence solely the right to receive the merger consideration to be paid pursuant to the merger agreement. Neither the Exchange Agent nor any other party will be liable to any holder of Certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as required by law, no interest will be paid on the cash payable for fractional shares or the cash payable for dissenting shares, and no dividends will be disbursed with respect to shares of Bank United Corp. Class A common stock until certificates representing shares of Texas Central stock are surrendered in exchange therefor. You will receive your share of the merger consideration only upon the Exchange Agent's receipt of a lost certificate affidavit and an indemnity agreement in a form acceptable to Bank United Corp.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is a general summary of certain United States federal income tax consequences of the merger. This discussion is based upon the Code, regulations promulgated by the United States Treasury Department, judicial authorities, and current rulings and administrative practice of the Internal Revenue Service in each case as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. For purposes of this discussion, it is assumed that shares of Texas Central stock are held as "capital assets" within the meaning of Section 1221 of the Code (I.E., property held for investment). This discussion does not address all aspects of federal income taxation that might be relevant to particular holders of Texas Central stock in light of their status or personal investment circumstances; nor does it discuss the consequences to such holders who are subject to special treatment under the federal income tax laws such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, taxpayers who hold Texas Central stock as part of a "straddle," "hedge" or "conversion transaction" or who have a "functional currency" other than the United States dollar or to persons who have received their Texas Central stock as compensation. Further, this discussion does not address the state, local or foreign tax consequences of the merger.

      The merger is intended to qualify as a reorganization under Section 368(a)(1)(A) of the Code. It is a condition to the obligations of Bank United Corp. and Texas Central to consummate the merger that Bank United Corp. and Texas Central shall have received opinions from each of their counsel to the effect that, for federal income tax purposes, (i) the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (ii) no gain or loss will be recognized by holders of Texas Central stock upon receipt of Bank United Corp. Class A common stock except for cash received in lieu of fractional shares, (iii) the aggregate tax basis of Bank United Corp. Class A common stock received by a shareholder of Texas Central will be the same as the aggregate basis of Texas Central stock surrendered in exchange therefore, and
(iv) the holding period of Bank United Corp. Class A common stock to be received by each Texas Central shareholder will include the period during which the shareholder held the Texas Central stock surrendered in exchange therefore, provided that the Texas Central stock is held as a capital asset on the date of the exchange. These opinions will be rendered in reliance upon certain assumptions and representations made by officers and shareholders of Texas Central and officers of Bank United Corp. and BUC Acquisition. An opinion of counsel represents counsel's best legal judgment, but has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues. Neither Texas Central nor Bank United Corp. has requested or will receive a ruling from the IRS as to the tax consequences of the merger.

      Assuming the merger is treated as a reorganization within the meaning of
Section 368(a)(1)(A) of the Code, the merger will result in the following federal income tax consequences to the Texas Central shareholders:

      o No gain or loss upon the exchange of their Texas Central stock in the merger solely for Bank United Corp. Class A common stock, but gain or loss will be recognized by a shareholder on the receipt of cash instead of fractional shares.

      o A shareholder's aggregate tax basis in the shares of Bank United Corp. Class A common stock received pursuant to the merger in exchange for Texas Central stock will be equal to the aggregate tax basis of the shares of Texas Central stock surrendered in exchange therefor (decreased by the amount of any tax basis allocable to fractional shares of Bank United Corp. Class A common stock for which cash is received).

      o Each shareholder will include in his holding period for Bank United Corp. Class A common stock received in the merger the holding period of the shares of Texas Central stock surrendered in exchange therefor; provided that the Texas Central stock is held as a capital asset on the date of the exchange.

      o A shareholder who receives cash in lieu of a fractional share interest in Bank United Corp. Class A common stock in the merger will be treated for federal income tax purposes as if the fractional share of

            Bank United Corp. Class A common stock had been received and then redeemed for cash and will recognize a capital gain or loss in an amount equal to the difference between the cash received and the proportionate part of the aggregate federal income tax basis of such shareholder's Texas Central stock allocable to such fractional share interest, unless such payment, under each such shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code.

      o A shareholder who exercises the right to dissent in connection with the merger and receives only cash in exchange for such shareholder's Texas Central stock will be treated as having received such cash as a distribution in redemption of such shareholder's Texas Central stock and will recognize a capital gain or loss equal to the difference between the amount of cash received and the adjusted basis of such shareholder's Texas Central stock, unless such payment, under each such shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code.

      THE FOREGOING IS A SUMMARY DISCUSSION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO A PARTICULAR TEXAS CENTRAL SHAREHOLDER IN LIGHT OF SUCH SHAREHOLDER'S PARTICULAR CIRCUMSTANCES. TEXAS CENTRAL SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN FEDERAL INCOME TAX LAWS AND THE INTERPRETATION THEREOF, WHICH CAN HAVE RETROACTIVE EFFECTS.

DISSENTERS' RIGHTS OF APPRAISAL AND RELATED ISSUES

      You have a statutory right to dissent from the merger by following the specific procedures set forth below. If the merger is approved by the shareholders and consummated, any shareholder who properly perfects his dissenters' rights will be entitled to receive an amount of cash equal to the fair value of his shares of Texas Central stock rather than being required to receive the consideration established by the merger agreement. The following summary is not a complete statement of the statutory dissenters' rights of appraisal, and such summary is qualified by reference to the applicable provisions of the Texas Business Corporation Act (the "TBCA"), which are reproduced in full in Exhibit C to this Proxy Statement/Prospectus. YOU MUST FOLLOW THE EXACT PROCEDURE REQUIRED BY THE TBCA IN ORDER TO PROPERLY EXERCISE YOUR DISSENTER'S RIGHTS OF APPRAISAL AND AVOID WAIVER OF THOSE RIGHTS.

      Any shareholder who desires to dissent from the merger must file a written objection to the merger with the Corporate Secretary of Texas Central, Ms. Christiane Thompson, 8144 Walnut Hill Lane, Dallas, Texas 75231, prior to the meeting. The written notice must state that the shareholder will exercise his right to dissent if the merger is consummated and give the shareholder's address to which notice of effectiveness of the merger should be sent. A VOTE AGAINST THE MERGER IS NOT SUFFICIENT TO PERFECT A SHAREHOLDER'S STATUTORY RIGHT TO DISSENT FROM THE MERGER. If the merger is consummated, each shareholder who sent notice to Texas Central as described above and who did not vote in favor of the merger will be deemed to have dissented from the merger (each a "Dissenting Shareholder"). Failure to vote against the merger will not constitute a waiver of the dissenters' rights of appraisal; on the other hand, a vote in favor of the merger will constitute such a waiver.

      Bank United Corp. will be liable for any payments to Dissenting Shareholders and, within ten days of the effective date, must notify the Dissenting Shareholders in writing that the merger has occurred. Each Dissenting Shareholder so notified must, within ten days of the delivery or mailing of such notice, make a written demand on Bank United Corp., for payment of the fair value of the Dissenting Shareholder's shares as estimated by the Dissenting Shareholder. Failure to follow this procedure will constitute a waiver of his dissenter's rights of appraisal by such Dissenting Shareholder. The demand shall state the number and class of the shares owned by the Dissenting Shareholder and the fair value of the shares as estimated by the Dissenting Shareholder. The fair value of the shares shall be the value thereof as of the date immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the merger. Dissenting Shareholders who fail to make a written demand within the ten day period will be bound by the merger and lose their rights to dissent. Within twenty days after making a demand, the Dissenting Shareholder must submit his or her Certificates to Bank United

Corp. for notation thereon that such demand has been made. Dissenting Shareholders who have made a demand for payment of their shares shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for their shares pursuant to the provisions of the TBCA and the right to maintain an appropriate action to obtain relief on the basis of fraud.

      Within twenty days after receipt of a Dissenting Shareholder's demand letter as described above, Bank United Corp. shall deliver or mail to the Dissenting Shareholder written notice stating that Bank United Corp. accepts the amount claimed in the demand letter and agrees to pay that amount, within ninety days after the effective date, upon surrender of the Certificates duly endorsed by the Dissenting Shareholder, or containing Bank United Corp.'s written estimate of the fair value of the shares of Texas Central stock together with an offer to pay such amount within ninety days after the effective date if Bank United Corp. receives notice, within sixty days after the effective date, stating that the Dissenting Shareholder agrees to accept that amount and upon surrender of the Certificates duly endorsed by the Dissenting Shareholder. In either case, the Dissenting Shareholder shall cease to have any ownership interest in Texas Central following consummation of the merger.

      If the Dissenting Shareholder and Bank United Corp. cannot agree on the fair value of the shares within sixty days after the effective date, the Dissenting Shareholder may, within sixty days of the expiration of the initial sixty day period, file a petition ("Petition") in any court of competent jurisdiction in Harris County, Texas requesting a finding and determination of the fair value of the Dissenting Shareholder's shares. Each Dissenting Shareholder is not required to file a separate Petition. If one Dissenting Shareholder files a Petition, Bank United Corp. must file, with the clerk of the court in which the Petition was filed, a list containing the names and addresses of the Dissenting Shareholders with whom agreements as to the value of their shares have not been reached. The court will give notice of the time and place of the hearing on the Petition to the Dissenting Shareholders named on the list. Dissenting Shareholders so notified by the court will be bound by the final judgment of the court regarding fair value of the shares. If no Petition is filed within the appropriate time period, then all Dissenting Shareholders who have not reached an agreement with Bank United Corp. on the value of their shares shall be bound by the merger and lose their rights to dissent.

      After a hearing concerning the Petition, the court shall determine which Dissenting Shareholders have complied with the provisions of the TBCA and have become entitled to the valuation of, and payment for, their shares, and shall appoint one or more qualified appraisers to determine the value of the shares of Texas Central stock in question. The appraiser shall determine such value and file a report with the court. The court shall then in its judgment determine the fair value of the shares of Texas Central. The judgment of the court shall be binding on Bank United Corp. and on all Dissenting Shareholders receiving notice of the hearing. This value may be more than, less than, or equal to what is received by non-Dissenting Shareholders. The court shall direct Bank United Corp. to pay such amount, together with interest thereon beginning 91 days after the effective date to the date of judgment, to the Dissenting Shareholders entitled thereto. The judgment shall be payable upon the surrender to Bank United Corp. of the Certificates fully endorsed by the Dissenting Shareholder. Upon payment of the judgment, the Dissenting Shareholder shall cease to have any interest in the Certificates. All court costs shall be allotted between the Dissenting Shareholders and Bank United Corp. in the manner the court determines to be fair and equitable.

      Any Dissenting Shareholder who has made a written demand on Bank United Corp. for payment of the fair value of his Texas Central stock may withdraw such demand at any time before payment for his shares has been made or before a Petition has been filed with an appropriate court for determination of the fair value of such shares. If a Dissenting Shareholder withdraws his demand, or if he is otherwise unsuccessful in asserting his dissenters' rights of appraisal, such Dissenting Shareholder shall be bound by the merger and his status as a former shareholder shall be restored without prejudice to any corporate proceedings, dividends, or distributions which may have occurred during the interim.

      In the absence of fraud in the transaction, a Dissenting Shareholder's statutory right to appraisal is the exclusive remedy for the recovery of the value of his shares or money damages to the Shareholder with respect to the merger. See Exhibit C.

ACCOUNTING TREATMENT

      Bank United Corp. expects to account for the merger using the pooling of interests method of accounting. Pursuant to the merger agreement, Bank United Corp. will receive a letter from its independent accountants stating that the merger will qualify as a pooling of interests, and Bank United Corp. will also receive a letter from the independent accountants for Texas Central stating that it knows of no reason why the merger would not qualify for pooling of interest accounting treatment. With pooling of interests accounting treatment, assets and liabilities are recorded at their book value as they existed on the books of Texas Central at the time of the merger (i.e., goodwill is not recorded). The results of operations for Bank United Corp. will not be restated to include the results of operations of Texas Central prior to the effective date of the merger, as the pre-merger results of operations for Texas Central are not deemed to be material.

RESTRICTIONS ON SALES OF BANK UNITED CORP. CLASS A COMMON STOCK BY AFFILIATES OF TEXAS CENTRAL

      Bank United Corp. has registered under the federal securities laws the shares of its Class A common stock to be issued in the merger. Therefore, you may sell such shares without restriction unless you are considered an "affiliate" (as that term is used in the securities laws) of Texas Central or you become an affiliate of Bank United Corp.

      If you are considered an affiliate of Texas Central or become an affiliate of Bank United Corp., you may resell the shares of Bank United Corp. Class A common stock only pursuant to an effective registration statement under the securities laws, or pursuant to Rule 145 of the Commission's rules, or in transactions otherwise exempt from registration under the securities laws. Bank United Corp. is not obligated and does not intend to register for resale the shares issued to affiliates of Texas Central. In addition, the Commission's rules governing pooling of interests accounting prohibit resales by affiliates of Texas Central of the Bank United Corp. Class A common stock until such time as financial results covering at least 30 days of combined operations of Texas Central and Bank United Corp. have been published .

      Each affiliate of Texas Central has signed a written agreement restricting the transfer of shares of Bank United Corp. common stock received in the merger to transfers permitted by the federal securities laws and the Commission's rules relating to pooling of interests accounting.

REGULATORY APPROVALS

      The merger must be approved by the Office of Thrift Supervision and the Federal Reserve Bank of Dallas must waive a filing of any application that may otherwise be required to be filed with the Board of Governors of the Federal Reserve System ("Federal Reserve"). On May 19, 1999, Bank United Corp. filed an application with the Office of Thrift Supervision to obtain prior approval of the merger. On May 19, 1999, Bank United Corp. filed a waiver request with the Federal Reserve Bank of Dallas to obtain a waiver of any application that might otherwise be required to be filed with the Federal Reserve. The Federal Reserve Bank of Dallas approved the waiver request on June 3, 1999. The Office of Thrift Supervision approved the merger on June 23, 1999.

                        COMPARISON OF RIGHTS OF SHAREHOLDERS
                       OF BANK UNITED CORP. AND TEXAS CENTRAL

      The rights of Texas Central shareholders under Texas corporate law, and the Articles of Incorporation and Bylaws of Texas Central will differ in some respects from the rights Texas Central shareholders will have as shareholders of Bank United Corp. under Delaware corporate law and the Certificate of Incorporation and Bylaws of Bank United Corp. Bank United Corp.'s Certificate of Incorporation and Bylaws contain several provisions which may make Bank United Corp. a less attractive target for an acquisition of control by anyone who does not have the support of the Bank United Corp. Board of Directors. Such provisions include a classified board of directors, a restriction on a shareholder's ability to call a special meeting of shareholders, the requirement of a supermajority vote of shareholders to amend certain provisions of the Certificate of Incorporation and Bylaws and the limitation that shareholder action without a meeting may only be taken by unanimous written consent. Copies of Bank United Corp.'s Certificate of Incorporation and Bylaws are available upon written request from Bank United Corp. Copies of the Texas Central Articles of Incorporation and Bylaws are available upon written request from Texas Central.

      Certain differences between the Delaware General Corporate Law and the Texas Business Corporation Act as well as a description of the corresponding provisions contained in Texas Central's Articles of Incorporation and Bylaws and Bank United Corp.'s Certificate of Incorporation and Bylaws as such differences may affect the rights of shareholders, are set forth below. The summary contained in the following chart is not intended to be complete and is qualified by reference to Delaware law, Texas law, the Texas Central Articles of Incorporation, the Texas Central Bylaws, the Bank United Corp. Certificate of Incorporation and the Bank United Corp. Bylaws.

            SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF
               TEXAS CENTRAL SHAREHOLDERS AND RIGHTS THOSE PERSONS
       WILL HAVE AS STOCKHOLDERS OF BANK UNITED CORP. FOLLOWING THE MERGER

                       TEXAS CENTRAL                                            BANK UNITED CORP.

Corporate              The rights of Texas Central shareholders are             The rights of Bank United Corp. shareholders
Governance:            currently governed by Texas law and the                  are governed by Delaware corporate law and
                       Articles of Incorporation and Bylaws of                  the Certificate of Incorporation and Bylaws of
                       Texas Central. Following the completion of               Bank United Corp.
                       the merger, rights of Texas Central
                       shareholders who become Bank United Corp.
                       shareholders will be governed by Delaware
                       corporate law and the Certificate of
                       Incorporation and Bylaws of Bank United
                       Corp.

Classification of      Texas Central does not have a classified                 Bank United Corp.'s board is divided into three
the Board of           board.  The Texas Central Bylaws require                 classes, as nearly equal in number as possible,
Directors:             that all directors be elected at each annual             with each class serving a staggered three-year
                       meeting of shareholders for a one-year term.             term.  This means that only one-third of the
                                                                                board is elected at each annual meeting of
                                                                                stockholders.

Election of            Under Texas law, Texas Central shareholders              Under Delaware law and the provisions of
Directors:             are allowed to cumulate their votes in the               Bank United Corp.'s Certificate of
                       election of directors unless prohibited in the           Incorporation, Bank United Corp. stockholders
                       Articles of Incorporation.  However, Texas               are not entitled to cumulate votes in the election
                       Central's Articles of Incorporation prohibit             of directors.  Each share of Bank United Corp.
                       cumulative voting.  As a result, each share of           Class A common stock has one vote for each
                       Texas Central stock has one vote for each                nominee for director.  Bank United Corp.'s
                       nominee for director.  Therefore, directors              directors must be elected by ballot and by a
                       are elected by a plurality of the votes cast by          plurality of the votes cast by the holders entitled
                       the holders entitled to vote at the meeting.             to vote at the meeting.

Removal of             Texas law and the Articles of Incorporation              Delaware law provides that a company with a
Directors:             and Bylaws of Texas Central provide that at              classified board may remove a director only for
                       any meeting of shareholders called expressly             cause unless its Certificate of Incorporation
                       for that purpose, any or all members of a                provides otherwise.  The Bank United Corp.
                       board of director's that is not classified may           Certificate of Incorporation and Bylaws provide
                       be removed, with or without cause, by the                that Bank United Corp. directors may be
                       vote of a majority of shares entitled to vote at         removed only for cause by the affirmative vote
                       an election of directors.                                of the holders of at least a majority of the
                                                                                voting power of the then outstanding voting
                                                                                stock, voting as a single class.  A Bank United
                                                                                Corp. director may not be removed without
                                                                                cause.

Merger:                Under Texas law, a merger may become                     Under Delaware law, a merger may become

                                      -37-

                       TEXAS CENTRAL                                            BANK UNITED CORP.

                       effective without the approval of the                    effective without the approval of the surviving
                       surviving corporation's shareholders in                  corporation's stockholders in certain
                       certain circumstances. Where shareholder                 circumstances.  Where stockholder approval is
                       approval is required, the merger must be                 required, the merger must be approved by the
                       approved by the holders of at least                      holders of a majority of the outstanding shares
                       two-thirds of the outstanding shares                     of each class entitled to vote.
                       entitled to vote unless a different number,
                       not less than a majority, is specified in
                       the Articles of Incorporation. The Texas
                       Central Articles of Incorporation do not
                       provide for a different number. If there is
                       a class of stock entitled to vote as a
                       class, two-thirds of the outstanding shares
                       of that class is also required for approval.

Vote Required for      Texas law provides that on matters other than            Bank United Corp.'s Certificate of
Certain                the election of directors, the affirmative vote          Incorporation and Bylaws provide that unless
Shareholder            of the holders of a majority of the shares               otherwise required by law, the Bank United
Actions:               entitled to vote and represented at a                    Corp. Certificate of Incorporation or Bylaws or
                       shareholders' meeting shall be the act of the            a preferred stock designation, the affirmative
                       shareholders, unless the vote of a greater               vote of a majority of the shares present or
                       number is required by law, the Articles of               represented at a meeting and entitled to vote on
                       Incorporation or Bylaws.                                 matters other than the election of directors shall
                                                                                be the act of the stockholders.

                       Under Texas law, the sale, lease, exchange or            Under Delaware law, the approval of a sale of
                       other disposition of all or substantially all of         all or substantially all of a corporation's assets
                       a corporation's assets, if not made in the               requires the affirmative vote of a majority of
                       usual and ordinary course of business, must              the total votes represented by the outstanding
                       be approved by the holders of at least two-              stock of the corporation entitled to vote on such
                       thirds of the outstanding shares entitled to             matter.
                       vote on the matter unless a different number,
                       not less than a majority, is specified in the
                       Articles of Incorporation.  The Texas Central
                       Articles of Incorporation do not provide for
                       a different number.

Amendment of           Under Texas law, the Texas Central Articles              Under Delaware law, the Bank United Corp.
Charter and            of Incorporation may be amended by the                   Certificate of Incorporation may be amended
Bylaws:                affirmative vote of the holders of two- thirds           by the affirmative vote of a majority of the
                       of the outstanding shares entitled to vote on            outstanding stock entitled to vote on the
                       the amendment and the holders of two-thirds of           amendment at a stockholders' meeting and a
                       the outstanding shares of each class or series           majority of the outstanding stock of each
                       entitled to vote on the amendment as a class,            class entitled to vote on the amendment as a
                       unless a different number, not less than a               class. Bank United Corp.'s Certificate of
                       majority, is specified in the Articles of                Incorporation provides that the affirmative
                       Incorporation. The Texas Central Articles of             vote of at least 80% of the voting stock
                       Incorporation do not provide for a different             then outstanding, voting as a class, is
                       number.                                                  required to amend the provisions in the
                                                                                Certificate of Incorporation related to
                       Under Texas law, unless a corporation's Articles         stockholder action, the board of directors,
                       of Incorporation or a Bylaw adopted by the               amendment of the Bylaws or amendment of the
                       shareholders provides otherwise, a                       Certificate of Incorporation.

                                      -38-

                       TEXAS CENTRAL                                            BANK UNITED CORP.

                       corporation's shareholders may amend the                 Generally, the Bank United Corp. Bylaws may
                       Bylaws.  The Texas Central Bylaws provide                be amended at any annual or special meeting by
                       that the Bylaws may only be amended by the               the affirmative vote of the holders of a majority
                       board of directors.                                      of the outstanding stock entitled to vote at such
                                                                                a meeting.  However, the Bank United Corp.
                                                                                Certificate of Incorporation provides that the
                                                                                amendment of certain specified provisions of
                                                                                the Bylaws requires the affirmative vote of at
                                                                                least 80% of the voting stock then outstanding.
                                                                                These Bylaw provisions are related to
                                                                                stockholder special meetings, procedures for
                                                                                annual and special meeting proposals,
                                                                                stockholder action, the number and election of
                                                                                directors, director vacancies and removal of
                                                                                directors.

Shareholder            Under Texas law, shareholders may act                    Under Delaware law, unless otherwise provided
Actions Without a      without a meeting if a written consent is                in a corporation's Certificate of Incorporation,
Meeting:               signed by all the shareholders entitled to vote          stockholders may act by written consent signed
                       on the matter, unless a corporation's Articles           by the holders of outstanding shares having not
                       of Incorporation requires less than                      less than the minimum number of votes
                       unanimous consent (but not less than the                 necessary to take such action at a meeting.
                       number of votes necessary to take the action             Bank United Corp.'s Certificate of
                       at a meeting).  Texas Central's Articles of              Incorporation provides that stockholder action
                       Incorporation do not provide for less than               may only be effected by unanimous written
                       unanimous consent when shareholder action                consent.
                       is taken without a meeting, so no action may be
                       taken by written consent instead of a meeting
                       unless all shareholders agree.

Special Meetings of    A special meeting of shareholders of a Texas             Shareholders of a Delaware corporation do not
Shareholders:          corporation may be called by the president,              have a right to call a special meeting of
                       the board of directors, other persons so                 stockholders unless such a right is provided for
                       authorized in the corporation's Articles of              in the corporation's Certificate of Incorporation
                       Incorporation or Bylaws or the holders of not            or Bylaws.  Bank United Corp.'s Certificate of
                       less than 10% of all the shares entitled to vote         Incorporation and Bylaws provide that a special
                       at the meeting, unless a different percentage,           meeting of shareholders may be called only by
                       not to exceed 50%, is provided for in the                the board of directors pursuant to a resolution
                       Articles of Incorporation.  The Texas Central            approved by a majority of the total number of
                       Articles of Incorporation do not require the             directors Bank United Corp. would have if
                       holders of a greater percentage of shares to             there were no vacancies or by the chairman of
                       call a special meeting of shareholders.                  the board.  Bank United Corp. stockholders
                                                                                may not call a special meeting of stockholders.

Restrictions on the    Texas law provides that a restriction on the             Delaware law also provides that a restriction on
Transfer of            transfer of a security may be imposed by a               the transfer of a security may be imposed by a
Common Stock:          corporation's Articles of Incorporation,                 corporation's Certificate of Incorporation,
                       Bylaws, a written agreement among any number of          Bylaws, a written agreement among any
                       shareholders or a written agreement among any            number of shareholders or a written agreement
                       number of shareholders and the corporation. The          among any number of stockholders and the
                       Texas Central Articles of Incorporation and              corporation.
                       Bylaws prohibit shareholders from transferring
                       shares of common stock to a person or entity not

                                      -39-

                       TEXAS CENTRAL                                            BANK UNITED CORP.

                       qualified to own stock in an S corporation or effecting a transfer that would cause Texas
                       Central to be ineligible for status as an S corporation. Any such transfers which are restricted shall be void and shall not be reflected in Texas Central's stock record book.

                       In addition, a Stock Restriction Agreement was executed in December 1997 by Texas Central and each shareholder of Texas Central. The agreement provides that it shall terminate upon the consummation of a merger where Texas Central is not the surviving entity or Texas Central shareholders will receive the stock of another company in exchange for their Texas Central stock. The agreement will terminate upon completion of the merger.

Dividends:             A Texas corporation may pay dividends only               A Delaware corporation may pay dividends out
                       out of surplus (the excess of net assets over            of surplus.  If there is no surplus, dividends
                       capital stock).                                          may be declared out of net profits for the
                                                                                current or preceding fiscal year unless the
                                                                                capital of the corporation has been decreased
                                                                                to an amount less than the aggregate amount
                                                                                of the capital represented by the issued and
                                                                                outstanding stock having a preference upon the
                                                                                distribution of assets.

Appraisal Rights:      Under Texas law, shareholders are entitled to            Under Delaware law, the rights of
                       dissent and exercise their right to have their           stockholders to dissent and obtain the fair
                       shares appraised in the event of a sale, lease,          value of their shares in an appraisal
                       exchange or other disposition of all or                  proceeding may be available in connection
                       substantially all of the property and assets of          with a statutory merger or consolidation in
                       a corporation not made in the usual and                  certain specific situations. Appraisal
                       regular course of business or a merger or                rights are not available to a corporation's
                       consolidation.  Appraisal rights are not                 stockholders when the corporation will be
                       available to a corporation's shareholders                the surviving corporation and no stockholder
                       when the corporation will be the surviving               vote is required to approve the merger.
                       corporation and no shareholder vote is
                       required to approve the merger.                          A Delaware corporation's charter may provide
                                                                                that appraisal rights shall be available to
                       Shareholders of a Texas corporation also do not          stockholders in the event of the sale of all
                       have appraisal rights in connection with a               or substantially all of a corporation's
                       merger where, on the record date fixed to                assets or the adoption of an amendment to
                       determine the shareholders entitled to vote on           its Certificate of Incorporation, however,
                       the merger, the corporation's stock is listed on         Bank United Corp.'s Certificate of
                       a national securities exchange, listed on the            Incorporation does not provide for such
                       NASDAQ or held of record by more than 2,000              rights.
                       shareholders, unless the shareholder is required
                       to accept any consideration other than shares of         Stockholders of a Delaware corporation also
                       a corporation which immediately after the                do not have appraisal rights in connection
                       effective date of the                                    with a merger where, on the record date
                                                                                fixed to determine the stockholders entitled
                                                                                to vote on


                                      -40-

                       TEXAS CENTRAL                                            BANK UNITED CORP.

                       merger are listed on a national securities               the merger, the corporation's stock is
                       exchange or the NASDAQ or held of record by              listed on a national securities exchange,
                       more than 2,000 shareholders, cash in lieu               listed on the NASDAQ or held of record by
                       of fractional shares or a combination of the             more than 2,000 stockholders, unless the
                       two.                                                     stockholder is required to accept any
                                                                                consideration other than shares of stock or
                                                                                depository receipts of the surviving
                                                                                corporation or any other corporation, which
                                                                                at the effective date of the merger, will be
                                                                                listed on a national securities exchange or
                                                                                the NASDAQ or held of record by more than
                                                                                2,000 stockholders, cash in lieu of
                                                                                fractional shares or fractional depository
                                                                                receipts of a corporation described above or
                                                                                any combination of the two.

                      SELECTED FINANCIAL DATA OF TEXAS CENTRAL

      The following consolidated selected financial data as of and for each of the five years in the period ended December 31, 1998 are derived from the Texas Central's audited consolidated financial statements. The following selected financial data as of and for the three months ended March 31, 1999 and March 31, 1998 have not been audited but, in the opinion of the management of Texas Central, contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results of the interim periods. The information set forth below should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Texas Central." The consolidated statements of financial condition as of December 31, 1998 and 1997 and the consolidated statements of operations for each of the years in the three-year period ended December 31, 1998 are included elsewhere in this document.


                                                        AT MARCH 31,                        AT DECEMBER 31,
                                                         ----------   -------------------------------------------------------------
                                                            1999         1998        1997         1996         1995          1994
                                                         ---------    ---------    ---------    ---------    ---------    ---------
                                                                                       (IN THOUSANDS)
SUMMARY OF FINANCIAL CONDITION

ASSETS
Cash and interest bearing deposits ...................   $   8,616    $   7,914    $   7,379    $   5,464    $   4,191    $   3,212
Federal funds sold ...................................      18,124       20,799       17,040       14,945       11,585       10,370
Securities and other investments .....................      19,049       13,480        7,457        8,752        7,646        5,755
Mortgage-backed securities, net ......................       6,202        6,470          694        1,059          756          845
Loans
     Real estate .....................................      34,109       31,433       27,063       22,487       13,468       13,724
     Commercial, financial and industrial ............      25,011       24,860       19,308       18,538       16,443       14,618
     Installment and other ...........................       6,814        8,336        5,349        3,898        3,583        5,211
     Allowance for credit losses .....................        (553)        (476)        (549)        (544)        (369)        (302)
Other assets .........................................       3,198        3,247        3,555        2,876        1,975          695
                                                         ---------    ---------    ---------    ---------    ---------    ---------
     Total assets ....................................   $ 120,570    $ 116,063    $  87,296    $  77,475    $  59,278    $  54,128
                                                         =========    =========    =========    =========    =========    =========
LIABILITIES AND
     STOCKHOLDERS' EQUITY
Deposits .............................................   $ 100,225    $  95,990    $  76,656    $  69,388    $  54,199    $  49,342
Federal Home Loan Bank advances ......................         195          204          237          268          298          431
Securities sold under agreements to
   repurchase ........................................      12,076       12,301        3,701        2,000         --           --
Other liabilities ....................................         228          586          719          475          148          191
                                                         ---------    ---------    ---------    ---------    ---------    ---------
         Total liabilities ...........................     112,724      109,081       81,313       72,131       54,645       49,964
Stockholders' equity .................................       7,846        6,982        5,983        5,344        4,633        4,164
                                                         ---------    ---------    ---------    ---------    ---------    ---------
         Total liabilities and stockholders'
              equity .................................   $ 120,570    $ 116,063    $  87,296    $  77,475    $  59,278    $  54,128
                                                         =========    =========    =========    =========    =========    =========

                                                AT OR FOR THE THREE
                                                MONTHS ENDED MARCH 31,            AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                ---------------------   -----------------------------------------------------------
                                                 1999 (1)      1998        1998        1997         1996         1995        1994
                                                ---------   ---------   ---------   ---------    ---------    ---------   ---------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Interest income ..............................  $   1,962   $   1,561   $   7,054   $   5,775    $   4,588    $   4,102   $   3,255
Interest expense .............................        737         520       2,382       1,850        1,432        1,285         972
                                                ---------   ---------   ---------   ---------    ---------    ---------   ---------
     Net interest income .....................      1,225       1,041       4,672       3,925        3,156        2,817       2,283
Provision for credit losses (2) ..............         84        --          --          --             20          498           3
                                                ---------   ---------   ---------   ---------    ---------    ---------   ---------
     Net income after provision for
     credit losses ...........................      1,141       1,041       4,672       3,925        3,136        2,319       2,280
Non-interest income
     Net gain (loss) on sale of securities (3)       --          --          --          (123)          (1)        --          --
     Other ...................................        193         161         716         695          609          568         613
                                                ---------   ---------   ---------   ---------    ---------    ---------   ---------
         Total non-interest income ...........        193         161         716         572          608          568         613
                                                ---------   ---------   ---------   ---------    ---------    ---------   ---------
Non-interest expense
     Compensation and benefits ...............        527         476       2,165       1,820        1,565        1,264       1,154
     Other ...................................        439         399       1,771       1,432        1,166        1,096       1,026
                                                ---------   ---------   ---------   ---------    ---------    ---------   ---------
         Total non-interest expense ..........        966         875       3,936       3,252        2,731        2,360       2,180
                                                ---------   ---------   ---------   ---------    ---------    ---------   ---------
Income before income taxes ...................        368         327       1,452       1,245        1,013          527         713
Income tax expense (4) .......................         11         126         140         300          278          130         257
                                                ---------   ---------   ---------   ---------    ---------    ---------   ---------
Net income ...................................  $     357   $     201   $   1,312   $     945    $     735    $     397   $     456
                                                =========   =========   =========   =========    =========    =========   =========
Net income applicable to diluted earnings
     per common share (4) ....................  $     357   $     201   $   1,312   $     945    $     735    $     397   $     456
                                                =========   =========   =========   =========    =========    =========   =========
Earnings per common share
         Basic ...............................  $    1.15   $    0.70   $    4.39   $    3.12    $    2.43    $    1.32   $    1.51
         Diluted .............................       1.15        0.66        4.14        2.94         2.32         1.30        1.51
CERTAIN RATIOS AND OTHER DATA(9)
Book value per common share ..................  $   22.40   $   21.24   $   23.05   $   20.84    $   17.67    $   15.37   $   13.82
Dividends per common share (5) ...............       --          0.35        1.56        --           --           --          --
Average common shares outstanding ............        310         288         299         302          302          302         301
Average common shares and equivalents
     outstanding .............................        311         303         317         322          316          305         301
Regulatory capital ratios of Texas Central
     Bank:
         Tangible capital ....................       6.54%       7.15%       6.60%       6.94%        8.66%        9.07%       9.34%
         Core capital ........................       6.54%       7.15%       6.60%       6.94%        8.66%        9.07%       9.34%
         Total risk-based capital ............      11.02%      10.61%      10.11%      11.23%       12.05%       12.51%      12.14%
Return on average assets (6) .................       1.23%       0.94%       1.41%       1.27%        1.24%        0.76%       0.98%
Return on average common equity ..............      20.11%      13.51%      20.59%      15.70%       14.66%        9.11%      11.48%
Shareholders' equity to assets ...............       6.51%       6.56%       6.02%       6.85%        6.90%        7.82%       7.69%
Tangible shareholders' equity to tangible
     assets ..................................       6.35%       6.42%       6.02%       6.85%        6.90%        7.82%       7.69%
Net yield on interest-earning assets .........       4.72%       5.62%       5.61%       5.96%        5.99%        5.94%       5.59%
Interest rate spread .........................       3.85%       4.26%       4.31%       4.69%        4.80%        4.86%       4.53%
Average interest-earning assets to average
      interest-bearing liabilities ...........       1.39        1.49        1.45        1.45         1.44         1.41        1.39
Non-interest expense to average total
     assets ..................................       3.37%       4.16%       4.22%       4.37%        4.60%        4.51%       4.68%
Net operating expense ratio (7) ..............       2.69        3.40        3.45        3.60         3.58         3.43        3.37
Efficiency ratio (8) .........................      68.12       72.80       73.05       72.31        72.56        69.72       75.28
Nonperforming assets to total assets .........       0.22        0.14        0.05        0.22         0.07         0.59        0.06
Net nonaccrual loans to total loans ..........       0.35        0.24        0.08        0.32         --           0.82        0.07
Allowance for credit losses to net
     nonaccrual loans ........................     242.50      401.50      881.50      285.90         --         135.20    1,308.70
Allowance for credit losses to
     nonperforming assets ....................     202.60      395.50      850.00      283.00       989.10       105.40      912.10
Allowance for credit losses to total loans ...       0.84        0.97        0.74        1.06         1.21         1.10        0.90
Net loan charge-offs to average loans (2) ....       0.04        0.14        0.13       (0.01)       (0.41)        1.34        0.17
Full-time equivalent employees ...............         38          38          41          36           30           28          25
Number of community banking branches .........          3           2           3           2            2            1           1

---------------

(1) The variances between March 31, 1999 and March 31, 1998 can be attributed to the opening of the Park Cities branch location in May 1998.

(2) The variance for 1995 is attributed to a single credit charged off during that year. The subsequent year received a partial recovery of this charge-off.

(3)   The loss during 1997 is attributed to the sale of a mutual fund.

(4)   Texas Central elected S corporation status effective January 1, 1998.

(5) Distributions made to shareholders during 1998 were for the payment of tax liability associated with the income passed through to them due to the Texas Central's S corporation election.

(6)   Return on average assets is net income, divided by average total assets.

(7) Net operating expense ratio is total non-interest expense, less total non-interest income, as a percentage of average assets for each period.

(8) Efficiency ratio is non-interest expense, divided by net interest income plus non-interest income.

(9) When appropriate, certain ratios for the interim periods have been annualized.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
                     AND RESULTS OF OPERATIONS OF TEXAS CENTRAL


      Management's Discussion and Analysis of Financial Condition and Results of Operations of Texas Central analyzes the major elements of Texas Central's balance sheets and statements of operations. This section should be read in conjunction with Texas Central's consolidated financial statements and notes to consolidated financial statements presented elsewhere in this Proxy Statement/Prospectus.

RESULTS OF OPERATIONS

GENERAL

      The earnings of Texas Central depend primarily on net interest income (i.e., the difference between the income earned on loans and investments and the interest paid on its deposits and other borrowed funds.) Among the factors affecting net interest income are the type and volume of its loans, deposits and other borrowed funds, and the relative sensitivity of its interest-earning assets and its interest-bearing liabilities to changes in market interest rates.

      Texas Central's income is also affected by fees it receives from other banking services, by its provision for loan losses and by the level of its operating expenses. All aspects of Texas Central's operations are affected by general market, economic and competitive conditions.

      Texas Central reported net income of $357,000 for the three month period ended March 31, 1999, an increase of $156,000 from net income of $201,000 for the three month period ended March 31, 1998. Since January 1, 1998, Texas Central has been an S corporation for federal income tax purposes. As an S corporation, Texas Central is generally treated as a pass-through entity for federal income tax purposes, such that it does not typically pay federal income tax on its earnings. Except as otherwise noted, financial statements and information for Texas Central for periods after January 1, 1998 contained in this Proxy Statement/Prospectus do not include accruals or adjustments for the federal income tax Texas Central would have incurred if it had not been an S corporation.

      Texas Central reported net income of $1.3 million for the year ended December 31, 1998, an increase of $367,000 from net income of $945,000 for the year ended December 31, 1997. Income before income taxes was $1.5 million for the year ended December 31, 1998, a $207,000 increase from the $1.2 million earned during the year ended December 31, 1997. Texas Central had net income of $735,000 and pre-tax income of $1.0 million for the year ended December 31, 1996. Changes occurring in the major components of Texas Central's income statement for such periods are discussed below.

      The return on equity and return on assets and certain other ratios are set forth below:

                                             FOR THE THREE
                                             MONTHS ENDED          FOR THE YEAR ENDED
                                           MARCH 31, 1999 (1)          DECEMBER 31,
                                           ------------------    -----------------------
                                                                  1998     1997     1996
                                                                 -----    -----    -----
Return on average assets...............            1.23%          1.41%    1.27%    1.24%
Return on average equity...............           20.11          20.59    15.70    14.66
Average equity to average assets.......            6.10           6.41     7.49     8.50
Dividend payout ratio..................             --           35.54      --       --

(1)  Annualized

NET INTEREST INCOME

      Net interest income is the primary source of income for Texas Central and represents the amount by which interest generated by earning assets exceeds the cost of funds, primarily interest paid to depositors on interest-bearing accounts.

      Net interest income was $1.2 million for the three months ended March 31, 1999, a 20.00% increase from net interest income of $1.0 million for the three months ended March 31, 1998. The increase in net interest income is primarily due to the increases in the volume of loans and investment securities. Average rates earned on loans decreased to 9.11% as of March 31, 1999 from 9.53% as of March 31, 1998. This decrease is primarily due to the drop in the prime rate during the later part of 1998. Average deposits for the three months ended March 31, 1999, were $96.4 million an increase of 28.04% over average deposits of $75.3 million for 1998.

      Net interest income was $4.7 million for the year ended December 31, 1998, a 19.03% increase from net interest income of $3.9 million for the year ended December 31, 1997. The increase in net interest income resulted primarily from the increase in interest on securities and loans due to an increase in volume. Average rates earned on interest-bearing assets decreased to 8.46% for the year ended December 31, 1998 from 8.77% for the year ended December 31, 1997. Average loans of $57.7 million for the year ended December 31, 1998, increased 22.55% from average loans of $47.1 million for 1997. The increase in average loans primarily resulted from increases in commercial and real estate loans, with a slight increase in installment loans. Average deposits for the year ended December 31, 1998 were $82.1 million an increase of 26.78% over average deposits of $64.8 million for 1997.

      Net interest income was $3.9 million for the year ended December 31, 1997, a 24.37% increase from net interest income of $3.2 million for 1996. The increase in net interest income was due primarily to the increase in average loans outstanding. Average loans of $47.1 million for the year ended December 31, 1997 increased 25.45% over average loans of $37.5 million for 1996. The increase in average loans outstanding was the result of increases in commercial and real estate loans during 1997. Average deposits for the year ended December 31, 1997 were $64.8 million an increase of 22.28% from average deposits of $53.0 million for the same period in 1996.

      The following tables set forth for the periods indicated an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities. The table presents the total dollar amount of average balances, interest income from average interest-earning assets and the resultant yields, as well as interest expense on average interest-bearing liabilities, expressed both in dollars and annualized rates.


                                                                                   FOR THE THREE MONTHS ENDED MARCH 31,
                                                                        -----------------------------------------------------------
                                                                                    1999                           1998
                                                                        ----------------------------   ----------------------------
                                                                         AVERAGE              YIELD/   AVERAGE              YIELD/
                                                                         BALANCE  INTEREST    RATE     BALANCE   INTEREST    RATE
                                                                        --------  --------  --------   --------  --------  --------
                                                                                             (DOLLARS IN THOUSANDS)
Interest-earning assets:
        Loans ........................................................  $ 62,428  $  1,403      9.11%  $ 52,920  $  1,244      9.53%
        Securities ...................................................    21,438       303      5.74     11,953       176      6.00
        Federal funds sold ...........................................    21,590       256      4.81     10,137       139      5.57
        Deposits in financial institutions ...........................      --        --        --          100         2      4.05
                                                                        --------  --------  --------   --------  --------  --------
           Total interest-earning assets .............................   105,456     1,962      7.55     75,110     1,561      8.43
Non-interest-earning assets ..........................................    10,963                         10,165
                                                                        --------  --------  --------   --------  --------  --------
           Total assets ..............................................  $116,419                       $ 85,275
                                                                        ========                       ========
Interest-bearing liabilities:
        NOW, money market and savings deposits .......................  $ 35,259       252      2.90   $ 24,917       175      2.85
        Certificates of deposit and other
           time deposits .............................................    27,831       346      5.05     21,992       299      5.51
                                                                        --------  --------  --------   --------  --------  --------
           Total interest-bearing deposits ...........................    63,090       598      3.85     46,909       474      4.10
        Securities sold under repurchase agreements ..................    12,529       139      4.46      3,670        46      5.08
                                                                        --------  --------  --------   --------  --------  --------
           Total interest-bearing liabilities ........................    75,619       737      3.70     50,579       520      4.17
Non-interest bearing liabilities and shareholders' equity:
        Non-interest bearing demand deposits .........................    33,300                         28,371
        Other ........................................................     7,500                          6,325
                                                                        --------                       --------
                                                                          40,800                         34,696
                                                                        --------                       --------
           Total liabilities and shareholders'
           equity ....................................................  $116,419                       $ 85,275
                                                                        ========                       ========
Net interest income/interest rate spread .............................            $  1,225      3.85%            $  1,041      4.26%
                                                                                  ========  ========             ========  ========
Net yield on interest-earning assets .................................                          4.72%                          5.62%
                                                                                            ========                       ========

                                                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                                              -----------------------------------------------------
                                                                                         1998                       1997
                                                                              -------------------------   -------------------------
                                                                              AVERAGE            YIELD/   AVERAGE            YIELD/
                                                                              BALANCE  INTEREST  RATE     BALANCE  INTEREST  RATE
                                                                              -------  -------- -------   -------  -------- -------
                                                                                             (DOLLARS IN THOUSANDS)
Interest-earning assets:
       Loans ...............................................................  $57,674  $ 5,604     9.72%  $47,058  $ 4,653     9.89%
       Securities ..........................................................   12,960      771     5.95     9,944      633     6.37
       Federal funds sold ..................................................   12,662      676     5.34     8,737      484     5.54
       Deposits in financial institutions ..................................       40        3     7.50       100        5     5.00
                                                                              -------  -------  -------   -------  -------  -------
         Total interest-earning assets .....................................   83,336    7,054     8.46    65,839    5,775     8.77
Non-interest-earning assets ................................................    9,950                       8,520
                                                                              -------                     -------
         Total assets ......................................................  $93,286                     $74,359
                                                                              =======                     =======
Interest-bearing liabilities:
       NOW, money market and
         savings deposits ..................................................  $28,461      848     2.98   $23,747      687     2.89
       Certificates of deposit and
            other time deposits ............................................   24,521    1,317     5.37    18,309      998     5.45
                                                                              -------  -------  -------   -------  -------  -------
       Total interest-bearing deposits .....................................   52,982    2,165     4.09    42,056    1,685     4.00
       Securities sold under agreements to
         repurchase ........................................................    4,455      217     4.85     3,388      165     4.87
                                                                              -------  -------  -------   -------  -------  -------
         Total interest-bearing liabilities ................................   57,437    2,382     4.15    45,444    1,850     4.08
Non-interest-bearing liabilities and shareholders' equity:
       Noninterest-bearing demand
         deposits ..........................................................   29,084                      22,729
       Other ...............................................................    6,765                       6,186
                                                                              -------                     -------
                                                                               35,849                      28,915
                                                                              -------                     -------
         Total liabilities and shareholders'
            equity .........................................................  $93,286                     $74,359
                                                                              =======                     =======
Net interest income/interest rate
         spread ............................................................           $ 4,672     4.31%           $ 3,925     4.69%
                                                                                       =======  =======            =======  =======
Net yield on interest-earning assets .......................................                       5.61%                       5.96%
                                                                                                =======                     =======

                                                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                                                              -------------------------------------
                                                                                                               1996
                                                                                              -------------------------------------
                                                                                               AVERAGE                      YIELD/
                                                                                               BALANCE       INTEREST       RATE
                                                                                              ---------     ---------     ---------
                                                                                                    (DOLLARS IN THOUSANDS)
Interest-earning assets:
       Loans ............................................................................     $  37,512     $   3,679          9.81%
       Securities .......................................................................         8,650           558          6.45
       Federal funds sold ...............................................................         6,496           348          5.36
       Deposits in financial institutions ...............................................            61             3          5.42
                                                                                              ---------     ---------     ---------
         Total interest-earning assets ..................................................        52,719         4,588          8.70
Non-interest-earning assets .............................................................         6,640
                                                                                              ---------
         Total assets ...................................................................     $  59,359
                                                                                              =========
Interest-bearing liabilities:
       NOW, money market and
         savings deposits ...............................................................     $  21,227           599          2.82
       Certificates of deposit and
            other time deposits .........................................................        14,301           774          5.41
                                                                                              ---------     ---------     ---------
       Total interest-bearing deposits ..................................................        35,528         1,373          3.87
       Securities sold under agreements to
         repurchase .....................................................................         1,164            59          5.06
                                                                                              ---------     ---------     ---------
       Total interest-bearing liabilities ...............................................        36,692         1,432          3.90
Non-interest-bearing liabilities and shareholders' equity:
       Noninterest-bearing demand
         deposits .......................................................................        17,453
       Other ............................................................................         5,214
                                                                                              ---------
                                                                                                 22,667
                                                                                              ---------
         Total liabilities and shareholders'
            equity ......................................................................     $  59,359
                                                                                              =========
Net interest income/interest rate
         spread .........................................................................                   $   3,156          4.80%
                                                                                                            =========     =========
Net yield on interest-earning assets ....................................................                                      5.99%
                                                                                                                          =========

      Changes in interest income and interest expense can result from variances in both volume and rate. Texas Central has an asset and liability management strategy designed to provide a proper balance between rate sensitive assets and rate sensitive liabilities to attempt to maximize interest margins, and to provide adequate liquidity for anticipated needs.

      The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and rate.

                                                                  FOR THE THREE MONTHS                   FOR THE YEAR ENDED
                                                                     ENDED MARCH 31,                         DECEMBER 31,
                                                                     1999 VS. 1998                          1998 VS. 1997
                                                           ---------------------------------      ---------------------------------
                                                            VOLUME       RATE          NET        VOLUME        RATE          NET
                                                           -------      -------      -------      -------      -------      -------
                                                                                        (IN THOUSANDS)
INTEREST INCOME:
     Loans ...........................................     $   215      $   (56)     $   159      $ 1,031      $   (80)     $   951
     Securities ......................................         135           (8)         127          180          (42)         138
     Federal funds sold ..............................         136          (19)         117          209          (17)         192
     Deposits in financial institutions ..............          (2)        --             (2)          (2)        --             (2)
                                                           -------      -------      -------      -------      -------      -------
           Total .....................................         484          (83)         401        1,418         (139)       1,279
                                                           -------      -------      -------      -------      -------      -------
INTEREST EXPENSE:
     NOW, money market and savings ...................          74            3           77          140           21          161
     Certificates of deposit and
           other time deposits .......................          72          (25)          47          334          (15)         319
     Securities sold under repurchase
           agreements ................................          99           (6)          93           46            6           52
                                                           -------      -------      -------      -------      -------      -------
           Total .....................................         245          (28)         217          520           12          532
                                                           -------      -------      -------      -------      -------      -------
Net change in interest income ........................     $   239      $   (55)     $   184      $   898      $  (151)     $   747
                                                           =======      =======      =======      =======      =======      =======
                                                                                                     FOR THE YEAR
                                                                                                   ENDED DECEMBER 31,
                                                                                                     1997 VS. 1996
                                                                                     -----------------------------------------------
                                                                                     VOLUME               RATE                  NET
                                                                                     ------              ------               ------
                                                                                                (IN THOUSANDS)
INTEREST INCOME:
     Loans ............................................................              $  944              $   30               $  974
     Securities .......................................................                  82                  (7)                  75
     Federal funds sold ...............................................                 124                  12                  136
     Deposits in financial institutions ...............................                   2                --                      2
                                                                                     ------              ------               ------
           Total ......................................................               1,152                  35                1,187
                                                                                     ------              ------               ------
INTEREST EXPENSE:
     NOW, money market and savings ....................................                  73                  15                   88
     Certificates of deposit and
           other time deposits ........................................                 218                   6                  224
     Securities sold under repurchase
           agreements .................................................                 108                  (2)                 106
                                                                                     ------              ------               ------
           Total ......................................................                 399                  19                  418
                                                                                     ------              ------               ------
Net change in interest income .........................................              $  753              $   16               $  769
                                                                                     ======              ======               ======

PROVISION FOR CREDIT LOSSES

      Texas Central's allowance for credit losses is established through charges to operating income in the form of the provision for credit losses. Actual credit losses or recoveries of credit losses are charged or credited directly to the allowance for credit losses.

      Texas Central recorded a provision for credit losses for the three months ended March 31, 1999 of $84,000 compared to none taken during this same time period for 1998. The allowance for credit losses expressed as a percentage of outstanding loans was 0.84% and 0.97% as of March 31, 1999 and March 31, 1998, respectively.

      For the years ended December 31, 1998 and December 31, 1997, Texas Central recorded no provision for credit losses as the allowance was deemed adequate. For the year ended December 31, 1996, Texas Central recorded a provision for credit losses of $20,000. The allowance for credit losses as of December 31, 1998, 1997, and 1996 was $476,000, $549,000, and $544,000, respectively. The allowance for credit losses expressed as a percentage of outstanding loans was 0.74%, 1.06%, and 1.21% as of December 31, 1998, 1997, and 1996, respectively.

      Nonaccrual loans were $198,000 as of March 31, 1999 and $54,000 as of December 31, 1998.

NON-INTEREST INCOME

      Non-interest income, which primarily includes service charges and other fee income was $193,000 for the three months ended March 31, 1999 and $161,000 for the three months ended March 1, 1998.

      Non-interest income increased 25.17% to $716,000 for the year ended December 31, 1998 from $572,000 for the year ended December 31, 1997 primarily due to growth in number of deposit accounts yielding service charge income and a $123,000 loss on the sale of securities occurring in 1997.

      Non-interest income decreased 5.92% from $608,000 for the year ended December 31, 1996 to $572,000 for the year ended December 31, 1997. The net decrease was due primarily to the loss on sale of securities during 1997.

NON-INTEREST EXPENSE

      Non-interest expense includes expenses that Texas Central incurs in the course of operations, such as employee compensation and benefits, occupancy expense and general operating expenses. These expenses increased 10.40% from $875,000 for the three months ended March 31, 1998 to $966,000 for the three months ended March 31, 1999. The increase was due primarily to expenses related to a branch which opened in May 1998, and salary and related benefits increases.

      Non-interest expense increased from $3.3 million for the year ended December 31, 1997 to $3.9 million for the year ended December 31, 1998. The increase was mainly attributable to an increase in salaries and employee benefits and occupancy expense.

      Non-interest expense for the year ended December 31, 1997 increased by $521,000, from the year ended December 31, 1996 due primarily to increased salary and benefit costs.

FEDERAL AND STATE INCOME TAXES

      Texas Central's provision for income taxes was $11,000 and $126,000 for the three month periods ended March 31, 1999 and 1998, respectively. As of January 1, 1998, Texas Central elected S corporation status, therefore Texas Central is not generally subject to a company-level federal income tax, and the shareholders of Texas Central are taxed on their proportionate share of Texas Central's taxable income. Due to the S corporation election, Texas Central had to charge-off deferred tax assets of $52,000 and accrue for unrealized "net built in gains" of $74,000 in the first quarter of 1998.

      Texas Central's provision for income taxes were $140,000, $300,000, and $278,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

DISCUSSION OF CHANGES IN FINANCIAL CONDITION

GENERAL

      From December 31, 1998 to March 31, 1999, Texas Central increased its total assets by approximately $4.5 million primarily through growth in loans and securities. These increases were funded by approximately $4.2 million of deposit growth. From December 31, 1997 to 1998, total assets increased by approximately $28.7 million as Texas Central opened a new branch and continued its growth in existing markets.

LOAN PORTFOLIO

The following table classifies Texas Central's loans according to type as of the dates shown:

                                                                              MARCH 31,                   DECEMBER 31,
                                                                              ---------      ---------------------------------------
                                                                                 1999          1998           1997           1996
                                                                              ---------      ---------      ---------      ---------
                                                                                                    (IN THOUSANDS)
Commercial, financial and industrial ...................................      $  25,011      $  24,860      $  19,308      $  18,538
Real estate ............................................................         34,109         31,433         27,063         22,487
Installment ............................................................          6,765          8,225          5,307          3,861
Other ..................................................................             50            112             46             52
                                                                              ---------      ---------      ---------      ---------
                  Total ................................................         65,935         64,630         51,724         44,938
Less allowance for credit losses .......................................            553            476            549            544
Less unearned income ...................................................              1              1              4             15
                                                                              ---------      ---------      ---------      ---------
                  Total ................................................      $  65,381      $  64,153      $  51,171      $  44,379
                                                                              =========      =========      =========      =========

      The contractual maturity ranges of the commercial, financial and industrial and real estate portfolios and the amount of such loans with predetermined interest rates and floating interest rates in each maturity range as of December 31, 1998 are summarized in the following table:

                                                                                                DECEMBER 31, 1998
                                                                             -------------------------------------------------------
                                                                                            AFTER ONE
                                                                              ONE YEAR       THROUGH       AFTER FIVE
                                                                               OR LESS      FIVE YEARS       YEARS           TOTAL
                                                                             ----------     ----------     ----------     ----------
                                                                                                 (IN THOUSANDS)
Commercial, financial and industrial ...................................     $   15,364     $    8,512     $      984     $   24,860
Real estate ............................................................         19,397         10,746          1,290         31,433
                                                                             ----------     ----------     ----------     ----------
      Total ............................................................     $   34,761     $   19,258     $    2,274     $   56,293
                                                                             ==========     ==========     ==========     ==========
Loans with a predetermined interest rate ...............................     $    5,465     $    2,825     $      120     $    8,410
Loans with a floating interest rate ....................................         29,296         16,433          2,154         47,883
                                                                             ----------     ----------     ----------     ----------
      Total ............................................................     $   34,761     $   19,258     $    2,274     $   56,293
                                                                             ==========     ==========     ==========     ==========

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

      The following is an analysis of non-performing loans as of the dates shown:

                                                                                 MARCH 31,                DECEMBER 31,
                                                                                 ---------     -------------------------------------
                                                                                    1999         1998          1997          1996
                                                                                 ---------     ---------     ---------     ---------
                                                                                                       (IN THOUSANDS)
Loans accounted for on a nonaccrual
      basis ................................................................     $     198     $      54     $     164     $    --
Accruing loans which are contractually
      past due 90 days or more as to
      principal or interest payments .......................................            43           665          --               9
                                                                                 ---------     ---------     ---------     ---------
      Total ................................................................     $     241     $     719     $     164     $       9
                                                                                 =========     =========     =========     =========

      The accrual of interest on a loan is discontinued when the borrower's financial condition is such that the collection of interest is doubtful. This determination is the opinion of management based upon such criteria as default in payment, asset deterioration, decline in cash flow, recurring operating loss, declining sales, bankruptcy and other financial conditions which could result in default.

      Placing a loan on nonaccrual status has a two-fold impact on net interest income. First, it causes an immediate charge against earnings with respect to that particular loan. Second, it eliminates future interest earnings with respect to that particular loan. Interest on such loans is not recognized until the entire principal is collected or until the loan is returned to a performing status.

ALLOWANCE FOR CREDIT LOSSES AND RISK ELEMENTS

      The provision for credit losses represents a determination by Texas Central's management of the amount necessary to be charged to operating income and transferred to the allowance for credit losses to maintain a level which it considers adequate in relation to the risk of losses inherent in the loan portfolio. It is Texas Central's policy to provide for exposure to losses of specifically identified credits, and a general allowance for the remainder of the loan portfolio. It is also Texas Central's policy to charge off in the current period those loans in which a loss is deemed to exist.

      In assessing the adequacy of its allowance for credit losses, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged off and to assess the risk characteristic of individually significant loans and of the portfolio in the aggregate.

      The following table presents for the periods indicated an analysis of the allowance for credit losses and other related data:

                                                                                 THREE MONTHS         YEAR ENDED DECEMBER 31,
                                                                                    ENDED         --------------------------------
                                                                                MARCH 31, 1999        1998                1997
                                                                                --------------    --------------    --------------
                                                                                              (DOLLARS IN THOUSANDS)
Average loans outstanding ....................................................  $       62,428    $       57,674    $       47,058
                                                                                --------------    --------------    --------------

Gross loans outstanding at end of period .....................................  $       65,935    $       64,630    $       51,724
                                                                                --------------    --------------    --------------

Allowance for credit losses at beginning of period ...........................  $          476    $          549    $          544
Provision for credit losses ..................................................              84              --                --
Charge-offs:
      Commercial, financial and industrial ...................................            --                  87                12
      Real estate ............................................................            --                --                --
      Installment and other ..................................................              10                14                 1
Recoveries:
      Commercial, financial and industrial ...................................            --                --                   1
      Real estate ............................................................            --                  25              --
      Installment and other ..................................................               3                 3                17
                                                                                --------------    --------------    --------------
Net (charge-offs) recoveries .................................................              (7)              (73)                5
                                                                                --------------    --------------    --------------
Allowance for credit losses at end of period .................................  $          553    $          476    $          549
                                                                                ==============    ==============    ==============
Ratio of net charge-offs (recoveries) to average loans .......................             .04%              .13%             (.01)%

      The following table describes the allocation of the allowance of the credit losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                                    MARCH 31,                      DECEMBER 31,
                                                                   -----------  ---------------------------------------------------
                                                                      1999                1998                      1997
                                                                   -----------  ------------------------   ------------------------
                                                                                              PERCENT OF                PERCENT OF
                                                                                              LOANS TO                   LOANS TO
                                                                      AMOUNT       AMOUNT    TOTAL LOANS     AMOUNT     TOTAL LOANS
                                                                   -----------  -----------  -----------   -----------  -----------
                                                                                                    (DOLLARS IN THOUSANDS)
Balance of allowance for credit losses
     applicable to:
     Commercial, financial and
         industrial .............................................  $       319  $       225         38.5%  $       304         37.3%
     Real estate ................................................          195          217         48.6           164         52.3
     Installment and other ......................................           31           29         12.9            16         10.4
     Unallocated ................................................            8            5         --              65         --
                                                                   -----------  -----------  -----------   -----------  -----------
         Total allowance for credit losses ......................  $       553  $       476        100.0%  $       549        100.0%
                                                                   ===========  ===========  ===========   ===========  ===========

INVESTMENT SECURITIES

      Set forth in the following table is a distribution of Texas Central's investment securities by contractual maturity dates as of March 31, 1999 (mortgage-backed securities are classified in the period of final maturity):

                                                                        MATURING
                                       --------------------------------------------------------------------------
                                                           AFTER ONE BUT      AFTER FIVE YEARS
                                       WITHIN ONE YEAR   WITHIN FIVE YEARS  BUT WITHIN TEN YEARS  AFTER TEN YEARS       TOTAL
                                       ---------------   -----------------  --------------------  ---------------   ---------------
                                        AMOUNT  YIELD      AMOUNT   YIELD     AMOUNT     YIELD     AMOUNT  YIELD    AMOUNT   YIELD
                                       -------  ------   ---------  ------  ----------  --------  -------  ------   -------  ------
                                                                           (DOLLARS IN THOUSANDS)
Securities held to maturity:
U.S. Treasury securities ............  $ 2,000    6.49%  $   7,046    5.75% $     --       --     $  --      --     $ 9,046    5.91%
U.S. government agencies
     and corporations ...............     --      --         8,980    5.45        --       --        --      --       8,980    5.45
Mortgage-backed securities
     and collateralized  mortgage
     obligations ....................     --      --         2,857    5.85       3,005     5.74%      340    5.93%    6,202    5.80
Other ...............................     --      --           509    5.91        --       --        --      --         509    5.91
                                       -------  ------   ---------  ------  ----------  -------   -------  ------   -------  ------
     Total securities held to
         maturity ...................  $ 2,000    6.49%  $  19,392    5.63% $    3,005     5.74%  $   340    5.93%  $24,737    5.72%
                                       =======  ======   =========  ======  ==========  =======   =======  ======   =======  ======
Securities available for sale .......     --      --          --      --          --       --     $   514    5.00%  $   514    5.00%
                                       =======  ======   =========  ======  ==========  =======   =======  ======   =======  ======

      Set forth in the following table is a distribution of Texas Central's investment securities by contractual maturity dates as of December 31, 1998 (mortgage-backed securities are classified in the period of final maturity):

                                                                        MATURING
                                       --------------------------------------------------------------------------
                                                           AFTER ONE BUT      AFTER FIVE YEARS
                                      WITHIN ONE YEAR   WITHIN FIVE YEARS  BUT WITHIN TEN YEARS  AFTER TEN YEARS       TOTAL
                                      ---------------   -----------------  --------------------  ---------------   ---------------
                                       AMOUNT  YIELD      AMOUNT    YIELD     AMOUNT     YIELD    AMOUNT   YIELD    AMOUNT   YIELD
                                      -------  ------   ---------  ------   ----------  --------  -------  ------   -------  ------
                                                                                      (DOLLARS IN THOUSANDS)
Securities held to maturity:
U.S. Treasury securities ...........  $ 1,501    6.09%  $   5,997    6.10%  $     --        --    $  --      --     $ 7,498    6.10%
U.S. government agencies
     and corporations ..............     --      --         5,002    5.30         --        --       --      --       5,002    5.30
Mortgage-backed securities
     and collateralized mortgage
     obligations ...................      125    6.56        --      --           --        --      6,345    5.82%    6,470    5.84
     Other .........................     --      --           510    5.92         --        --       --      --         510    5.92
                                      -------  ------   ---------  ------   ----------  --------  -------  ------   -------  ------
     Total securities held to
         maturity ..................  $ 1,626    6.13%  $  11,509    6.00%  $     --        --    $ 6,345    5.82%  $19,480    5.80%
                                      =======  ======   =========  ======   ==========  ========  =======  ======   =======  ======
Securities available for sale ......     --      --          --      --           --        --    $   470    5.00%  $   470    5.00%
                                      =======  ======   =========  ======   ==========  ========  =======  ======   =======  ======

DEPOSITS

   The average balances and average rates paid by category of deposit at the dates shown below are as follows:

                                                                                                         DECEMBER 31,
                                                                                          -----------------------------------------
                                                                    MARCH 31, 1999              1998                    1997
                                                                   ------------------     ------------------     ------------------
                                                                    AMOUNT     RATE       AMOUNT      RATE       AMOUNT      RATE
                                                                   -------    -------     -------    -------     -------    -------
                                                                                               (DOLLARS IN THOUSANDS)
Non-interest bearing deposits .................................    $33,300       --       $29,084       --       $22,729       --

Interest bearing deposits:
NOW, money market,
   and savings deposits .......................................     35,259       2.90%     28,461       2.98%     23,747       2.89%
Certificates of deposit .......................................     27,831       5.05      24,521       5.37      18,309       5.45
                                                                   -------    -------     -------    -------     -------    -------
   Total interest-bearing .....................................     63,090       3.85      52,982       4.09      42,056       4.00
                                                                   -------    -------     -------    -------     -------    -------
Total .........................................................    $96,390       2.52%    $82,066       2.64%    $64,785       2.60%
                                                                   =======    =======     =======    =======     =======    =======

      The scheduled maturities of certificates of deposit in denominations of $100,000 or more at March 31, 1999 and December 31, 1998, including public funds, are shown below:

                                              MARCH 31, 1999  DECEMBER 31, 1998
                                              --------------  -----------------
                                                  (DOLLARS IN THOUSANDS)
Due in three months or less ................  $        6,567  $           5,425
Due in three to six months .................           2,954              2,987
Due in six to twelve months ................           2,416              3,650
Due in over twelve months ..................             415                546
                                              --------------  -----------------
Total ......................................  $       12,352  $          12,608
                                              ==============  =================

MARKET RISK ANALYSIS

      Market risk is the risk of loss from adverse changes in market prices and interest rates. Texas Central's principal market risk exposure is to changes in interest rates. Interest rate risk arises primarily from differences in the duration or repricing of Texas Central's assets, liabilities, and financial instruments with off-balance-sheet risk. Management actively monitors and manages its interest rate risk exposure. This effort is accomplished through structuring the balance sheet portfolio by seeking to maximize net interest income while maintaining an acceptable level of risk to changes in market interest rates. The achievement of this goal requires a balance between profitability, liquidity and interest rate risk.

ASSET, LIABILITY AND FUNDS MANAGEMENT

      Texas Central's Asset Liability and Funds Management Policy provides management with the necessary guidelines for effective funds management, and Texas Central has established a measurement system for monitoring its net interest rate sensitivity position. Texas Central manages its sensitivity position within established guidelines.

      Interest rate risk is managed by the Asset Liability Committee ("ALCO"), which is composed of senior officers of Texas Central Bank, in accordance with policies approved by Texas Central Bank's Board of Directors. The ALCO formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the ALCO considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economics, liquidity, business strategies and other factors. The ALCO meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the ALCO reviews liquidity, cash flow flexibility, maturities, deposits and consumer and commercial deposit activity. Management uses two methodologies to manage interest rate risks: an analysis of relationships between interest-earning assets and interest-bearing liabilities and an interest rate shock simulation model. Texas Central has traditionally managed its business to reduce its overall exposure to changes in interest rates.

      Texas Central manages its exposure to interest rates by structuring its balance sheet in the ordinary course of business. Texas Central does not enter into instruments such as leveraged derivatives, interest rate swaps, financial options, financial future contracts or forward delivery contracts for the purpose of reducing interest rate risk.

      An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP") and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A company is considered to be asset sensitive, or having a positive GAP, when the amount of its interest-earning assets maturing or repricing within a given period exceeds the amount of its interest bearing liabilities also maturing or repricing within that time period. Conversely, a company is considered to be liability sensitive, or having a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. During a period of rising interest rates, a negative GAP would tend to affect net interest income adversely, while a positive GAP would tend to result in an increase in net interest income. During a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to affect net interest income adversely.

LIQUIDITY

      Texas Central's asset and liability management policy is intended to maintain adequate liquidity and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements, and otherwise sustain operations. Texas Central accomplishes this through management of the maturities of its interest-earning assets and interest-bearing liabilities. Liquidity is monitored and overall interest rate risk is assessed through reports showing both sensitivity ratios and existing dollar "GAP" data. Texas Central believes its present position to be more than adequate to meet its current and future liquidity needs.

      The liquidity of Texas Central is maintained in the form of readily marketable investment securities, demand deposits with commercial banks, vault cash and federal funds sold. While the minimum liquidity requirements for banks is determined by federal bank regulatory agencies as a percentage of deposit liabilities, Texas Central's management monitors liquidity requirements as warranted by interest rate trends, changes in the economy and the scheduled maturity and interest rate sensitivity of the investment and loan portfolio, deposits and anticipated loan fundings. In addition to the liquidity provided by the foregoing, Texas Central has correspondent relationships as of March 31, 1999 with other institutions with available unsecured lines of credit to purchase overnight funds totaling greater than $3.0 million should additional liquidity be needed.

INTEREST RATE SENSITIVITY

      Interest rate sensitivity refers to the relationship between market interest rates and net interest income resulting from the repricing of certain assets and liabilities. Interest rate risk arises when an earning asset matures or when its rate of interest changes in a time frame different from that of the supporting interest-bearing liability. One way to reduce the risk of significant adverse effects of market rate fluctuations on net interest income is to minimize the difference between rate sensitive assets and liabilities, referred to as "GAP," by maintaining a similar interest rate sensitivity position of the assets and liabilities within a particular time frame.

      Maintaining an equilibrium between rate sensitive assets and liabilities will reduce some of the risk associated with changes in market rates, but it will not guarantee a stable net interest spread because yields and rates may change simultaneously and by different amounts. These changes in market spreads could materially affect the overall net interest spread even if assets and liabilities were perfectly matched.

      The following table sets forth an interest rate sensitivity analysis for Texas Central as of March 31, 1999.

                                                                                      VOLUMES SUBJECT TO REPRICING WITHIN
                                                                             ------------------------------------------------------
                                                                               0 TO          91 DAYS         OVER
                                                                              90 DAYS       TO 1 YEAR       1 YEAR         TOTAL
                                                                             ----------     ----------     ----------    ----------
                                                                                             (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans....................................................................   $   32,711     $    5,080     $   28,143    $   65,934
 Securities...............................................................        1,353          1,500         22,398        25,251
 Federal funds sold ......................................................       18,124           --             --          18,124
                                                                             ----------     ----------     ----------    ----------
      Total interest-earning assets.......................................       52,188          6,580         50,541       109,309
                                                                             ----------     ----------     ----------    ----------
Interest-bearing liabilities:
 NOW, money market and savings deposits...................................       39,091           --             --          39,091
 Certificates of deposit and other time deposits..........................       11,831         13,278          2,571        27,680
 Securities sold under repurchase agreements..............................       12,086             29            156        12,271
                                                                             ----------     ----------     ----------    ----------
      Total interest-bearing liabilities .................................       63,008         13,307          2,727        79,042
                                                                             ----------     ----------     ----------    ----------
Period GAP ...............................................................      (10,820)        (6,727)        47,814        30,267
Cumulative GAP ...........................................................      (10,820)       (17,547)        30,267        30,267
Cumulative GAP as a percentage of total assets ...........................        (8.98)%       (14.55)%        25.10%        25.10%

      Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities, which are not reflected in the interest sensitivity analysis. These prepayments may have significant effects on Texas Central's net interest margin. Because of these factors, an interest sensitivity GAP report may not provide a complete assessment of Texas Central's exposure to changes in interest rates.

      The following table presents an analysis of the percentage changes inherent in Texas Central's net interest income over a 12 month period and market value of portfolio equity arising from hypothetical changes in market interest rates ("MVE"). MVE is the market value of assets, less the market value of liabilities. The interest rate scenarios presented in the table include interest rates at March 31, 1999, December 31, 1998 and December 31, 1997 and as adjusted by instantaneous parallel rate changes upward and downward of up to 200 basis points. These scenarios are not comparable due to differences in the interest rate environments, including the absolute level of rates and the shape of the yield curve.

                           MARCH 31, 1999                    DECEMBER 31, 1998               DECEMBER 31, 1997
                  -------------------------------     ------------------------------    ------------------------------
   CHANGE IN      NET INTEREST    MARKET VALUE OF     NET INTEREST   MARKET VALUE OF    NET INTEREST   MARKET VALUE OF
INTEREST RATES       INCOME      PORTFOLIO EQUITY        INCOME     PORTFOLIO EQUITY       INCOME     PORTFOLIO EQUITY
--------------    ------------   ----------------     ------------  ----------------    ------------  ----------------
     +200             5.99%          (10.74)%             7.97%          (36.30)%          22.04%          3.26%
     +100             2.99            (5.86)              3.98           (19.01)           11.05            1.22
       0              0.00             0.00               0.00             0.00             0.00            0.00
     -100            (2.52)            6.89              (3.52)           20.75           (10.17)          (0.27)
     -200            (5.05)           14.80              (7.06)           43.30           (20.35)           0.27

      The MVE is negatively impacted by the estimated effect of prepayments on the value of mortgage-backed securities as rates decline. Further, this analysis is based on Texas Central's interest rate exposure at the dates indicated and does not contemplate any actions Texas Central might undertake in response to changes in market interest rates, which could impact MVE.

      Each rate scenario shows unique prepayment, repricing, and reinvestment assumptions. Management derived these assumptions considering published market prepayment expectations, the repricing characteristics of individual instruments or groups of similar instruments, Texas Central's historical experience, and Texas Central's assets and liability management strategy. Further this analysis assumes that certain of Texas Central's instruments would not be affected by the changes in interest rates or would be partially affected due to the characteristics of the instruments.

      There are limitations inherent in any methodology used to estimate the exposure to changes in market interest rates. It is not possible to fully model the market risk instruments with leverage, option or prepayment risks. Also, Texas Central is affected by basis risk, which is the difference in repricing characteristics of similar term rate indices. As such, this analysis is not intended to be a forecast of the effect of a change in market interest rates on Texas Central.

CAPITAL RESOURCES

      Capital resources are subject to various regulatory capital requirements administered by the federal banking agencies. Any institution that fails to meet its minimum capital requirements is subject to actions by regulators that could have a direct material effect on the financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, Texas Central Bank must meet specific capital requirements based on its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.

      To meet the capital adequacy requirements, Texas Central Bank must maintain minimum ratios as defined in the regulations. Management believes that as of March 31, 1999 and December 31, 1998, Texas Central Bank met all capital adequacy requirements. As of March 31, 1999, Texas Central Bank satisfied the requirements of a "well capitalized" institution for federal capital adequacy purposes. Additionally, the Federal Reserve has capital adequacy requirements for bank holding companies. For bank holding companies with consolidated assets of less than $150 million, like Texas Central, these capital adequacy requirements are applied on a bank-only basis.

      The following is a summary of Texas Central Bank's capitalization at March 31, 1999 and December 31, 1998 and 1997.

                                                                                         ACTUAL                 MINIMUM REQUIRED
                                                                                 -----------------------    -----------------------
TEXAS CENTRAL BANK:                                                                AMOUNT       RATIO         AMOUNT       RATIO
                                                                                 ----------   ----------    ----------   ----------
                                                                                               (DOLLARS IN THOUSANDS)
As of March 31, 1999:
   Total capital (to risk-weighted assets) ...................................   $    8,163        11.02%   $    5,924         8.00%
   Tier I capital (to risk-weighted assets) ..................................        7,610        10.27         2,962         4.00
   Tier I capital (to total average assets) ..................................        7,610         6.54         3,441         3.00

As of December 31, 1998:
   Total capital (to risk-weighted assets) ...................................   $    7,412        10.11%   $    5,868         8.00%
   Tier I capital (to risk-weighted assets) ..................................        6,936         9.46         2,934         4.00
   Tier I capital (to total average assets) ..................................        6,936         6.60         3,154         3.00

As of December 31, 1997:
   Total capital (to risk-weighted assets) ...................................   $    6,461        11.23%   $    4,604         8.00%
   Tier I capital (to risk-weighted assets) ..................................        5,912        10.27         2,302         4.00
   Tier I capital (to total average assets) ..................................        5,912         6.94         2,555         3.00

YEAR 2000 COMPLIANCE

      GENERAL. The Year 2000 risk involves computer programs and computer software that are not able to perform without interruption into the Year 2000. If computer systems do not correctly recognize the date change from December 31, 1999 to January 1, 2000, computer applications that rely on the date field could fail or create erroneous results. Such erroneous results could affect interest, payment or due dates or cause the temporary inability to process transactions, send invoices or engage in similar normal business activities. If these issues are not addressed by Texas Central, its suppliers and its borrowers, there could be a material adverse impact on Texas Central's financial condition or results of operations.

      STATE OF READINESS. Texas Central formally initiated its Year 2000 project and plan in June 1997 to insure that its operational and financial systems will not be adversely affected by Year 2000 problems. Texas Central has formed a Year 2000 project team and the Board of Directors and management are supporting all compliance efforts and allocating the necessary resources to ensure completion. An inventory of all systems and products (including both information technology ("IT") and non-information technology ("non-IT" systems) that could be affected by the year 2000 date change has been developed, verified and categorized as to its importance to Texas Central and an assessment of all major IT and critical non-IT systems has been completed. This assessment involved inputting into IT systems test data which simulates the Year 2000 date change and reviewing the system output for accuracy. Texas Central's assessment of critical non-IT systems involved reviewing such systems to determine whether they were date dependent. Based on such assessment, Texas Central believes that none of its critical non-IT systems are date dependent. The software for Texas Central's systems is provided through service bureaus and software vendors. Texas Central has contacted all of its third party vendors and software providers and is requiring them to demonstrate and represent that the products provided are or will be Year 2000 compliant and has planned a program of testing compliance. Texas Central's service bureau, which performs substantially all of Texas Central's data processing functions, has warranted in writing that its software is Year 2000 compliant, and pursuant to applicable regulatory guidelines, Texas Central is currently reviewing the results of user group tests performed by the service provider to verify this assertion.

      Texas Central has completed the following phases of its Year 2000 plan:
(i) recognizing Year 2000 issues, (ii) assessing the impact of Year 2000 issues on Texas Central's critical systems and (iii) upgrading systems as necessary to resolve those Year 2000 issues which have been identified. Texas Central is in the final stages of testing and implementing those systems that have been upgraded.

      COSTS OF COMPLIANCE. Management does not expect the costs of bringing Texas Central's systems into Year 2000 compliance will have a material adverse effect on Texas Central's financial condition, results of operations or liquidity. Texas Central has budgeted $75,000 to address Year 2000 issues and $7,000 has been expended as of March 31, 1999. As of March 31, 1999, Texas Central has not incurred any significant costs in relation to Year 2000. The largest potential risk to Texas Central concerning Year 2000 is the malfunction of its data processing system. In the event its data processing system does not function properly, Texas Central believes it has developed adequate back-up procedures. Texas Central believes it is in compliance with regulatory guidelines regarding Year 2000 compliance, including the timetable for achieving compliance.

      RISK RELATED TO THIRD PARTIES. The impact of Year 2000 noncompliance by third parties with which Texas Central transacts business cannot be accurately gauged. Texas Central identified its largest commercial loan ($100,000 or more) customers and, based on information available to Texas Central, conducted a preliminary evaluation to determine which of those customers are likely to be affected by Year 2000 issues. Texas Central then surveyed those customers deemed at risk to determine their readiness with respect to Year 2000 issues, plans to address such issues and progress with respect to such plans. To the extent a problem has been identified, Texas Central intends to monitor the customer's progress in resolving such problem. In the event that Year 2000 noncompliance adversely affects a borrower, Texas Central may be required to charge off the loan to that borrower. Texas Central does not anticipate any significant losses from its customers in regard to Year 2000 issues. Texas Central relies on the Federal Reserve Bank of Dallas for electronic fund transfers and understands that the systems of the Federal Reserve Bank of Dallas became Year 2000 compliant during the fourth quarter of 1998.

      CONTINGENCY PLAN. Texas Central has finalized its contingency planning with respect to the Year 2000 date change and believes that if its own systems should fail, Texas Central has adequate off-site capacity that could sustain them through an interim period without significant losses. In the event that the Federal Reserve Bank of Dallas is unable to handle electronic funds transfers, Texas Central does not expect the impact to be material to its financial condition or results of operations as long as Texas Central is able to utilize an alternative electronic funds transfer source. As part of its contingency planning, Texas Central has reviewed its loan customer base and the potential impact on capital of Year 2000 non-compliance. In addition, Texas Central plans to maintain additional cash on hand to meet any unusual deposit withdrawal activity.

                                   TEXAS CENTRAL

GENERAL

      Texas Central was organized as a bank holding company for Texas Central Bank in 1997. Texas Central Bank is an independent community bank that was chartered in 1985. Texas Central offers a variety of services through Texas Central Bank to satisfy the needs of the consumer and commercial customers in its market area. The principal services offered by Texas Central include most types of lending, including commercial, consumer and real estate loans. It also offers safe deposit boxes, a night deposit facility, motor bank, wire transfer and ATM cards. Since January 1, 1998, Texas Central has been an S corporation for federal income tax purposes. As an S corporation, Texas Central is generally treated as a pass-through entity for federal income tax purposes, such that it does not typically pay federal income tax on its earnings. Financial statements and information for periods after that date do not include accruals or adjustments for the federal income tax Texas Central would have incurred had it not been an S corporation. As of March 31, 1999, Texas Central had total assets of $120.6 million, net loans of $65.4 million, total deposits of $100.2 million and total shareholders' equity of $7.8 million.

FACILITIES

      Texas Central conducts business at full-service banking locations in Dallas and Plano. Texas Central's headquarters are located at 8144 Walnut Hill Lane, Dallas, Texas in space leased by Texas Central.

COMPETITION

      The banking business is highly competitive, and the profitability of Texas Central depends principally on Texas Central's ability to compete in the market areas in which its banking operations are located. Texas Central competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other non-financial entities, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than Texas Central. Texas Central has been able to compete effectively with other financial institutions by emphasizing customer service, technology and local office decision-making; by establishing long-term customer relationships and building customer loyalty; and by providing products and services designed to address the specific needs of its customers.

EMPLOYEES

      As of March 31, 1999, Texas Central and Texas Central Bank had 38 full-time employees, seven of whom were executive officers of Texas Central Bank. Texas Central Bank provides medical and hospitalization insurance to its full-time employees. Texas Central Bank considers its relations with employees to be excellent.

LEGAL PROCEEDINGS

      In the normal course of its businesses, Texas Central from time to time is involved in legal proceedings. Other than such proceedings incidental to its business, Texas Central's management is not aware of any pending or threatened legal proceedings which, upon resolution, would have a material adverse effect upon Texas Central's financial condition, results of operations or cash flows. The continued absence of such proceedings is a condition to Bank United Corp.'s obligation to consummate the merger.

                     BENEFICIAL OWNERSHIP OF TEXAS CENTRAL STOCK

      The following table sets forth, as of the record date, the names of (i) each beneficial owner of more than 5% of Texas Central stock known to management of Texas Central, (ii) each director of Texas Central and (iii) each executive officer of Texas Central. The table indicates the amount and nature of beneficial ownership of Texas Central stock and the number of shares of Texas Central stock owned beneficially by all directors and executive officers as a group. Also included is the number of shares and percentage of Bank United Corp. Class A common stock to be owned by such persons and by directors and executive officers as a group upon the exchange of Texas Central stock for Bank United Corp. Class A common stock.

                                                                                                                   PRO FORMA
                                                                                                                     AMOUNT
                                                                                            AMOUNT                 (PERCENT)
                                                                                           (PERCENT)               AND NATURE
                                                                                          AND NATURE             OF BENEFICIAL
                                                                                         OF BENEFICIAL             OWNERSHIP
                                                                                         OWNERSHIP OF            OF BANK UNITED
                NAME OF                                                                  TEXAS CENTRAL           CORP. CLASS A
           BENEFICIAL OWNER                        POSITION WITH TEXAS CENTRAL             STOCK (1)            COMMON STOCK (2)
           ----------------                        ---------------------------             ---------            ----------------
 Suzanne Ruff (3)(4)                                 Principal Shareholder                 128,629                   260,680
                                                                                           (36.72%)                     *
 Estate of Arthur L. Ruff (4)                        Principal Shareholder                  89,441                   181,261
                                                                                           (25.53%)                     *
 James C. Veirs (4)                                  Principal Shareholder                  40,120                   81,307
                                                                                           (11.45%)                     *
 James P. Leake (4)                                  Principal Shareholder                  19,000                   38,505
                                                                                            (5.42%)                     *
 Michael A. Ruff (4)                          Chairman of the Board and President            3,760                    7,620
                                                                                               *                        *
 All directors and executive officers as a group                                             3,760                    7,620
 (1 person)                                                                                    *                        *

-----------------

*  Represents less that 1.00% of outstanding stock.

(1) Unless otherwise indicated, each individual is the record owner of, and has sole voting and investment power with respect to, all shares of Texas Central stock of which he or she is the beneficial owner. Unless otherwise indicated, all percentages are based upon 350,340 shares of Texas Central stock issued and outstanding.

(2) Assumes the issuance of 2.0266 shares of Bank United Corp. Class A common stock in exchange for each share of Texas Central stock in connection with the merger.

(3) Ms. Suzanne Ruff is the widow of Mr. Arthur L. Ruff, the former Chairman of the Board of Texas Central, and is the mother of Michael A. Ruff, the current Chairman of the Board of Texas Central.

(4) Party to a Voting Agreement with Bank United Corp. in which the stockholder has agreed to vote in favor of the merger.

              MARKET PRICES OF AND DISTRIBUTIONS ON TEXAS CENTRAL STOCK

      There has been no active public trading market for shares of Texas Central stock, although it is traded infrequently in private transactions about which Texas Central's management has little reliable information regarding price.

      The following table sets forth the dividends declared per share of Texas Central stock for each period below.


                                                     TEXAS CENTRAL STOCK
1998                                                 -------------------
Fourth Quarter.......................................... $  .5075
Third Quarter...........................................    .4285
Second Quarter..........................................    .2760
First Quarter...........................................    .3521

No dividends were declared on Texas Central stock during the first quarter of 1999 or during 1997.

      Holders of Texas Central stock are entitled to receive distributions when, as and if declared by Texas Central's Board of Directors out of funds legally available therefor. While Texas Central has declared distributions on the Texas Central stock since January of 1998, there is no assurance that Texas Central will continue to pay distributions in the future. The merger agreement permits Texas Central, between September 30, 1998 and the closing, to declare and pay cash dividends in an amount equal to 39.6% of its taxable income as estimated by Texas Central and approved by Bank United Corp. in good faith.

      The principal source of cash revenues to Texas Central is dividends paid by Texas Central Bank with respect to Texas Central Bank's capital stock. There are certain restrictions on the payment of such dividends imposed by federal and state banking laws, regulations and authorities. As of March 31, 1999, an aggregate of approximately $2.0 million was available for payment of dividends by Texas Central Bank to Texas Central under applicable restrictions, without regulatory approval. Regulatory authorities could impose administratively stricter limitations on the ability of Texas Central Bank to pay dividends to Texas Central if such limits were deemed appropriate to preserve certain capital adequacy requirements.

      If the merger is not consummated, the future declaration and payment of distributions on Texas Central stock will depend upon the earnings and financial condition of Texas Central, liquidity and capital requirements, the general economic and regulatory climate, Texas Central's ability to service any equity or debt obligations senior to the Texas Central stock and other factors deemed relevant by Texas Central's Board of Directors.

                     SUPERVISION AND REGULATION OF TEXAS CENTRAL


      The supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the Federal Deposit Insurance Corporation ("FDIC") and the banking system as a whole, and not for the protection of the bank holding company shareholders or creditors. The banking agencies have broad enforcement power over bank holding companies and banks including the power to impose substantial fines and other penalties for violations of laws and regulations.

      The following description summarizes some of the laws to which Texas Central and Texas Central Bank are subject. References herein to applicable statutes and regulations are brief summaries thereof, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations.

TEXAS CENTRAL

      Texas Central is a bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHC Act"), and it is subject to supervision, regulation and examination by the Federal Reserve. The BHC Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

      REGULATORY RESTRICTIONS ON DIVIDENDS; SOURCE OF STRENGTH. It is the policy of the Federal Reserve that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.

      Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve policy, a holding company may not be inclined to provide it. As discussed below, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

      In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

      ACTIVITIES "CLOSELY RELATED" TO BANKING. The BHC Act prohibits a bank holding company, with certain limited exceptions, from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or from engaging in any activities other than those of banking, managing or controlling banks and certain other subsidiaries, or furnishing services to or performing services for its subsidiaries. One principal exception to these prohibitions allows the acquisition of interests in companies whose activities are found by the Federal Reserve, by order or regulation, to be so closely related to banking or managing or controlling banks, as to be a proper incident thereto. Some of the activities that have been determined by regulation to be closely related to banking are making or servicing loans, performing certain data processing services, acting as an investment or financial advisor to certain investment trusts and investment companies, and providing securities brokerage services. Other activities approved by the Federal Reserve include consumer financial counseling, tax planning and tax preparation, futures and options advisory services, check guaranty services, collection agency and credit bureau services, and personal property appraisals. In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the Federal Reserve considers a number of factors, and weighs the expected benefits to the public (such as greater convenience and increased competition or gains in efficiency) against the risks of possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices). The Federal Reserve is also empowered to differentiate between activities commenced de novo and activities commenced through acquisition of a going concern.

      SECURITIES ACTIVITIES. The Federal Reserve has approved applications by bank holding companies to engage, through nonbank subsidiaries, in certain securities-related activities (underwriting of municipal revenue bonds, commercial paper, consumer receivable-related securities and one-to-four family mortgage-backed securities), provided that the affiliates would not be "principally engaged" in such activities for purposes of Section 20 of the Glass-Steagall Act. In limited situations, holding companies may be able to use such subsidiaries to underwrite and deal in corporate debt and equity securities.

      SAFE AND SOUND BANKING PRACTICES. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The Federal Reserve's Regulation Y, for example, generally requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of Texas Central's consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. Depending upon the circumstances, the Federal Reserve could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

      The Federal Reserve has broad authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues.

      ANTI-TYING RESTRICTIONS. Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other services offered by a holding company or its affiliates.

      CAPITAL ADEQUACY REQUIREMENTS. The Federal Reserve has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of bank holding companies. For bank holding companies with consolidated assets of less than $150 million, like Texas Central, these capital adequacy requirements are applied on a bank-only basis.

      IMPOSITION OF LIABILITY FOR UNDERCAPITALIZED SUBSIDIARIES. Bank regulators are required to take "prompt corrective action" to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy.

      The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to be "adequately capitalized." The bank regulators have greater power in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve approval of proposed dividends, or might be required to consent to a merger or to divest the troubled institution or other affiliates.

      ACQUISITIONS BY BANK HOLDING COMPANIES. The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors.

      CONTROL ACQUISITIONS. The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttal presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company where such person is the largest shareholder, would, under the circumstances set forth in the presumption, constitute an acquisition of control.

      In addition, any company is required to obtain the approval of the Federal Reserve under the BHC Act before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of the voting power of a bank holding company, or otherwise obtaining control or a "controlling influence" over a bank holding company.

TEXAS CENTRAL BANK

      As a national banking association, Texas Central Bank is principally supervised, examined and regulated by the OCC. The OCC regularly examines such areas as capital adequacy, reserves, loan portfolio, investments and management practices. Texas Central Bank must also furnish quarterly and annual reports to the OCC, and the OCC may exercise cease and desist and other enforcement powers over Texas Central Bank if its actions represent unsafe or unsound practices or violations of law. Since the deposits of Texas Central Bank are insured by the Bank Insurance Fund ("BIF") of the FDIC, Texas Central Bank is also subject to regulation and supervision by the FDIC.

      RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES AND INSIDERS. Transactions between Texas Central Bank and its nonbanking subsidiaries, are subject to
Section 23A of the Federal Reserve Act. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of Texas Central Bank or its subsidiaries.

      Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between Texas Central Bank and its affiliates be on terms substantially the same, or at least as favorable to Texas Central Bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons.

      The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as "insiders") contained in the Federal Reserve Act and Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the OCC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

      RESTRICTIONS ON DISTRIBUTION OF SUBSIDIARY BANK DIVIDENDS AND ASSETS. Dividends paid by Texas Central Bank to Texas Central are Texas Central's principal source of operating funds. Capital adequacy requirements serve to limit the amount of dividends that may be paid by Texas Central Bank. Until capital surplus equals or exceeds capital stock, a national bank must transfer to surplus 10% of its net income for the preceding four quarters in the case of an annual dividend or 10% of its net income for the preceding two quarters in the case of a quarterly or semiannual dividend. At March 31, 1999, the Texas Central Bank's capital surplus exceeded its capital stock. Without prior approval, a national bank may not declare a dividend if the total amount of all dividends, declared by the bank in any calendar year exceeds the total of the bank's retained net income for the current year and retained net income for the preceding two years. Under federal law, Texas Central Bank cannot pay a dividend if, after paying the dividend, Texas Central Bank will be "undercapitalized." The OCC may declare a dividend payment to be unsafe and unsound even though Texas Central Bank would continue to meet its capital requirements after the dividend.

      Because Texas Central is a legal entity separate and distinct from its subsidiaries, its right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligations of the institution to its shareholders, arising as a result of their status as shareholders, including any depository institution holding company (such as Texas Central) or any shareholder or creditor thereof.

      EXAMINATIONS. The OCC periodically examines and evaluates national banks. Based upon such an evaluation, the OCC may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between the OCC-determined value and the book value of such assets.

      CAPITAL ADEQUACY REQUIREMENTS. The OCC has adopted regulations establishing minimum requirements for the capital adequacy of national banks. The OCC may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.

      The OCC's risk-based capital guidelines generally require national banks to have a minimum ratio of Tier 1 capital to total risk-weighted assets of 4% and a ratio of total capital to total risk-weighted assets of 8%. As of March 31, 1999, Texas Central Bank's ratio of Tier 1 capital to total risk-weighted assets was 10.27% and its ratio of total capital to total risk-weighted assets was 11.02%.

      The OCC's leverage guidelines require national banks to maintain Tier 1 capital of no less than 5% of average total assets, except in the case of certain highly rated banks for which the requirement is 3% of average total assets. As of March 31, 1999, Texas Central Bank's ratio of Tier 1 capital to average total assets (leverage ratio) was 6.54%.

      CORRECTIVE MEASURES FOR CAPITAL DEFICIENCIES. The federal banking regulators are required to take "prompt corrective action" with respect to capital-deficient institutions. Agency regulations define, for each capital category, the levels at which institutions are "well capitalized," "adequately capitalized," "under capitalized," "significantly under capitalized" and "critically under capitalized." A "well capitalized" bank has a total risk based capital ratio of 10% or higher; a Tier 1 risk based capital ratio of 6% or higher; a leverage ratio of 5% or higher; and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure. An "adequately capitalized" bank has a total risk based capital ratio of 8% or higher; a Tier 1 risk based capital ratio of 4% or higher; a leverage ratio of 4% or higher (3% or higher if the bank was rated a CAMEL 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a well capitalized bank. A bank is "under capitalized" if it fails to meet any one of the ratios required to be adequately capitalized.

      In addition to requiring undercapitalized institutions to submit a capital restoration plan, agency regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment, and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

      As an institution's capital decreases, the OCC's enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. The OCC has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

      Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

      DEPOSIT INSURANCE ASSESSMENTS. Texas Central must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk based assessment system as required by FDICIA. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher-risk classifications (that is, institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The current range of BIF assessments is between 0% and .27% of deposits.

      The FDIC established a process for raising or lowering all rates for insured institutions semi-annually if conditions warrant a change. Under this new system, the FDIC has the flexibility to adjust the assessment rate schedule twice a year without seeking prior public comment, but only within a range of five cents per $100 above or below the premium schedule adopted. Changes in the rate schedule outside the five cent range above or below the current schedule can be made by the FDIC only after a full rulemaking with opportunity for public comment.

      On September 30, 1996, President Clinton signed into law an act that contained a comprehensive approach to recapitalizing the Savings Association Insurance Fund ("SAIF") and to assure the payment of the Financing Corporation's ("FICO") bond obligations. Under this new act, banks insured under the BIF are required to pay a portion of the interest due on bonds that were issued by FICO to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. The BIF rate must equal one-fifth of the SAIF rate through year-end 1999, or until the insurance funds are merged, whichever occurs first. Thereafter BIF and SAIF payers will be assessed pro rata for the FICO bond obligations. With regard to the assessment for the FICO obligation, the current BIF rate is .0126% of deposits.

      ENFORCEMENT POWERS. The FDIC, OCC and the other federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject Texas Central Bank, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. The appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

      CROSS-GUARANTEE PROVISIONS. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") contains a "cross-guarantee" provision which generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

      COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act of 1977 ("CRA") and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks. These regulations also provide for regulatory assessment of a bank's record in meeting the needs of its service area when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank. FIRREA requires federal banking agencies to make public a rating of a bank's performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

      CONSUMER LAWS AND REGULATIONS. In addition to the laws and regulations discussed herein, Texas Central is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. Texas Central must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations.

INSTABILITY OF REGULATORY STRUCTURE

      Various legislation, including proposals to overhaul the bank regulatory system, expand the powers of banking institutions and bank holding companies and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of Texas Central and Texas Central Bank in substantial and unpredictable ways. Neither Texas Central nor Texas Central Bank can determine the ultimate effect that potential legislation, if enacted, or implementing regulations with respect thereto, would have upon the financial condition or results of operations of Texas Central or Texas Central Bank.

EXPANDING ENFORCEMENT AUTHORITY

      One of the major additional burdens imposed on the banking industry by FDICIA is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve, OCC, and FDIC are possessed of extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. FDICIA, FIRREA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers.

EFFECT ON ECONOMIC ENVIRONMENT

      The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits.

      Federal Reserve monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of Texas Central and Texas Central Bank cannot be predicted.

                                  BANK UNITED CORP.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      Certain documents filed by and relating to Bank United Corp. are incorporated herein by reference. See "Where You Can Find More Information" on page one for a list of these documents.

INTERESTS OF CERTAIN PERSONS

      No director or executive officer of Bank United Corp. has any material direct or indirect financial interest in Texas Central or the merger, except as a director, executive officer or shareholder of Bank United Corp. or its subsidiaries.

                                       EXPERTS

      The financial statements of Bank United Corp. incorporated in this Proxy Statement/Prospectus by reference from Bank United Corp.'s Annual Report on Form 10-K for the year ended September 30, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference in this Proxy Statement/Prospectus, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      With respect to the unaudited interim financial information of Bank United Corp. for the periods ended March 31, 1999 and 1998 and December 31, 1998 and 1997 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in Bank United Corp.'s Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and December 31, 1998 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

      The financial statements for Texas Central for the two years ended December 31, 1998, included in this Proxy Statement/Prospectus have been audited by Payne, Faulkner, Smith & Jones, P.C., independent auditors, as stated in their report, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements for Texas Central Bank for the year ended December 31, 1996, included in this Proxy Statement/Prospectus have been audited by Fisk & Robinson, P.C., independent auditors, as stated in their report, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   LEGAL OPINIONS

      The validity of the shares of Bank United Corp. Class A common stock to be issued by Bank United Corp. has been passed upon by Jonathon K. Heffron, General Counsel of Bank United Corp. Certain federal income tax consequences of the merger will be passed upon by Bracewell & Patterson, L.L.P., counsel to Bank United Corp., and Fritz, Byrne & Head, L.L.P., counsel to Texas Central.

                                    OTHER MATTERS

      The Texas Central Board of Directors does not know of any matters to be presented at the meeting other than those set forth above. If any other matters are properly brought before the meeting or any adjournment thereof, the enclosed proxy will be voted in accordance with the recommendations of the Texas Central Board of Directors unless "Authority Withheld" is indicated in the appropriate box on the proxy.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
                         TEXAS CENTRAL BANCSHARES, INC.

Report of Independent Auditors' for the Years Ended
   December 31, 1998 and 1997................................................F-2
Report of Independent Auditors' for the Year Ended
   December 31, 1996.........................................................F-3
Consolidated Balance Sheets as of March 31, 1999 (Unaudited),
   December 31, 1998, 1997 and 1996..........................................F-4
Consolidated Statements of Income for the Three Months Ended
   March 31, 1999 and 1998 (Unaudited) and the Years Ended
   December 31, 1998, 1997 and 1996..........................................F-5
Consolidated Statements of Changes in Stockholders' Equity for the Three
   Months Ended March 31, 1999 (Unaudited) and for the Years
   Ended December 31, 1998, 1997 and 1996....................................F-6
Consolidated Statements of Cash Flows for the Three Months
   Ended March 31, 1999 and 1998 (Unaudited) and for the Years Ended
   December 31, 1998, 1997 and 1996..........................................F-7
Notes to Consolidated Financial Statements...................................F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Texas Central Bancshares, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheet of Texas Central Bancshares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Texas Central Bancshares, Inc. and Subsidiaries as of December 31, 1998 and 1997, the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

Payne Falkner Smith & Jones, P.C.
Dallas, Texas
February 9, 1999

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Texas Central Bank, N.A.

     We have audited the accompanying consolidated balance sheet of Texas Central Bank, N.A. and Subsidiary as of December 31, 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Texas Central Bank, N.A. and Subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

Fisk & Robinson P.C.
Dallas, Texas
April 18, 1997

                TEXAS CENTRAL BANCSHARES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                  DECEMBER 31,
                                         MARCH 31,     ----------------------------------
                                            1999          1998        1997        1996
                                        ------------   ----------  ----------  ----------
                                        (UNAUDITED)
               ASSETS
Cash and due from banks..............     $  8,616     $    7,914  $    7,279  $    5,364
Interest bearing deposits in other
  banks..............................           --             --         100         100
Federal funds sold...................       18,124         20,799      17,040      14,945
Securities available for sale........          514            470       1,875       2,550
Securities held to maturity..........       24,737         19,480       6,276       7,261
Loans................................       65,381         64,153      51,171      44,379
Bank premises and equipment..........        2,106          2,118       2,052       1,721
Other assets.........................        1,092          1,129       1,503       1,155
                                        ------------   ----------  ----------  ----------
                                          $120,570     $  116,063  $   87,296  $   77,475
                                        ============   ==========  ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest bearing................     $ 33,454     $   34,210  $   31,418  $   23,123
  Interest bearing...................       66,771         61,780      45,238      46,265
                                        ------------   ----------  ----------  ----------
          Total deposits.............      100,225         95,990      76,656      69,388
Securities sold under agreements to
repurchase...........................       12,076         12,301       3,701       2,000
Other borrowings.....................          195            204         237         268
Other liabilities....................          228            586         719         475
Commitments and contingencies........           --             --          --          --
Stockholders' equity:
  Common stock.......................          350            303         287       1,513
  Additional paid-in capital.........        2,886          2,426       2,283       1,506
  Retained earnings..................        4,610          4,253       3,413       2,468
  Accumulated other comprehensive
     income..........................           --             --          --        (143)
                                        ------------   ----------  ----------  ----------
          Total stockholders'
             equity..................        7,846          6,982       5,983       5,344
                                        ------------   ----------  ----------  ----------
                                          $120,570     $  116,063  $   87,296  $   77,475
                                        ============   ==========  ==========  ==========

          See accompanying notes to consolidated financial statements.

                TEXAS CENTRAL BANCSHARES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                                 (IN THOUSANDS)

                                             FOR THE THREE
                                              MONTHS ENDED            FOR THE YEARS ENDED
                                               MARCH 31,                 DECEMBER 31,
                                          --------------------  -------------------------------
                                            1999       1998       1998       1997       1996
                                          ---------  ---------  ---------  ---------  ---------
                                              (UNAUDITED)
Interest income:
     Interest and fees on loans.........  $   1,403  $   1,244  $   5,604  $   4,653  $   3,679
     Interest on deposits in other
       banks............................         --          2          3          5          3
     Interest on securities.............        303        176        771        633        558
     Interest on federal funds sold.....        256        139        676        484        348
                                          ---------  ---------  ---------  ---------  ---------
          Total interest income.........      1,962      1,561      7,054      5,775      4,588
                                          ---------  ---------  ---------  ---------  ---------
Interest expense:
     Interest on deposit accounts.......        598        474      2,165      1,685      1,373
     Securities sold under agreements to
       repurchase.......................        136         42        204        141         42
     Other..............................          3          4         13         24         17
                                          ---------  ---------  ---------  ---------  ---------
          Total interest expense........        737        520      2,382      1,850      1,432
                                          ---------  ---------  ---------  ---------  ---------
Net interest income.....................      1,225      1,041      4,672      3,925      3,156
Provision for possible loan losses......         84         --         --         --         20
                                          ---------  ---------  ---------  ---------  ---------
Net interest income after provision.....      1,141      1,041      4,672      3,925      3,136
                                          ---------  ---------  ---------  ---------  ---------
Noninterest income:
     Service charges on deposit
       accounts.........................        140        123        524        497        549
     Other..............................         53         38        192         75         59
                                          ---------  ---------  ---------  ---------  ---------
          Total noninterest income......        193        161        716        572        608
                                          ---------  ---------  ---------  ---------  ---------
Noninterest expense:
     Salaries and employee benefits.....        527        476      2,165      1,820      1,565
     Occupancy of bank premises.........        126        118        467        310        190
     Furniture and equipment expense....         31         49        216        155        125
     Other..............................        282        232      1,088        967        851
                                          ---------  ---------  ---------  ---------  ---------
          Total noninterest expense.....        966        875      3,936      3,252      2,731
                                          ---------  ---------  ---------  ---------  ---------
Income before income tax expense........        368        327      1,452      1,245      1,013
Income tax expense......................         11        126        140        300        278
                                          ---------  ---------  ---------  ---------  ---------
Net income..............................  $     357  $     201  $   1,312  $     945  $     735
                                          =========  =========  =========  =========  =========

          See accompanying notes to consolidated financial statements.

                TEXAS CENTRAL BANCSHARES, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                           COMMON STOCK
                                          $5 PAR VALUE,
                                          375,000 SHARES
                                          AUTHORIZED AT
                                        DECEMBER 31, 1996;
                                          $1 PAR VALUE,
                                         5,000,000 SHARES     ADDITIONAL                  ACCUMULATED
                                            AUTHORIZED         PAID-IN                       OTHER
                                        SUBSEQUENT TO 1996     RETAINED     RETAINED     COMPREHENSIVE    COMPREHENSIVE
                                        SHARES     AMOUNT      CAPITAL      EARNINGS        INCOME           INCOME         TOTAL
                                        -------    -------    ----------    ---------    -------------    -------------   ---------
Balances January 1, 1996.............   301,500    $ 1,508      $1,503       $ 1,733         $(111)                       $   4,633
Comprehensive income:
    Net income.......................        --         --          --           735            --           $   735            735
    Other comprehensive income, net
      of tax:
      Unrealized holding losses
         arising during the period...        --         --          --            --           (32)              (32)           (32)
                                                                                                          -------------
         Total comprehensive
           income....................        --         --          --            --            --           $   703             --
                                                                                                          =============
Stock options exercised..............     1,000          5           3            --            --                                8
                                        -------    -------    ----------    ---------    -------------                    ---------
Balances December 31, 1996...........   302,500      1,513       1,506         2,468          (143)                           5,344
Comprehensive income:
    Net income.......................        --         --          --           945            --           $   945            945
    Other comprehensive income, net
      of tax:
    Unrealized holding gains arising
      during the period..............        --         --          --            --           143               143            143
                                                                                                          -------------
         Total comprehensive
           income....................        --         --          --            --            --           $ 1,088             --
                                                                                                          =============
Stock options exercised..............     2,940         14          14            --            --                               28
Purchase and retirement of common
  stock in connection with the
  formation of holding companies.....   (19,700)    (1,241)        749            --            --                             (492)
Stock options exercised..............     1,420          1          14            --            --                               15
                                        -------    -------    ----------    ---------    -------------                    ---------
Balances December 31, 1997...........   287,160        287       2,283         3,413            --                            5,983
Comprehensive income:
    Net income.......................        --         --          --         1,312            --           $ 1,312          1,312
    Other comprehensive income:
      Unrealized holding gains
         arising during the period...        --         --          --            --            --                --             --
                                                                                                          -------------
         Total comprehensive
           income....................        --         --          --            --            --           $ 1,312             --
                                                                                                          =============
Stock options exercised..............    15,720         16         143            --            --                              159
Distributions declared to
  stockholders.......................        --         --          --          (472)           --                             (472)
                                        -------    -------    ----------    ---------    -------------                    ---------
Balances December 31, 1998...........   302,880        303       2,426         4,253            --                            6,982
Comprehensive income:
    Net income (unaudited)...........        --         --          --           357            --           $   357            357
    Other comprehensive income:
      Unrealized holding gains
         arising during the period
         (unaudited).................        --         --          --            --            --                --             --
                                                                                                          -------------
         Total comprehensive income
           (unaudited)...............        --         --          --            --            --           $   357             --
                                                                                                          =============
Stock options exercised
  (unaudited)........................    47,380         47         460            --            --                              507
                                        -------    -------    ----------    ---------    -------------                    ---------
Balances March 31, 1999
  (unaudited)........................   350,260    $   350      $2,886       $ 4,610         $  --                        $   7,846
                                        =======    =======    ==========    =========    =============                    =========

          See accompanying notes to consolidated financial statements.

                TEXAS CENTRAL BANCSHARES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                          FOR THE THREE MONTHS       FOR THE YEARS ENDED
                                            ENDED MARCH 31,              DECEMBER 31,
                                          --------------------  -------------------------------
                                            1999       1998       1998       1997       1996
                                          ---------  ---------  ---------  ---------  ---------
                                              (UNAUDITED)
Cash flows from operating activities:
    Net income..........................  $     357  $     201  $   1,312  $     945  $     735
         Adjustments to reconcile net
           income to net cash provided
           by operating activities:
             Depreciation...............         21         42        194        104         76
             Net amortization
               (accretion) of investment
               securities...............         (4)        --         10         (7)        11
             Provision for possible loan
               losses...................         84         --         --         --         20
             Deferred tax expense.......         --        126        126         36         19
             Loss (gain) on sale of
               other real estate........         --         --         --          8        (57)
             Loss on sales of securities
               available for sale.......         --         --         --        123          1
             Other......................       (167)      (284)       (40)      (176)       223
                                          ---------  ---------  ---------  ---------  ---------
                  Net cash provided by
                    operating
                    activities..........        291         85      1,602      1,033      1,028
                                          ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
    Decrease (increase) in interest
      bearing deposits in other banks...         --         --        100         --       (100)
    Proceeds from sales of securities
      available for sale................         --         --      1,406        887        750
    Proceeds from maturities and
      paydowns of securities available
      for sale..........................         --         --         --         --        207
    Purchases of securities available
      for sale..........................        (44)        --         (1)      (192)       (69)
    Proceeds from maturities and
      paydowns of securities held to
      maturity..........................        778        149        309      2,961        168
    Purchases of securities held to
      maturity..........................     (6,031)    (5,506)   (13,523)    (1,969)    (2,510)
    Net originations of loans...........     (1,312)    (2,738)   (12,982)    (6,792)   (11,656)
    Additions to bank premises and
      equipment.........................         (9)       (14)      (259)      (435)      (932)
    Proceeds from sale of other real
      estate............................         --         --         --         28        480
                                          ---------  ---------  ---------  ---------  ---------
                  Net cash used by
                    investing
                    activities..........     (6,618)    (8,109)   (24,950)    (5,512)   (13,662)
                                          ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
    Proceeds from exercise of stock
      options...........................        507         89        159         43          8
    Purchase and retirement of common
      stock.............................         --         --         --       (492)        --
    Net payments on other borrowings....         (9)        (8)       (33)       (31)       (30)
    Net change in securities sold under
      agreements to repurchase..........       (225)       200      8,600      1,701      2,000
    Net increase in demand deposits, NOW
      and savings accounts..............      5,914      7,595     12,098        622     12,804
    Net (decrease) increase in
      certificates of deposit...........     (1,679)       786      7,236      6,646      2,385
    Distributions paid..................       (154)        --       (318)        --         --
                                          ---------  ---------  ---------  ---------  ---------
                  Net cash provided by
                    financing
                    activities..........      4,354      8,662     27,742      8,489     17,167
                                          ---------  ---------  ---------  ---------  ---------
Net (decrease) increase in cash and cash
  equivalents...........................     (1,973)       638      4,394      4,010      4,533
Cash and cash equivalents at beginning
  of period.............................     28,713     24,319     24,319     20,309     15,776
                                          ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of
  period................................  $  26,740  $  24,957  $  28,713  $  24,319  $  20,309
                                          =========  =========  =========  =========  =========

          See accompanying notes to consolidated financial statements.

                TEXAS CENTRAL BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997, AND 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of the significant accounting policies used by Texas Central Bancshares, Inc. and Subsidiaries (together referred to as Company) in the preparation of its consolidated financial statements. These accounting policies conform to generally accepted accounting principles and practices generally followed within the banking industry. A description of the more significant of these policies follows.

  BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of Texas Central Bancshares, Inc. (TCBI) and its wholly-owned subsidiary, Texas Central Bancshares of Delaware, Inc. (TCBD), and its wholly-owned subsidiary, Texas Central Bank, N.A. (Bank) and its wholly-owned subsidiary CTL Leasing, Inc. (CTL).

     During 1997, TCBI (a Texas corporation) and TCBD (a Delaware corporation) were formed. In December 1997, a transaction was consummated whereby the stockholders of the Bank effectively exchanged all of their outstanding shares (305,440) for 285,740 shares of TCBI stock and cash of $492,500. Following the consummation of this transaction the Bank is a wholly-owned subsidiary of the Delaware company which in turn, is a wholly-owned subsidiary of TCBI. Because the stockholder group both before and after the exchange were substantially the same, the transaction was accounted for in a manner similar to a pooling of interests.

     All material intercompany transactions and balances have been eliminated in consolidation.

  USE OF ESTIMATES

     The accompanying consolidated financial statements and information as of March 31, 1999 and for the three months ended March 31, 1999 and 1998 are unaudited, and include all adjustments (consisting of only normal recurring adjustments) that are necessary, in the opinion of management, for a fair presentation. The results from operations for the periods ended March 31, 1999 and 1998 are not necessarily reflective of the annual results.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, other short term investments and federal funds sold. All highly liquid investments with an initial maturity of less than ninety days are considered to be cash equivalents.

  SECURITIES AVAILABLE FOR SALE

     Available for sale securities consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held to maturity securities.

     Unrealized holding gains and losses, net of tax, on available for sale securities, are reported in other comprehensive income. Realized gains and losses are included in other income or expense, and when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income.

                TEXAS CENTRAL BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary, if any, would result in write-downs of the individual securities to their fair value. The related write-downs, if any, would be included in earnings as realized losses.

     Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

  SECURITIES HELD TO MATURITY

     Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

  LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

     Loans are stated net of loan participations sold without recourse, allowance for possible loan losses and unearned income. Unearned income on installment loans is taken into income over the term of the loan by the sum-of-the-periodic-balances method. The effect of not using the interest method is not material to the financial statements.

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and unamortized premiums or discounts on purchased loans.

     Impaired loans (as defined by SFAS No. 114 and as amended by SFAS No. 118) are accounted for at the net present value of expected future cash flows, discounted at the loan's effective interest rate, the observable market price of the loan, or at fair value of the collateral if the loan is collateral dependent.

     The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

  FEES AND COSTS ASSOCIATED WITH ORIGINATING LOANS

     Fees and costs associated with originating loans are recognized in income generally in the period in which the fees and costs were incurred. Under generally accepted accounting principles such net fees or costs generally are deferred and recognized over the life of the loan as an adjustment of yield.

     For the years ended December 31, 1998, 1997, and 1996, management believes that not deferring such fees and costs and amortizing them over the life of the related loans does not materially affect the financial position or results of operations of the Company.

  BANK PREMISES AND EQUIPMENT

     Bank premises and furniture and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful life of each type of asset, ranging from three to ten years.

                TEXAS CENTRAL BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Maintenance and repairs are charged to expense; betterments and renewals are capitalized. Upon retirement or replacement, the cost of the asset and the related accumulated depreciation are eliminated with the resulting gain or loss included in the consolidated statement of income.

  OTHER REAL ESTATE OWNED

     Real estate properties acquired through, or in lieu of loan, foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other noninterest expense.

  INCOME TAXES

     The Company files a consolidated income tax return with its subsidiaries. Federal income tax expense or benefit has been allocated on a separate return basis.

     Effective January 1, 1998, the Company with the consent of its stockholders elected to be an S corporation under the Internal Revenue Code (Code). In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Following this election the Company will generally report no federal income tax expense or benefit in its financial statements, except for the expense incurred in connection with "recognized net built in gains" (as defined in the Code).

     Prior to January 1, 1998, deferred tax assets and liabilities were reflected at currently enacted income tax rates applicable to that period in which the deferred tax assets and liabilities were expected to be realized or settled.

  FINANCIAL INSTRUMENTS

     The Company has not acquired or issued any derivative financial instruments.

     In the ordinary course of business the Company has entered into certain off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

  CASH AND SHORT TERM INSTRUMENTS

     The carrying amounts of cash and short term instruments approximate their fair value.

  AVAILABLE FOR SALE AND HELD TO MATURITY SECURITIES

     Fair values for securities excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

  LOANS

     For variable-rate loans that reprice frequently and have no significant changes in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates

                TEXAS CENTRAL BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

  DEPOSITS

     The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit (CD's) approximate their fair values at the reporting date. Fair values for fixed-rate CD's are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The carrying amount of securities sold under agreements to repurchase approximates their fair value.

  OTHER BORROWINGS

     The carrying amount of other borrowings approximates their fair value.

  ACCRUED INTEREST

     The carrying amounts of accrued interest approximate their fair values.

  OFF BALANCE SHEET INSTRUMENTS

     Fair values for off balance sheet lending commitments are based on fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties' credit standings.

  RECLASSIFICATION

     Certain amounts previously reported have been reclassified to conform to the current format.

2.  STATEMENT OF CASH FLOWS

     The Company reports on a net basis its cash receipts and cash payments for time deposits accepted and repayments of those deposits, loans made to customers and principal collections on those loans.

     The Company uses the indirect method to present cash flows from operating activities. Other supplemental cash flow information for the years ended December 31, 1998, 1997, and 1996 is presented as follows (in thousands):

                                            1998       1997       1996
                                          ---------  ---------  ---------
Cash transactions
     Interest expense paid..............  $   2,360  $   1,798  $   1,429
                                          =========  =========  =========
     Interest income received...........  $   6,864  $   5,803  $   4,478
                                          =========  =========  =========
     Federal income taxes paid..........  $      90  $     273  $     124
                                          =========  =========  =========
Noncash transactions:
     Net unrealized appreciation
       (depreciation) on securities
       available for sale...............  $      --  $     143  $     (32)
                                          =========  =========  =========
     Net addition of other real estate
       owned............................  $      --  $      --  $     382
                                          =========  =========  =========
     Distributions declared not paid....  $     154  $      --  $      --
                                          =========  =========  =========

                TEXAS CENTRAL BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  DEBT AND EQUITY SECURITIES

     Debt and equity securities have been classified in the consolidated balance sheet according to management's intent. The carrying amount of securities and their approximate fair values at December 31, 1998, 1997, and 1996 are as follows (in thousands):

                                                          GROSS         GROSS
                                           AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                             COST         GAINS         LOSSES       VALUE
                                           ---------    ----------    ----------    -------
SECURITIES CLASSIFIED AS AVAILABLE FOR
  SALE
December 31, 1998
     FHLB, FRB & TIB Stock..............    $   470       $   --        $   --      $   470
                                           =========    ==========    ==========    =======
December 31, 1997
     FHLB, FRB & TIB Stock..............    $ 1,875       $   --        $   --      $ 1,875
                                           =========    ==========    ==========    =======
December 31, 1996
     FHLB and FRB Stock.................    $ 1,693       $   --        $   --      $ 1,693
     Other..............................      1,000           --           143          857
                                           ---------    ----------    ----------    -------
                                            $ 2,693       $   --        $  143      $ 2,550
                                           =========    ==========    ==========    =======
SECURITIES CLASSIFIED AS HELD TO
  MATURITY
December 31, 1998
     U.S. Treasury securities...........    $ 7,498       $  192        $   --      $ 7,690
     U.S. Government agencies...........      5,002           34            12        5,024
     Pass through certificates
       guaranteed by FNMA & FHLMC.......      6,470           --            35        6,435
     Other debt securities..............        510            6            --          516
                                           ---------    ----------    ----------    -------
                                            $19,480       $  232        $   47      $19,665
                                           =========    ==========    ==========    =======
December 31, 1997
     U.S. Treasury securities...........    $ 5,582       $   86        $    4      $ 5,664
     Pass through certificates
       guaranteed by FNMA & FHLMC.......        694            1             6          689
                                           ---------    ----------    ----------    -------
                                            $ 6,276       $   87        $   10      $ 6,353
                                           =========    ==========    ==========    =======
December 31, 1996
     U.S. Treasury securities...........    $ 6,202       $   47        $   --      $ 6,249
     Pass through certificates
       guaranteed by FNMA & FHLMC.......      1,059           --             8        1,051
                                           ---------    ----------    ----------    -------
                                            $ 7,261       $   47        $    8      $ 7,300
                                           =========    ==========    ==========    =======

     Investment securities with recorded values of approximately $16,346,000, $6,276,000, and $3,695,000 at December 31, 1998, 1997, and 1996, respectively, were pledged as collateral for purposes required or permitted by law.

     Proceeds from the sales of investment securities available for sale during 1998, 1997, and 1996 were approximately $1,406,000, $887,000, and $750,000, respectively. There were no gains or losses associated with the sale of securities in 1998. Sales in 1997 resulted in gross gains of approximately $16,000 and gross losses of approximately $139,000. Sales in 1996 resulted in gross losses of approximately $1,000.

                TEXAS CENTRAL BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The amortized cost and estimated fair value of debt securities (in thousands) at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                        SECURITIES AVAILABLE     SECURITIES HELD TO
                                              FOR SALE                MATURITY
                                        --------------------    ---------------------
                                        AMORTIZED      FAIR     AMORTIZED      FAIR
                                           COST       VALUE        COST        VALUE
                                        ----------    ------    ----------    -------
Due in one year or less..............     $   --      $  --      $  1,626     $ 1,634
Due from one year to five years......         --         --        11,509      11,721
Due from five years to ten years.....         --         --            --          --
Due after ten years..................         --         --         6,345       6,310
                                        ----------    ------    ----------    -------
                                              --         --        19,480      19,665
FHLB, FRB, and TIB stock.............        470        470            --          --
                                        ----------    ------    ----------    -------
                                          $  470      $ 470      $ 19,480     $19,665
                                        ==========    ======    ==========    =======

4.  LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

     Loans at December 31, 1998, 1997, and 1996 consisted of the following (in thousands):

                                         1998       1997       1996
                                       ---------  ---------  ---------
Commercial...........................  $  24,860  $  19,308  $  18,538
Real estate..........................     31,433     27,063     22,487
Consumer.............................      8,225      5,307      3,861
Other................................        112         46         52
                                       ---------  ---------  ---------
                                          64,630     51,724     44,938
Unearned income......................         (1)        (4)       (15)
Allowance for possible loan losses...       (476)      (549)      (544)
                                       ---------  ---------  ---------
                                       $  64,153  $  51,171  $  44,379
                                       =========  =========  =========

     The Company extends commercial and consumer credit primarily to customers in the state of Texas. At December 31, 1998, 1997, and 1996, substantially all of the Company's loans were collateralized with real estate, inventory, accounts receivable, equipment, marketable securities or other assets. An analysis of the allowance for possible loan losses for the years ended December 31, 1998, 1997, and 1996 is as follows (in thousands):

                                         1998       1997       1996
                                       ---------  ---------  ---------
Balance at January 1.................  $     549  $     544  $     369
Provision charged to earnings........         --         --         20
Loans charged to the allowance
  account............................       (101)       (13)       (75)
Recoveries on loans previously
  charged-off........................         28         18        230
                                       ---------  ---------  ---------
Balance at December 31...............  $     476  $     549  $     544
                                       =========  =========  =========

     Impaired loans having a recorded investment of approximately $54,000 and $164,000 at December 31, 1998 and 1997, respectively, have been recognized in conformity with SFAS No. 114 as amended by SFAS No. 118. There were no impaired loans at December 31, 1996. The average recorded investment in impaired loans during 1998 and 1997 was approximately $109,000 and $80,000, respectively. The total allowance for loan losses related to these loans at December 31, 1998 and 1997 was approximately $4,000 and $54,000,

                TEXAS CENTRAL BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

respectively. No significant interest income on impaired loans was recognized for cash payments received in 1998, 1997, and 1996.

     Loan maturities and rate sensitivity of the loan portfolio, excluding consumer loans and other loans before unearned discount, are as follows (in thousands):

                                         WITHIN     ONE-FIVE    AFTER FIVE
                                        ONE YEAR     YEARS        YEARS        TOTAL
                                        --------    --------    ----------   ---------
Commercial, financial and
  industrial.........................   $15,364     $  8,512      $  984     $  24,860
Real estate..........................    19,397       10,746       1,290        31,433
                                        --------    --------    ----------   ---------
Total................................   $34,761     $ 19,258      $2,274     $  56,293
                                        ========    ========    ==========   =========
At fixed interest rates..............   $ 5,465     $  2,825      $  120     $   8,410
At variable interest rates...........    29,296       16,433       2,154        47,883
                                        --------    --------    ----------   ---------
Total................................   $34,761     $ 19,258      $2,274     $  56,293
                                        ========    ========    ==========   =========

     The Company is not committed to lend additional funds to debtors whose loans have been modified.

5.  BANK PREMISES AND EQUIPMENT

     Bank premises and equipment at December 31, 1998, 1997, and 1996 consisted of the following (in thousands):

                                            1998       1997       1996
                                          ---------  ---------  ---------
Building and improvements...............  $   1,500  $   1,500  $      --
Leasehold improvements..................        534        394        313
Furniture and equipment.................      1,296      1,176        812
Construction in progress................         --         --      1,500
                                          ---------  ---------  ---------
                                              3,330      3,070      2,625
Less accumulated depreciation...........      1,212      1,018        904
                                          ---------  ---------  ---------
                                          $   2,118  $   2,052  $   1,721
                                          =========  =========  =========

6.  DEPOSITS

     Deposits at December 31, 1998, 1997, and 1996 are summarized as follows (in thousands):

                                                  1998                    1997                    1996
                                           -------------------     -------------------     -------------------
                                           AMOUNT      PERCENT     AMOUNT      PERCENT     AMOUNT      PERCENT
                                           -------     -------     -------     -------     -------     -------
Noninterest bearing demand accounts.....   $34,210       35.6%     $31,418       41.0%     $23,123       33.3%
Interest bearing demand accounts........     5,144        5.4        5,397        7.0       10,130       14.6
Savings accounts........................     1,658        1.7        1,000        1.3          962        1.4
Limited access money market accounts....    25,619       26.7       16,718       21.8       19,696       28.4
Certificates of deposit, less than
  $100,000..............................    16,751       17.5       11,910       15.5       10,399       15.0
Certificates of deposit, greater than
  $100,000..............................    12,608       13.1       10,213       13.4        5,078        7.3
                                           -------     -------     -------     -------     -------     -------
                                           $95,990      100.0%     $76,656      100.0%     $69,388      100.0%
                                           =======     =======     =======     =======     =======     =======

                TEXAS CENTRAL BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The scheduled maturities of certificates of deposit in denominations greater than $100,000 at December 1998, 1997, and 1996 are as follows:

                                         1998       1997       1996
                                       ---------  ---------  ---------
Three months or less.................  $   5,425  $   3,819  $   1,501
Four through six months..............      2,987      2,362      1,561
Seven through twelve months..........      3,650      3,466      1,816
Thereafter...........................        546        566        200
                                       ---------  ---------  ---------
                                       $  12,608  $  10,213  $   5,078
                                       =========  =========  =========

     Interest expense for such interest bearing deposits was approximately $548,000, $403,000, and $213,000 for the years ended December 31, 1998, 1997, and 1996.

7.  INCOME TAXES

     The provision for income taxes for the years ended December 31, 1998, 1997, and 1996, consisted of the following (in thousands):

                                         1998       1997       1996
                                       ---------  ---------  ---------
Income tax expense:
     Current federal tax expense.....  $      --  $     240  $     229
     Deferred federal tax expense....        126         36         19
     Current state tax expense.......         14         24         30
                                       ---------  ---------  ---------
Income tax expense...................  $     140  $     300  $     278
                                       =========  =========  =========

     As discussed in Note 1, the Company changed its tax status from taxable to nontaxable on January 1, 1998. Accordingly, the tax provision in 1998 for financial reporting purposes differs from an amount determined by applying the statutory tax rate to the pretax accounting income. The deferred expense for 1998 consists of the following (in thousands):

Deferred expense due to the
  elimination of the deferred tax
  assets at the date of election to S
  corporation........................  $      52
Deferred expense due to the recording
  of a deferred liability for the
  estimated corporate level tax on
  unrealized "net built-in
  gains"............................         74
                                       ---------
                                       $     126
                                       =========

     The 1997 and 1996 tax provision differs from the amount determined by applying the statutory tax rate to pretax accounting income primarily because of the effect of a leverage lease transaction.

                TEXAS CENTRAL BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred income taxes reflect the net tax effects of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998, 1997, and 1996 are as follows (in thousands):

                                            1998       1997       1996
                                          ---------  ---------  ---------
Deferred tax assets:
     Basis of allowance for possible
       loan losses for book in excess of
       tax..............................  $      --  $      92  $      89
     Basis of bank premises and
       equipment for tax in excess of
       book.............................         --         60         61
                                          ---------  ---------  ---------
          Total deferred tax assets.....         --        152        150
                                          ---------  ---------  ---------
Deferred tax liabilities:
     FHLB dividends and other...........         --        100         62
     Estimated corporate level tax on
       unrealized net built-in
       gains............................         74         --         --
                                          ---------  ---------  ---------
          Total deferred tax
             liabilities................         74        100         62
                                          ---------  ---------  ---------
          Net deferred tax (liability)
             asset......................  $     (74) $      52  $      88
                                          =========  =========  =========

     The net deferred tax liability for 1998 is included in other liabilities in the accompanying consolidated financial statements. The net deferred tax asset for 1997 and 1996 is included in other assets in the accompanying consolidated financial statements.

     As of December 31, 1998, the Company has a net current income tax receivable of approximately $40,000 included in other assets. As of December 31, 1997 and 1996, the Company had a current income tax payable of approximately $135,000 and $150,000, respectively, included in other liabilities.

8.  BORROWED FUNDS

  ADVANCES FROM THE FHLB

     The Bank is a member of the Federal Home Loan Bank of Dallas (FHLB). During 1998, 1997, and 1996, the Bank had a FHLB Warehouse Line of Credit. At December 31, 1998, 1997, and 1996, the Bank had no outstanding advances from the FHLB.

     In addition, the Bank also has a long-term FHLB note in the original amount of $350,000 which bears interest at 5.92%. Principal and interest are due monthly, commencing February 1, 1994, through January 4, 2004. The outstanding principal balance of the note was approximately $204,000, $237,000, and $268,000 at December 31, 1998, 1997, and 1996, respectively.

  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Also included in borrowed funds are borrowings incurred in connection with securities sold under agreements to repurchase. These borrowings do not have a set maturity, but the agreements may be canceled by either party upon written notice. Additional information concerning such borrowings at December 31, 1998, 1997, and 1996, is summarized as follows (in thousands):

                                         1998       1997       1996
                                       ---------  ---------  ---------
Balance at year-end..................  $  12,301  $   3,701  $   2,000
Average balance during the year......      4,233      2,876        880
Average interest rate during the
  year...............................        4.8%       4.9%       3.5%
Maximum balance during the year......     12,301      3,701      2,000

                TEXAS CENTRAL BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  LINE OF CREDIT

     The Bank has a $3,000,000 revolving line of credit with a third-party bank for the periodic purchase of federal funds. The lending bank requires a security interest in marketable securities. Advances under this credit facility bear interest at the prevailing daily rate on the federal funds, which will be quoted at the time of the requested advance. No principal advances related to the agreement were outstanding at December 31, 1998, 1997 and 1996.

9.  COMMITMENTS AND CONTINGENCIES

     The Company is involved in legal actions arising from normal business activities. Management believes that these actions are without merit or that the ultimate liability, if any, resulting from them will not materially affect the financial position or results of operations of the Company.

     The Company leases certain of its banking facilities under noncancellable operating lease agreements. These agreements expire at various dates through 2006. Rent expense under the Company's operating lease agreements was approximately $378,000, $264,000, and $176,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

     Future minimum lease payments under noncancellable operating leases for each of the next five years and thereafter are as follows (in thousands):

               YEAR ENDED
              DECEMBER 31,                 AMOUNT
----------------------------------------   ------
     1999...............................   $  449
     2000...............................      449
     2001...............................      473
     2002...............................      197
     2003...............................      197
     Thereafter.........................      312
                                           ------
                                           $2,077
                                           ======

     The Company does not anticipate any material losses as a result of commitments and contingent liabilities.

     The Company has entered into a sublease with an affiliate of a director of the Bank. The operating lease expires in July 1999 and provides annual rental revenue of approximately $80,000. Rental payments received in regard to this lease were approximately $48,000 during 1998.

                TEXAS CENTRAL BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  FINANCIAL INSTRUMENTS

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments. At December 31, 1998, 1997, and 1996, the approximate amounts of these financial instruments were as follows (in thousands):

                                            1998       1997       1996
                                          ---------  ---------  ---------
Financial instruments whose contract
  amounts represent credit risk:
     Commitments to extend credit.......  $  17,585  $  10,638  $   8,760
     Standby letters of credit..........        631        310      1,119
                                          ---------  ---------  ---------
                                          $  18,216  $  10,948  $   9,879
                                          =========  =========  =========

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company's policy for obtaining collateral and the nature of such collateral is essentially the same as that involved in making commitments to extend credit.

     Although the maximum exposure to loss is the amount of such commitments, management currently anticipates no material losses from such activities.

                TEXAS CENTRAL BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The estimated fair values of the Company's financial instruments at December 31, 1998 were as follows (in thousands of dollars):

                                         CARRYING      FAIR
                                          AMOUNT       VALUE
                                        ----------    -------
Financial assets:
     Cash and due from banks, and
       federal funds sold............    $ 28,713     $28,713
     Securities available for sale...         470         470
     Securities held to maturity.....      19,480      19,665
     Loans...........................      64,153      64,067
     Accrued interest receivable.....         602         602
Financial liabilities:
     Deposit liabilities.............      95,990      96,099
     Accrued interest payable........         146         146
     Repurchase agreements...........      12,301      12,301
     Other borrowings................         204         204
Off balance sheet assets:
     Commitments to extend credit....          --          --
     Standby letters of credit.......          --          --

11.  SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

     Most of the Company's business activity is with customers located within Texas. Such customers are normally also depositors of the Company.

     The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.

     The contractual amounts of credit related financial instruments such as commitments to extend credit and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.

     At December 31, 1998, 1997, and 1996, the Company had federal funds sold of approximately $20,799,000, $17,040,000, and $14,945,000, respectively, to a non-related financial institution.

12.  RELATED PARTY TRANSACTIONS

     In the ordinary course of business, the Company has and expects to continue to have transactions, including borrowings, with its employees, officers, directors and their affiliates. In the opinion of management, such transactions are on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons. At December 31, 1998, 1997, and 1996, the aggregate amounts of such loans were approximately $2,039,000, $329,000, and $47,000, respectively. During the year ended December 31, 1998, approximately $1,940,000 of new loans were made and reductions totaled approximately $230,000. During the year ended December 31, 1997, approximately $292,000 of new loans were made and reductions totaled approximately $10,000.

13.  STOCKHOLDERS' EQUITY AND REGULATORY MATTERS

     The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At January 1, 1999, approximately $1,974,000 of retained earnings were available for dividend declaration without prior regulatory approval.

                TEXAS CENTRAL BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1998, 1997, and 1996, the Bank's capital ratios exceeded those levels necessary to be categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since December 31, 1998 that management believes have changed the Bank's category.

     A comparison of the Bank's actual capital amounts and ratios to required capital amounts and ratios is presented in the following table (amounts in thousands):

                                                                                                             TO BE WELL
                                                                                                         CAPITALIZED UNDER
                                                                        FOR CAPITAL                      PROMPT CORRECTIVE
                                                                     ADEQUACY PURPOSES
                                               ACTUAL                                                    ACTION PROVISIONS
                                           ---------------   ----------------------------------  ----------------------------------
                                           AMOUNT    RATIO        AMOUNT             RATIO            AMOUNT             RATIO
                                           ------    -----   ----------------   ---------------  ----------------   ---------------
As of December 31, 1998
    Total capital (to risk weighted
      assets)...........................   $7,412    10.11%            $5,868              8.0%            $7,335             10.0 %
    Tier I capital (to risk weighted
      assets)...........................   $6,936    9.46 %            $2,934              4.0%            $4,401              6.0 %
    Tier I capital (to average
      assets)...........................   $6,936    6.60 %            $3,154              3.0%            $5,258              5.0 %
As of December 31, 1997
    Total capital (to risk weighted
      assets)...........................   $6,461    11.23%            $4,604              8.0%            $5,755             10.0 %
    Tier I capital (to risk weighted
      assets)...........................   $5,912    10.27%            $2,302              4.0%            $3,453              6.0 %
    Tier I capital (to average
      assets)...........................   $5,912    6.94 %            $2,555              3.0%            $4,258              5.0 %
As of December 31, 1996
    Total capital (to risk weighted
      assets)...........................   $6,031    12.05%            $4,003              8.0%            $5,004             10.0 %
    Tier I capital (to risk weighted
      assets)...........................   $5,487    10.96%            $2,002              4.0%            $3,003              6.0 %
    Tier I capital (to average
      assets)...........................   $5,487    8.66 %            $1,901              3.0%            $3,168              5.0 %

14.  STOCK OPTION PLANS

     The Company has established stock option plans (Plans) applicable to 73,500 shares of the Company's common stock. Under the Plans, options can be granted to full-time officers, key employees or directors of the Company. The Plans are administered by the Board of Directors.

     Stock options under each Plan are granted at no less than the fair value of such shares at the time of grant. The options can be exercised at varying times within the option periods as specified in the plan agreements.

     The Company has elected to account for the Plan under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense has been recognized for the stock options.

                TEXAS CENTRAL BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Had compensation costs been determined on the basis of fair value pursuant to FASB statement No. 123, "Accounting for Stock-Based Compensation," management has determined the effect on net earnings would have been insignificant.

     In connection with the formation of TCBI during 1997, the options for shares of the Bank's stock were converted to options for shares of TCBI stock. Changes in options outstanding for 1998, 1997, and 1996 are as follows:

                                          DECEMBER 31, 1998        DECEMBER 31, 1997        DECEMBER 31, 1996
                                        ---------------------    ---------------------    ---------------------
                                                    OPTION                   OPTION                   OPTION
                                        SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
                                        UNDER         PER        UNDER         PER        UNDER         PER
                                        OPTION       SHARE       OPTION       SHARE       OPTION       SHARE
                                        ------    -----------    ------    -----------    ------    -----------
Outstanding at beginning of year.....   58,220    $5.74-15.61    60,360    $5.74-13.32    59,040    $5.74-10.75
Granted during the year..............    2,440         $18.30     2,220         $15.61     2,320    $     13.32
Forfeited during the year............       --             --        --             --        --             --
Exercised during the year............   15,720    $5.74-18.30     4,360    $6.67-10.60     1,000    $      7.50
                                        ------                   ------    -----------    ------
Outstanding at end of year...........   44,940    $5.74-18.30    58,220    $5.74-15.61    60,360    $5.74-13.32
                                        ======                   ======    ===========    ======
Options exercisable..................   44,940    $5.74-18.30    58,220    $5.74-15.61    60,360    $5.74-13.32
                                        ======                   ======    ===========    ======

15.  EMPLOYEE BENEFITS

     During 1994, the Bank formed a 401(k) employee savings plan (Plan). The Plan covers all eligible employees, as defined by the terms of the Plan agreement. Participating employees may contribute up to 15% of base salary on a voluntary basis. The Bank makes discretionary contributions to the Plan up to a maximum of 6% of an employee's base salary. The Bank's contributions to the Plan totaled approximately $34,000, $29,000, and $30,000 in 1998, 1997 and 1996,
respectively.

                TEXAS CENTRAL BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

16.  PARENT-COMPANY-ONLY CONDENSED FINANCIAL STATEMENTS

     The following are parent-company-only condensed balance sheets as of December 31, 1998 and 1997 and condensed statements of income and cash flows for the years then ended:

              TEXAS CENTRAL BANCSHARES, INC. (PARENT COMPANY ONLY)
                                 BALANCE SHEET
                           DECEMBER 31, 1998 AND 1997
                                 (IN THOUSANDS)

                                         1998       1997
                                       ---------  ---------
               ASSETS
Cash.................................  $      11  $     321
Investment in subsidiary.............      6,936      5,912
Receivable from subsidiary...........        154         --
Other assets.........................         55         35
                                       ---------  ---------
          Total......................  $   7,156  $   6,268
                                       =========  =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Dividends payable...............  $     154  $      --
     Other liabilities...............         20        285
                                       ---------  ---------
          Total liabilities..........        174        285
Stockholders' equity:
     Common stock....................        303        287
     Additional paid-in capital......      2,426      2,283
     Retained earnings...............      4,253      3,413
                                       ---------  ---------
          Total stockholders'
        equity.......................      6,982      5,983
                                       ---------  ---------
                                       $   7,156  $   6,268
                                       =========  =========

              TEXAS CENTRAL BANCSHARES, INC. (PARENT COMPANY ONLY)
                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                 (IN THOUSANDS)

                                         1998       1997
                                       ---------  ---------
Revenues -- Dividends declared by
  subsidiary.........................  $     342  $     552
Operating expenses:
     Professional fees...............         55          4
                                       ---------  ---------
          Total operating expenses...         55          4
                                       ---------  ---------
Income before equity in undistributed
  earnings of subsidiary.............        287        548
Equity in undistributed earnings of
  subsidiary.........................      1,025        397
                                       ---------  ---------
Net income...........................  $   1,312  $     945
                                       =========  =========

                TEXAS CENTRAL BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

              TEXAS CENTRAL BANCSHARES, INC. (PARENT COMPANY ONLY)
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                 (IN THOUSANDS)

                                            1998       1997
                                          ---------  ---------
Cash flows from operating activities
     Net income.........................  $   1,312  $     945
     Adjustments to reconcile net income
      to net cash (used) provided by
      operating activities:
          Equity in earnings of
              subsidiary................     (1,367)      (949)
          Dividend received from
              subsidiary................        188        552
          Increase in other assets......       (174)       (35)
          (Decrease) increase in other
              liabilities...............       (110)       285
                                          ---------  ---------
               Net cash (used) provided
                   by operating
                   activities...........       (151)       798
                                          ---------  ---------
Cash flows from financing activities
     Payment of cash dividends..........       (318)        --
     Proceeds from note payable.........         --        240
     Payment of note payable............         --       (240)
     Proceeds from exercise of stock
      options...........................        159         15
     Purchase and retirement of common
      stock.............................         --       (492)
                                          ---------  ---------
               Net cash used in
                   financing
                   activities...........       (159)      (477)
                                          ---------  ---------
Net (decrease) increase in cash and cash
  equivalents...........................       (310)       321
Cash and cash equivalents, beginning of
  year..................................        321         --
                                          ---------  ---------
Cash and cash equivalents, end of
  year..................................  $      11  $     321
                                          =========  =========

                                                                     EXHIBIT A


------------------------------------------------------------------------------


                     AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND AMONG

               BANK UNITED CORP., BUC ACQUISITION CORPORATION II

                                      AND

                        TEXAS CENTRAL  BANCSHARES, INC.


                          DATED AS OF MARCH 23, 1999



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                               TABLE OF CONTENTS


ARTICLE I.
      THE ACQUISITION MERGER.................................................1
      Section 1.1       Acquisition Merger...................................1
      Section 1.2       Articles of Incorporation, Bylaws and Facilities
                        of Surviving Company ................................2
      Section 1.3       Effect of Acquisition Merger.........................2
      Section 1.4       Liabilities of the Surviving Company.................2
      Section 1.5       Acquisition Merger Price.............................3
      Section 1.6       Calculation of BUC Stock Ratio.......................3
      Section 1.7       Dissenting Shares....................................3
      Section 1.8       Exchange of Shares...................................4
      Section 1.9       Approval by Shareholders.............................4
      Section 1.10      Stock Option.........................................4

ARTICLE II.
      REPRESENTATIONS AND WARRANTIES OF TEXAS CENTRAL........................5
      Section 2.1       Organization.........................................5
      Section 2.2       Capitalization.......................................5
      Section 2.3       Approvals; Authority.................................6
      Section 2.4       Investments..........................................6
      Section 2.5       Financial Statements.................................6
      Section 2.6       Title................................................7
      Section 2.7       Environmental Laws...................................7
      Section 2.8       Litigation and Other Proceedings.....................8
      Section 2.9       Taxes................................................8
      Section 2.10      Contracts...........................................10
      Section 2.11      Fidelity Bonds and Insurance........................11
      Section 2.12      No Conflict With Other Instruments..................11
      Section 2.13      Laws................................................11
      Section 2.14      Conduct.............................................12
      Section 2.15      Reserve for Possible Loan Losses....................12
      Section 2.16      Employment Relations................................12
      Section 2.17      Employee Benefit Plans..............................13
      Section 2.18      List of Loans.......................................15
      Section 2.19      Accounting Matters..................................16
      Section 2.20      SEC Status; Securities Issuances....................16
      Section 2.21      Absence of Changes..................................16
      Section 2.22      Brokers and Finders.................................16
      Section 2.23      Absence of Property Taxes and Liens.................16
      Section 2.24      Community Reinvestment Act..........................16

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      Section 2.25      Fair Housing Act, Home Mortgage Disclosure Act and
                        Equal Credit Opportunity Act........................16
      Section 2.26      Usury Laws and Other Consumer Compliance Laws.......17
      Section 2.27      Bank Secrecy Act....................................17
      Section 2.28      Zoning and Related Laws.............................17
      Section 2.29      Securities Laws.....................................17
      Section 2.30      Regulatory Approvals................................17
      Section 2.31      Shareholders' List..................................17
      Section 2.32      Books and Records...................................18
      Section 2.33      Deposit Summary.....................................18
      Section 2.34      Schedules...........................................18
      Section 2.35      Year 2000 Representation............................18
      Section 2.36      Disclosure..........................................18

ARTICLE III.
      REPRESENTATIONS AND WARRANTIES OF BUC.................................18
      Section 3.1       Organization........................................18
      Section 3.2       Capitalization......................................19
      Section 3.3       Issuance of BUC Stock...............................19
      Section 3.4       Approvals; Authority................................19
      Section 3.5       No Conflict With Other Instruments..................19
      Section 3.6       Financial Reports and SEC Documents; Material
                        Adverse Effect......................................20
      Section 3.7       Litigation; Regulatory Action.......................20
      Section 3.8       Community Reinvestment Act..........................20
      Section 3.9       Compliance with Law.................................21
      Section 3.10      Year 2000 Representation............................21

ARTICLE IV.
      COVENANTS OF BUC......................................................21
      Section 4.1       Best Efforts........................................21
      Section 4.2       Information for Applications and Proxy Solicitation.21
      Section 4.3       Confidentiality.....................................22
      Section 4.4       Registration Statement..............................22
      Section 4.5       NASDAQ Listing......................................23
      Section 4.6       Delivery of Reports.................................23
      Section 4.7       Rule 144 Compliance.................................23
      Section 4.8       Publication of Financial Condition..................23
      Section 4.9       Press Releases......................................23

ARTICLE V.
      COVENANTS OF TEXAS CENTRAL............................................24
      Section 5.1       Shareholder Approval and Best Efforts...............24
      Section 5.2       Operations..........................................24
      Section 5.3       Information for Applications and SEC Filings........25

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      Section 5.4       Access to Properties and Records....................26
      Section 5.5       Accounting and Tax Treatment........................26
      Section 5.6       Standstill Provision................................26
      Section 5.7       Proxies.............................................26
      Section 5.8       Dividends...........................................26
      Section 5.9       Accruals............................................27
      Section 5.10      Press Releases......................................27
      Section 5.11      Nature of Deposits..................................27
      Section 5.12      Termination of 401(k) Plan..........................27
      Section 5.13      Incentive Compensation Obligations..................27
      Section 5.14      Vacation Payment Obligations........................27
      Section 5.15      Environmental Reports...............................27
      Section 5.16      Stock Options.......................................28
      Section 5.17      Affiliate Agreement.................................28
      Section 5.18      Directors and Officers' Liability Insurance and
                        Indemnification.....................................28
      Section 5.19      Supplements to Disclosure Schedules.................29

ARTICLE VI.
      CLOSING...............................................................29
      Section 6.1       Closing.............................................29
      Section 6.2       Effective Date......................................30

ARTICLE VII.
      TERMINATION...........................................................30
      Section 7.1       Termination.........................................30
      Section 7.2       Effect of Termination...............................31

ARTICLE VIII.
      CONDITIONS TO OBLIGATIONS OF BUC......................................31
      Section 8.1       Compliance with Representations.....................32
      Section 8.2       Material Adverse Change.............................32
      Section 8.3       Legal Opinion.......................................32
      Section 8.4       Tax Opinion.........................................32
      Section 8.5       Releases............................................32
      Section 8.6       Accounting Letters..................................33
      Section 8.7       Dissenters' Rights..................................33
      Section 8.8       Affiliate Agreements................................33
      Section 8.9       Debt Assumption.....................................33
      Section 8.10      Noncompetition Agreement............................33
      Section 8.11      Environmental Reports...............................33
      Section 8.12      Stock Options.......................................33
      Section 8.13      Closing Day Payment.................................33

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ARTICLE IX.
      CONDITIONS TO OBLIGATIONS OF TEXAS CENTRAL............................34
      Section 9.1       Compliance with Representations.....................34
      Section 9.2       Material Adverse Change.............................34
      Section 9.3       Legal Opinion.......................................34
      Section 9.4       Tax Opinion.........................................34
      Section 9.5       Fairness Opinion; Comfort Letter....................34

ARTICLE X.
      CONDITIONS TO RESPECTIVE OBLIGATIONS OF
      BUC AND TEXAS CENTRAL.................................................35
      Section 10.1      Government Approvals................................35
      Section 10.2      Shareholder Approval................................35
      Section 10.3      Registration of BUC Stock...........................35
      Section 10.4      No Injunction.......................................35

ARTICLE XI.
      EMPLOYEE MATTERS......................................................36
      Section 11.1      Offers to Texas Central Employees...................36
      Section 11.2      Credit for Service with Texas Central...............36
      Section 11.3      Vacation Policy.....................................36
      Section 11.4      Employment Agreements...............................37

ARTICLE XII.
      MISCELLANEOUS.........................................................37
      Section 12.1      Survival of Representations and Warranties..........37
      Section 12.2      Expenses............................................37
      Section 12.3      Notices.............................................37
      Section 12.4      Controlling Law.....................................38
      Section 12.5      Headings............................................39
      Section 12.6       Modifications or Waiver............................39
      Section 12.7      Severability........................................39
      Section 12.8      Consolidation of Agreements.........................39
      Section 12.9      Counterparts........................................39
      Section 12.10     Assignment; Binding on Successors...................39
      Section 12.11     Gender; Plurals.....................................39
      Section 12.12     Disclosures.........................................40
      Section 12.13     Publicity...........................................40
      Section 12.14     No Third Party Beneficiaries........................40
      Section 12.15     Interpretation; Effect..............................40

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                                   EXHIBITS

Exhibit A   Form of Articles of Merger (including Plan of Merger)
Exhibit B   Form of Stock Option
Exhibit C   Form of Voting Agreement and Irrevocable Proxy
Exhibit D   Form of Affiliate Agreement
Exhibit E   Form of Opinion of Counsel to Texas Central
Exhibit F   Form of Release of BUC by Directors and Officers of Texas Central
Exhibit G   Form of Release of Texas Central Directors and Officers by Texas
            Central
Exhibit H   Form of Non-Competition Agreement
Exhibit I   Form of Opinion of Counsel to BUC
Exhibit J   Form of Employment Agreement


                                   SCHEDULES

Schedule 2.1            Subsidiaries and Affiliates
Schedule 2.2            Options, Warrants and Similar Rights
Schedule 2.4            Securities Portfolio
Schedule 2.5            Contingent Liabilities
Schedule 2.7            Environmental Matters
Schedule 2.9(a)         Tax Returns
Schedule 2.9(b)         Tax Deficiencies
Schedule 2.9(c)         Tax Penalties
Schedule 2.10           Contracts
Schedule 2.11           Fidelity Bonds and Insurance
Schedule 2.13           Compliance with Laws
Schedule 2.14           Dividends, Stock Issuances and Indebtedness
Schedule 2.15           Substandard and Similar Loans
Schedule 2.16           Wage Arrearages
Schedule 2.17(a)        Compensation and Benefit Plans
Schedule 2.17(e)        Administration of Benefit Plans
Schedule 2.17(h)        Effects of Acquisition Merger on Benefit Plans
Schedule 2.18           Loans
Schedule 2.21           Changes Since Balance Sheet Date
Schedule 2.23           Property Tax Matters
Schedule 2.33           Deposit Summary
Schedule 5.7            Proxies
Schedule 11.4           Employment Agreements

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                     AGREEMENT AND PLAN OF REORGANIZATION

      This Agreement and Plan of Reorganization ("Agreement") dated as of March 23, 1999, is by and among Bank United Corp., a Delaware corporation ("BUC"), BUC Acquisition Corporation II, a Texas corporation ("Acquisition Company"), and Texas Central Bancshares, Inc., a Texas corporation ("Texas Central").

      WHEREAS, BUC and Texas Central believe that the acquisition of Texas Central by BUC in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective institutions and shareholders.

      NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as set forth below:


                                 INTRODUCTION

      Texas Central is a bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHC Act"), which owns 100% of the issued and outstanding capital stock of Texas Central Bank, N.A., a national banking association (the "Texas Central Bank"), indirectly through Texas Central Bancshares of Delaware, Inc. ("Texas Central Delaware"). BUC is a savings and loan holding company within the meaning of the Home Owners' Loan Act, as amended (the "HOLA"), which owns 100% of the issued and outstanding capital stock of Bank United, a federal savings bank ("Bank United"), indirectly through BNKU Holdings, Inc. ("BU Holdings"). This Agreement provides for the acquisition of all of the issued and outstanding common stock, $1.00 par value, of Texas Central (the "Texas Central Stock") by BUC in connection with which Texas Central will become a wholly-owned subsidiary of BUC and will continue its existing operations as a Texas corporation. The acquisition of the Texas Central Stock will be accomplished through the merger of Acquisition Company, a to-be-formed Texas corporation and a wholly-owned subsidiary of BUC, with and into Texas Central, with Texas Central surviving (the "Acquisition Merger"), all pursuant to this Agreement and the Articles of Merger (including the related Plan of Merger) by and between Texas Central, BUC and Acquisition Company, a form of which is attached hereto as EXHIBIT A (the "Articles of Merger").

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                                  ARTICLE I.

                            THE ACQUISITION MERGER

      Section 1.1 ACQUISITION MERGER. BUC Acquisition II shall merge with and into Texas Central (the resulting company being referred to as the "Surviving Company") as of the Effective Date, as defined in Section 6.2, under the charter and Articles of Incorporation of Texas Central and each of the outstanding shares of common stock of BUC Acquisition II shall and without any action on the part of BUC be canceled and be converted into shares of common stock of the Surviving Company. The shares of common stock of the Surviving Company into which such BUC Acquisition II common stock is converted shall represent ownership of 100% of the issued and outstanding capital stock of the Surviving Company, all of which shall be owned by BUC.

      Section 1.2 ARTICLES OF INCORPORATION, BYLAWS AND FACILITIES OF SURVIVING COMPANY. At the Effective Date and until thereafter amended, the Articles of Incorporation of the Surviving Company shall be the Articles of Incorporation of Texas Central as in effect at the Effective Date. Until altered, amended or repealed as provided therein and in the Articles of Incorporation of the Surviving Company, the Bylaws of the Surviving Company shall be the Bylaws of Texas Central as in effect at the Effective Date. The main office of the Surviving Company shall be the main office of Texas Central as of the Effective Date, and all corporate acts, plans, policies, contracts, approvals and authorizations of Texas Central and BUC Acquisition II and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorization of the Surviving Company and shall be as effective and binding thereon as the same were with respect to Texas Central and BUC Acquisition II respectively, as of the Effective Date.

      Section 1.3 EFFECT OF ACQUISITION MERGER. At the Effective Date, the corporate existence of Texas Central and BUC Acquisition II shall be merged into and continued in the Surviving Company, and the Surviving Company shall be deemed to be a continuation in entity and identity of Texas Central and BUC Acquisition II. All rights, franchises and interests of Texas Central and BUC Acquisition II, respectively, in and to any type of property and chooses in action shall be transferred to and vested in the Surviving Company by virtue of the Merger without any deed or other transfer. Surviving Company, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Texas Central and BUC Acquisition II, respectively, as of the Effective Date.

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
      Section 1.4 LIABILITIES OF THE SURVIVING COMPANY. At the Effective Date, the Surviving Company shall be liable for all liabilities of Texas Central and BUC Acquisition II. All deposits, debts, liabilities and obligations of Texas Central and of BUC Acquisition II, respectively, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of Texas Central or BUC Acquisition II, as the case may be, shall be those of the Surviving Company and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Texas Central or BUC Acquisition II shall be preserved unimpaired.

      Section 1.5 ACQUISITION MERGER PRICE. At the Effective Date and upon and by reason of the Acquisition Merger becoming effective, each share of Texas Central Stock issued and outstanding immediately prior to the Effective Date, excluding Dissenting Shares (as defined in Section 1.7 of this Agreement), and any and all rights arising out of ownership of such Texas Central Stock shall, without any action on the part of the holder thereof, be canceled and be converted into the right to receive a number of shares of the Class A Common Stock, $ 0.01par value, which is quoted under the symbol "BNKU" on The NASDAQ Stock Market National Market (the "BUC Stock"), in a ratio to be determined in accordance with Section 1.6 below. BUC shall not issue any certificates for fractional shares of BUC Stock in connection with the Merger. In lieu of issuing fractional shares, BUC shall pay cash for such fractional shares in an amount determined by multiplying the Average Value Per Share, as hereinafter defined, by the fractional share interest in BUC Stock to which the Texas Central shareholder is entitled pursuant to the calculation in accordance with Section
1.6. The Average Value Per Share shall be the average of the daily reported closing sales prices for a share of the BUC Stock in The NASDAQ Stock Market National Market for the twenty successive trading days ending on the trading day that is one trading day prior to closing.

      Section 1.6 CALCULATION OF BUC STOCK RATIO. The number of shares of BUC Stock to be received for each share of Texas Central Stock will be the quotient obtained by dividing (i) 710,000 by (ii) the total number of shares of Texas Central Stock issued and outstanding on the Closing Date, which shall not exceed 350,340 shares (the "Merger Consideration"). In the event that the Average Value Per Share, as calculated in accordance with Section 1.5, is less than $33.57, or the closing sales price of the BUC Stock on the day immediately prior to the proposed Effective Date is less than $32.00, the Board of Directors of Texas Central may terminate this Agreement pursuant to Section 7.1(a)(iv) (B) or (C) hereof.

      Section 1.7 DISSENTING SHARES. Each share of Texas Central Stock issued and outstanding immediately prior to the Effective Date, the holder of which has not voted in favor of the Merger and who has properly perfected his dissenter's rights of appraisal by following the procedures set forth in Texas Business Corporation Act (the "TBCA"), is referred to herein as a "Dissenting Share. " Dissenting Shares owned by each holder thereof who has not exchanged his certificates representing shares of Texas Central Stock for the corresponding share of the Merger Consideration or otherwise has not effectively withdrawn or lost his dissenter's rights, shall not be converted into or represent the right to receive the corresponding share of the Merger Consideration pursuant to
Section 1.5 hereof and shall be entitled only to such rights as are available to such holder pursuant to the

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applicable provisions of the TBCA. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the TBCA, provided such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBCA. If any holder of Dissenting Shares shall effectively withdraw or lose his dissenter's rights under the applicable provisions of the TBCA, such Dissenting Shares shall be converted into the right to receive the corresponding share of the Merger Consideration in accordance with the provisions of Section 1.5 hereof. The shares of Texas Central Stock (excluding any Dissenting Shares) issued and outstanding immediately prior to Closing Date are sometimes referred to herein as the "Exchange Shares."

      Section 1.8 EXCHANGE OF SHARES. (a) On or immediately prior to the Effective Date, BUC shall deposit in trust with an exchange agent to be selected by BUC (the "Exchange Agent"), for exchange in accordance with this Agreement, certificates representing a number of shares of BUC Stock sufficient to pay the Merger Consideration (excluding any Dissenting Shares), and the cash to be paid in lieu of fractional shares of BUC Stock.

            (b) As soon as practicable after the Effective Date, the Exchange Agent will mail to each holder of record of Exchange Shares a letter of transmittal for use in exchanging such holder's certificates for the corresponding share of the Merger Consideration. Each holder of Exchange Shares, upon surrender of the certificates therefor to the Exchange Agent, accompanied by a duly executed letter of transmittal, shall be entitled to receive (i) a certificate representing that number of whole shares of BUC Stock to which such holder of Exchange Shares shall have become entitled pursuant to the provisions of this Article I, and (ii) a check representing the amount of cash in lieu of fractional shares of BUC Stock, if any, which such holder has the right to receive in respect of the certificate for the Exchange Shares surrendered pursuant to the provisions of this Article I, and the certificate representing the Exchange Shares so surrendered shall be canceled. Until so surrendered, each stock certificate representing the Exchange Shares will be deemed for all corporate purposes to represent and evidence solely the right to receive the corresponding share of the Merger Consideration to be paid therefor pursuant to this Agreement. Notwithstanding the foregoing, neither the Exchange Agent nor any other party hereto shall be liable to any holder of certificates representing Exchange Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as required by law, no interest shall be payable with respect to the cash payable for fractional shares or the cash payable for Dissenting Shares and no dividends shall be disbursed with respect to shares of BUC Stock until certificates representing shares of Texas Central Stock are surrendered in exchange therefor. If any shareholder of record of Texas Central is unable to locate any certificate evidencing the Exchange Shares, the Exchange Agent shall deliver the corresponding share of the Merger Consideration to the registered shareholder upon receipt of a lost certificate affidavit and an indemnity agreement in a form acceptable to BUC.

      Section 1.9 APPROVAL BY SHAREHOLDERS. This Agreement shall be submitted to the shareholders of Texas Central for their approval in accordance with applicable provisions of law and the respective Articles of Incorporation and Bylaws of Texas Central. BUC and Texas Central shall proceed expeditiously and cooperate fully in obtaining any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings and certificates to the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation ("FDIC") and the Secretary of State of Texas.

      Section 1.10 STOCK OPTION. The parties acknowledge that, contemporaneously with the execution and delivery of this Agreement, Texas Central has granted to BUC an option to purchase 60,334 shares of the Texas Central Stock, representing 19.9% of such shares on a fully-diluted basis, in the form attached hereto as EXHIBIT B (the "Texas Central Stock Option").


                                  ARTICLE II.

                REPRESENTATIONS AND WARRANTIES OF TEXAS CENTRAL

      Texas Central and represents and warrants to BUC as follows:

      Section 2.1 ORGANIZATION. Texas Central is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is a registered bank holding company duly registered under the BHC Act. Texas Central owns 100% of the issued and outstanding capital stock of Texas Central Bank, indirectly through Texas Central Delaware. Texas Central Delaware is duly registered under the BHC Act and a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Texas Central Bank is a Texas banking association, duly organized, validly existing and in good standing under the laws of the State of Texas. Texas Central, Texas Central Delaware and Texas Central Bank (together, the "Texas Central Companies") (i) have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and Texas Central has full power and authority to enter into this Agreement; (ii) Texas Central Bank is duly authorized to conduct a general banking business, including without limitation all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the Department and the FDIC; and (iii) Texas Central Bank is an insured bank as defined in the Federal Deposit Insurance Act. Texas Central Bank does not conduct any trust activities. True and complete copies of the Articles of Association and Bylaws of Texas Central Bank, as amended to date, and the Articles of Incorporation and Bylaws of Texas Central and Texas Central Delaware, as amended to date, have been delivered or made available to BUC. Except as otherwise stated herein or as otherwise disclosed in SCHEDULE 2.1 to this Agreement, none of the Texas Central Companies (x) has any subsidiaries or affiliates, (y) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, or (z) knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Texas Central.

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      Section 2.2 CAPITALIZATION. The authorized capital stock of Texas Central consists of 5,000,000 shares of Texas Central Stock, 303,840 of which are issued and outstanding. All of the issued and outstanding shares of Texas Central Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. Except as disclosed in SCHEDULE 2.2, there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating Texas Central to issue any authorized and unissued Texas Central Stock nor does Texas Central have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. There are no stock appreciation or similar rights to receive cash payment in respect of options to purchase shares of Texas Central Stock other than the stock appreciation rights held by Messrs. Veirs and Mulhollen. The maximum number of shares of Texas Central Stock that would be outstanding as of the Effective Date if all warrants, calls and other rights with respect thereto were exercised is 350,340. There are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Texas Central Stock. All of the outstanding shares of capital stock of Texas Central Delaware and Texas Central Bank are owned by Texas Central or Texas Central Delaware respectively, free and clear of any mortgage, lien, pledge or encumbrance, or lien of any character, except as disclosed in SCHEDULE 2.2.

      Section 2.3 APPROVALS; AUTHORITY. The Board of Directors of Texas Central has approved this Agreement and the transactions contemplated herein subject to the approval thereof by the shareholders of Texas Central as required by law, and, other than shareholder approval, no further corporate proceedings of Texas Central are needed to execute and deliver this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Texas Central and is a duly authorized, valid, legally binding agreement of Texas Central enforceable against Texas Central in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

      Section 2.4 INVESTMENTS. Texas Central has furnished to BUC, as SCHEDULE
2.4 of this Agreement, a complete list, as of January 31, 1999, of all securities, including municipal bonds, owned by Texas Central (the "Securities Portfolio"). All securities listed in SCHEDULE 2.4 are owned by Texas Central
(i) of record, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances, except as disclosed in SCHEDULE 2.4. SCHEDULE 2.4 also discloses any entities in which Texas Central's ownership interest equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of the securities listed in SCHEDULE 2.4.

      Section 2.5 FINANCIAL STATEMENTS. Texas Central has furnished BUC with true and complete copies of Texas Central's balance sheets and related consolidated statement of income, shareholders' equity and cash flow, together with the notes thereto, as of and for the years ended December 31, 1998, December 31, 1997 and December 31, 1996, accompanied by the report of Payne, Faulkner, Smith & Jones, P.C., for the years ended December 31, 1997 and 1998, and by the report of Fiske & Robinson, P.C. for the year ended December 31, 1996. Texas Central has also furnished to BUC true and complete copies of the Call Reports filed by the Texas Central Bank as

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of and for each month during the three years ended December 31, 1998 and
December 31, 1996 (the "Call Reports"). The financial statements and Call Reports referred to in this Section 2.5 are collectively referred to herein as the "Texas Central Financial Statements." The Texas Central Financial Statements fairly present the consolidated financial position of Texas Central and the consolidated results of its operations at the dates and for the periods indicated in conformity with generally accepted accounting principles consistently applied during the periods covered thereby. As of their respective dates, the Call Reports complied in all material respects with the rules and regulations of applicable federal and state banking authorities and did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in SCHEDULE 2.5 to this Agreement, as of the dates of the Texas Central Financial Statements referred to above, Texas Central did not have any liabilities, fixed or contingent, which are material and are not fully reflected or provided for in the Texas Central Financial Statements or otherwise disclosed in this Agreement. Since December 31, 1998, there have been no changes in the financial condition, assets, liabilities or results of operations or cash flows or business of Texas Central which, individually or in the aggregate, have materially and adversely affected the financial condition or results of operations of Texas Central.

      Section 2.6 TITLE. True and complete copies of all of the deeds and leases and title insurance policies for all real property owned or leased by the Texas Central Companies and all mortgages, deeds of trust and security agreements to which such property is subject have been delivered or made available to BUC. The Texas Central Companies have good and marketable title to all of their assets and properties including, without limitation, land and improvements thereon, and all personal and intangible properties reflected in the Texas Central Financial Statements or acquired subsequent thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (i) as noted in the Texas Central Financial Statements or otherwise described in this Agreement,
(ii) statutory liens not yet delinquent, (iii) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held, and (iv) those assets and properties disposed of for fair value in the ordinary course of business since the dates of the Texas Central Financial Statements. Texas Central owns no securities of, or interest in, any commercial bank other than the Texas Central Bank.

      Section 2.7 ENVIRONMENTAL LAWS. Texas Central is in compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder. Except as set forth on SCHEDULE 2.7 hereto, (i) Texas Central has not received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws, and is not subject to any claim or lien under any Environmental Laws; (ii) during the term of ownership, lease or operation by Texas Central, no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by Texas Central, or owned, operated or leased by Texas Central within the ten years preceding the date of this Agreement, has been designated as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of release of any Hazardous Materials; (iii) no asbestos was used in the construction of any portion of Texas Central's facilities; and (iv) no real property currently owned, leased or operated by Texas Central is, or has been, an industrial site or landfill. Texas Central has furnished BUC true and complete copies of all environmental assessments, reports, studies and other related information in its possession relating to each real property owned, leased or operated by Texas Central.

      "Environmental Laws," for purposes of this Section 2.7, includes, but is not limited to, any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.ss. 9601, ET SEQ.; The Hazardous Materials Transaction Act, as amended, 49 U.S.C. ss.ss. 1801, ET SEQ.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. ss.ss. 6901, ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.ss. 1201, ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601, ET SEQ.; the Clean Air Act, 42 U.S.C. ss.ss. 7401, ET SEQ.; and the Safe Drinking Water Act, 42 U.S.C. ss.ss. 3808, ET SEQ.

      "Hazardous Materials," for purposes of this Section 2.7, includes, but is not limited to, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

      Section 2.8 LITIGATION AND OTHER PROCEEDINGS. Except as otherwise noted on
SCHEDULE 2.8 hereto, there are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Texas Central, threatened before any court or administrative body in any manner against the Texas Central Companies or any of their respective properties or capital stock, which might have a material adverse effect on the Texas Central Companies or their respective financial conditions, assets, operations or earnings or cash flows or the transactions proposed by this Agreement. Texas Central knows of no basis on which any litigation or proceeding could be brought which could have a materially adverse effect on the financial condition, results of operation, business or prospects of the Texas Central Companies or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. No Texas Central Company is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

      Section 2.9 TAXES. (a) Except as otherwise noted in SCHEDULE 2.9(A) hereto, all Returns required to be filed by or on behalf of each of the Texas Central Companies have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Texas Central Companies with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. Each of the Texas Central Companies has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no liens on any of the assets of the Texas Central Companies with respect to Taxes, other than liens for Taxes not yet due and payable.

            (b) Except as otherwise noted in SCHEDULE 2.9(B) hereto, no deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Texas Central Companies which have not been settled, closed or reached a final determination. There are no pending audits relating to any Tax liability of the Texas Central Companies. None of the Texas Central Companies is a party to any action or proceeding for assessment or collection of Taxes, nor have such events been asserted or threatened against the Texas Central Companies or any of their assets. No waiver or extension of any statute of limitations relating to Taxes is in effect with respect to the Texas Central Companies. No power of attorney has been executed by the Texas Central Companies with respect to any Tax matters which is currently in force.

            (c) Except as otherwise noted in SCHEDULE 2.9(C) hereto, the Texas Central Companies have disclosed on their federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Internal Revenue Code of 1986 (the "Code"). None of the Texas Central Companies has agreed to make, nor is any of the Texas Central Companies required to make, any adjustment under Code
Section 481(a) by reason of a change in accounting method or otherwise. None of the Texas Central Companies is a party to any safe harbor lease within the meaning of Code Section 168(f)(8), as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Texas Central Companies is a party to any Tax sharing agreement or has any continuing obligations under any prior Tax sharing agreement, and none of the Texas Central Companies has been a member of an affiliated group of corporations filing a U.S. federal consolidated income tax return as to which Texas Central was not the common parent.

            (d) Texas Central has made a valid and timely election to be taxed as an S corporation under the Code effective as of January 1, 1998, and such election continues to be effective as of the date of this Agreement. Neither Texas Central nor any of its existing shareholders or former shareholders has taken any action which would terminate Texas Central's S corporation election prior to the date of this Agreement. Texas Central (or any of the other Texas Central Companies, as applicable) has made a valid and timely election for each of the Texas Central Companies (other than Texas Central) to be treated as a qualified subchapter S subsidiary pursuant to the Code effective as of January 1, 1998, and such elections continue to be effective as of the date of this Agreement. None of the Texas Central Companies has taken any action which would terminate the qualified subchapter S subsidiary elections of the Texas Central Companies prior to the date of this Agreement.

            (e) None of the Texas Central Companies has any reason to believe that any conditions exist that would prevent or impede the Acquisition Merger from qualifying as a reorganization within the meaning of Code Section 368.

            (f) As used in this Agreement, the term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Texas Central Companies are required to pay, withhold or collect. As used in this Agreement, the term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

      True and complete copies of the federal income tax returns of Texas Central as filed with the Internal Revenue Service for the years ended December 31, 1997, December 31, 1996, and December 31, 1995, have been furnished to BUC.

      Section 2.10 CONTRACTS. Except as otherwise noted in SCHEDULE 2.10 hereto, no Texas Central Company is a party to or bound by any (i) employment contract (including without limitation any collective bargaining contract or union agreement or agreement with an independent contractor) which is not terminable by the Texas Central Companies on less than 60 days notice without payment of any amount on account of such termination; (ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement; (iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;
(iv) contract or commitment for capital expenditures in excess of $30,000 for any one project; (v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement involving an annual expenditure in excess of $30,000; (vi) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than 120 days from the date of this Agreement; (vii) contract or option to purchase or sell any real or personal property other than in the ordinary course of business; (viii) contract, agreement or letter with respect to the management of the Texas Central Companies imposed by any bank regulatory authority having supervisory jurisdiction over the Texas Central Companies; (ix) agreement, contract or indenture related to the borrowing by the Texas Central Companies of money other than those entered into in the ordinary course of business; (x) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business; (xi) agreement with or extension of credit to any executive officer or director of the Texas Central Companies or holder of more than 10% of the Texas Central Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectability or other unfavorable features; (xii) any agreement or arrangement with any executive officer, director, holder of 10% or more of the Texas Central Stock or affiliate of such persons for the provision of services or lease of property or any similar matter that is essential to their operations or on terms which are preferential to them or such persons; or (xiii) material contracts, other than the foregoing, involving more than $30,000 and not made in the ordinary course of business and not otherwise disclosed in this Agreement, in any schedule attached hereto. The Texas Central Companies have performed all obligations required to be performed by them to date and are not in default under, and to the best knowledge of Texas Central, no event has occurred which, with the lapse of time or action by a third party could result in default under, any indenture, mortgage, contract, lease or other agreement to which the Texas Central Companies are a party or by which they are bound or under any provision of their Articles of Incorporation, Articles of Association or Bylaws.

      Section 2.11 FIDELITY BONDS AND INSURANCE. A true and complete list of all fidelity bonds and insurance policies owned or held by, or issued in favor of, the Texas Central Companies (other than credit-life policies), including policy numbers, retention levels, insurance carriers, and effective and termination dates, is set forth in SCHEDULE 2.11 to this Agreement. Such fidelity bonds and insurance policies are adequate for the business conducted by the Texas Central Companies in respect of amounts, types and risks insured.

      Section 2.12 NO CONFLICT WITH OTHER INSTRUMENTS. Neither the execution and delivery of this Agreement nor the consummation of the Acquisition Merger, subject to obtaining all required shareholder consents, will conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of the Texas Central Companies. The execution and delivery of this Agreement and the consummation of the Acquisition Merger, subject to obtaining all required shareholder and regulatory approvals, will not violate any provision of, or constitute a default under, any law, or any order, writ, injunction or decree of any court or other governmental agency, or any contract, agreement or instrument to which any of the Texas Central Companies is a party or by which any of them is bound or constitute an event which, with the lapse of time or action by a third party, could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the assets or properties of the Texas Central Companies or upon the Texas Central Stock.

      Section 2.13 LAWS. Except as otherwise noted on SCHEDULE 2.13 hereto, the Texas Central Companies are in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having jurisdiction over the Texas Central Companies, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of any of them in connection with the execution, delivery and performance by any of them of this Agreement and the Acquisition Merger. The Texas Central Companies have filed all reports, notices, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the FRB, the Department and the FDIC or any other regulatory authority having jurisdic tion over any of them, and such reports, notices, registrations and statements are, to the best knowledge of Texas Central, true and correct and do not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      Section 2.14 CONDUCT. Except as otherwise noted in SCHEDULE 2.14 hereto, since December 31, 1998, none of the Texas Central Companies has (i) issued or sold any of their capital stock or corporate debt obligations; (ii) declared or set aside or paid any dividend or made any other distribution in respect of or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of their capital stock, except dividends on the Texas Central Stock of $153,700 paid prior to the date hereof; (iii) incurred any obligations or liabilities (fixed or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected any of their assets to a lien or encumbrance (other than in the ordinary course of business and other than statutory liens not yet delinquent); (iv) discharged or satisfied any lien or encumbrance or paid any obligation or liability (fixed or contingent), other than accruals, accounts and notes payable included in the Texas Central Financial Statements, accruals, accounts and notes payable incurred since December 31, 1998 in the ordinary course of business, and accruals, accounts and notes payable incurred as contemplated by this Agreement;
(v) sold, exchanged or otherwise disposed of any of their capital assets other than in the ordinary course of business; (vi) made any general or individual wage or salary increase (including increases in directors' or consultants' fees), paid any bonus, granted or paid any perquisites such as automobile allowance, club membership or dues or other similar benefits, or instituted any employee welfare, retirement or similar plan or arrangement; (vii) suffered any physical damage, destruction or casualty loss, whether or not covered by insurance, materially and adversely affecting their businesses, properties or assets; (viii) made any or acquiesced in any change in accounting methods, principles and practices; (ix) entered into any contract, agreement or commitment which obligates Texas Central for an amount in excess of $30,000 over the term of any such contract, agreement or commitment other than in the ordinary course of business; or (x) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of their assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights.

      Section 2.15 RESERVE FOR POSSIBLE LOAN LOSSES. The reserve for possible loan losses of Texas Central Bank has been calculated in accordance with generally accepted accounting principles as applied to banking institutions and in accordance with all applicable rules and regulations. Such reserve shown on Texas Central Bank's Call Report of December 31, 1998, is adequate in all respects to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding as of December 31, 1998. On the Effective Date, no material facts relevant to the adequacy of such reserves as of that date shall have been withheld from BUC. Except as disclosed in SCHEDULE 2.15 there are no loans of Texas Central Bank that have been classified by national bank examiners on Texas Central Bank's most recent examination report as "Other Assets Especially Mentioned," "Substandard," "Doubtful" or "Loss."

      Section 2.16 EMPLOYMENT RELATIONS. The relations of each Texas Central Company with its employees are satisfactory, and they have not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of their employees. The Texas Central Companies have complied in all material respects with all laws relating to the employment of labor with respect to their employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker's compensation insurance and social security and similar taxes, and, except as disclosed in
SCHEDULE 2.16 hereto, no person has asserted that any Texas Central Company is liable for any arrearages of wages, worker's compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

      Section 2.17 EMPLOYEE BENEFIT PLANS. (a) SCHEDULE 2.17(A) contains a complete and accurate list of all employee benefit plans and programs, and bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, contracts, employment, collective bargaining, or severance agreements written and unwritten and all similar practices, policies and arrangements in which any Texas Central Company has any liability, obligation to, or which is maintained or contributed to by either of them or which covers any employees, or former employees, consultants or former consultants, officers or former officers, directors or former directors of them, which are now in force or which have been in force during the last three years (the "COMPENSATION AND BENEFIT PLANS"). There is no commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

            (b) Each Compensation and Benefit Plan is in compliance in all material respects, in form and in administration, with the plan documents and all applicable laws, including, the extent applicable, ERISA, the Internal Revenue Code, federal securities laws, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Internal Revenue Code, federal securities laws, the Age Discrimination in Employment Act and any other applicable law have been timely made. No Compensation and Benefit Plan is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") which is required to be qualified under Section 401(a) of the Internal Revenue Code. There is no pending or, to the knowledge of Texas Central, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. No transaction or omission with respect to any Compensation and Benefit Plan exists that would be a violation of Section 4975 of the Code or
Section 502 of ERISA that is not exempt under Code Section 4975 or ERISA Section 502.

            (c) Neither Texas Central nor any entity which is a member of a controlled group or affiliated service group with Texas Central under ERISA
Section 4001 or Section 414 of the Code ("ERISA AFFILIATE") maintains or has ever maintained or contributed to a Pension Plan subject to title IV of ERISA or
Section 412 of the Code. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or any plan of an ERISA Affiliate within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. There is no pending investigation or enforcement action by the Department Of Labor or Internal Revenue Service or any other Governmental Authority with respect to any Compensation and Benefit Plan.

            (d) All contributions or insurance premiums required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which Texas Central or an ERISA Affiliate is a party have been timely made or will be timely made prior to the Effective Time.

            (e) No Texas Central Company has any obligation to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Internal Revenue Code and Sections 601-609 of ERISA. There has been no written or oral communication to employees that promises or guarantees such employees retiree health or life insurance or other retiree death benefits on a permanent basis. Except as disclosed in SCHEDULE 2.17(E), Texas Central Bank may terminate or amend any Compensation and Benefit Plan in which Texas Central Bank's or its affiliates employees or former employees participate at any time without incurring any liability thereunder. Except as disclosed in SCHEDULE 2.17(E), the plan administrator of each Compensation and Benefit Plan in which such employees or former employees participate has the sole discretion to construe and interpret the terms of the plan.

            (f) No Texas Central Company maintains any Compensation and Benefit Plans covering foreign employees.

            (g) With respect to each Compensation and Benefit Plan, if applicable, Texas Central has furnished to BUC, true and complete copies of: (i) Compensation and Benefit Plan documents and all amendments thereto; (ii) trust instruments and insurance contracts; (iii) Forms 5500 filed with the IRS for the last 3 plan years; (iv) most recent financial statement; (v) the most recent summary plan description and any other communication to employees regarding such benefits including employee booklets; and (f) most recent determination letter issued by the IRS.

            (h) Except as disclosed in SCHEDULE 2.17(H) the consummation of the Acquisition Merger as contemplated by this Agreement will not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) (i) result in the vesting or acceleration of the payment of any benefits under any Compensation and Benefit Plan, (ii) result in any increase in benefits payable or compensation payable to a participant or service provider under any Compensation and Benefit Plan, (iii) result in the payment of any severance separation benefit, or (iv) result in a breach or violation of any Compensation and Benefit Plan.

            (i) No Texas Central Company maintains any compensation plans, programs or arrangements in which their employees or former employees participate the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Internal Revenue Code and the regulations issued thereunder.

            (j) As a result, directly or indirectly, of the Acquisition Merger as contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither BUC nor any Texas Central Company will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Internal Revenue Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

            (k) Neither any Texas Central Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred or could incur any obligation under any "multiemployer plan", as defined in Section 3(37) of ERISA.

            (l) There has been no written or oral communication or amendment to a Compensation and Benefit Plan by any Texas Central Company or any ERISA Affiliate since January 1, 1998 relating to or changing the participation or coverage under any such plan in which any of their employees or former employees participate which would increase the expense of maintaining such plan above the level of expense incurred with respect to that plan for the most recent fiscal year included in the Texas Central Financial Statements.

            (m) There are no voluntary employee benefit associations related to any Compensation and Benefit Plan under Section 501(c)(9) of the Internal Revenue Code.

            (n) Any guaranteed investment contracts or other funding contracts with any insurance company that are held by a Compensation and Benefit Plan and any annuity contracts purchased by such plan was issued by an insurance company which carried the highest rating from each of D & B, S&P, Best and Moody's Investor Service, Inc. as of such date the contract was issued, the date hereof and the Effective Date.

      Section 2.18 LIST OF LOANS. SCHEDULE 2.18 sets forth a true and complete list, as of December 31, 1998, of all loans (individually, a "Loan" and collectively, the "Loans") of Texas Central Bank, showing for each such Loan the outstanding principal balance due, before reduction for any discount. All currently outstanding Loans of Texas Central Bank, including any current extensions of any Loan, were solicited, originated and currently exist in material compliance with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except where the failure thereof, individually or in the aggregate, would not have a material adverse effect on the condition (financial or otherwise), operations or prospects of Texas Central Bank. For the purposes of this Section, the phrase "enforceable in accordance with the terms thereof" does not mean that the borrower has the financial ability to pay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby. There are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in Texas Central Bank's records, and no claim of defense as to the enforcement of any Loan has been asserted, and Texas Central Bank is not aware of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense, except where such claim would not have, either individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations or prospects of Texas Central Bank.

      Section 2.19 ACCOUNTING MATTERS. None of the Texas Central Companies nor any of the shareholders of Texas Central will take or agree to take any action that would prevent BUC from accounting for the Acquisition Merger as a pooling of interests.

      Section 2.20 SEC STATUS; SECURITIES ISSUANCES. Texas Central is not subject to the registration provisions of Section 12 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") nor the rules and regulations of the SEC promulgated under the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by the Texas Central Companies have been registered under the Securities Act, the Securities Act of the State of Texas, the Texas Finance Code, and all other applicable laws or were exempt from any such registration requirements.

      Section 2.21 ABSENCE OF CHANGES. Since December 31, 1998, except as disclosed in SCHEDULE 2.21 to this Agreement, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, results of operations, earnings, cash flows, business or prospects of Texas Central. Since December 31, 1998, the business of Texas Central has been conducted only in the ordinary course, consistent with prior practices.

      Section 2.22 BROKERS AND FINDERS. No Texas Central Company and none of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Acquisition Merger except for a fee to Service Asset Management Company ("SAMCO") not to exceed $500,000.

      Section 2.23 ABSENCE OF PROPERTY TAXES AND LIENS. All property taxes due under the applicable provisions of the Texas Tax Code have been paid by either Texas Central or the shareholders of Texas Central, and no liens imposed or authorized by the Texas Tax Code exist on the shares of Texas Central Stock, except as otherwise disclosed in SCHEDULE 2.23 to this Agreement.

      Section 2.24 COMMUNITY REINVESTMENT ACT. Texas Central Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. ss. 2901 ET SEQ.) and all regulations promulgated thereunder, and Texas Central has supplied BUC with copies of Texas Central Bank's current CRA Statement, all letters and written comments received by Texas Central Bank since January 1, 1996 pertaining thereto and any responses by Texas Central Bank to such comments. Texas Central Bank has a rating of "satisfactory" as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to its next CRA compliance examination or why the Department or any other governmental entity may seek to restrain, delay or prohibit the Acquisition Merger as a result of any act or omission of Texas Central Bank under the CRA.

      Section 2.25 FAIR HOUSING ACT, HOME MORTGAGE DISCLOSURE ACT AND EQUAL CREDIT OPPORTUNITY ACT. Texas Central Bank is in material compliance with the Fair Housing Act (42 U.S.C. ss. 3601 ET SEQ.), the Home Mortgage Disclosure Act (12 U.S.C. ss. 2801 ET SEQ. and the Equal Credit Opportunity Act (15 U.S.C. ss. 1691 ET SEQ.) and all regulations promulgated thereunder. Texas Central Bank has not received any notices of any violation of said acts or any of the regulations promulgated thereunder, nor does Texas Central Bank have any notice of, or knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to Texas Central Bank's compliance with said acts.

      Section 2.26 USURY LAWS AND OTHER CONSUMER COMPLIANCE LAWS. All loans of Texas Central Bank have been made substantially in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Texas usury statutes as they are currently interpreted, Regulation Z (12 C.F.R. ss. 226 ET SEQ.) issued by the FRB, the Federal Consumer Credit Protection Act (15 U.S.C. ss. 1601 ET SEQ.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat. Ann. art. 5069-2.01, ET SEQ.) and all statutes governing the operation of Texas chartered banks. Each Loan of Texas Central was made in the ordinary course of its business.

      Section 2.27 BANK SECRECY ACT. Texas Central Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. ss.ss. 1730(d) and 1829(b)) and all regulations promulgated thereunder, and Texas Central has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Texas Central Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the Internal Revenue Service.

      Section 2.28 ZONING AND RELATED LAWS. All real property owned, leased or operated by the Texas Central Companies and the use thereof materially complies with all applicable laws, ordinances, regulations, orders or requirements, including without limitation, building, zoning and other laws.

      Section 2.29 SECURITIES LAWS. Texas Central Bank and its officers, employees and agents are now, and at all times in the past have been, in full compliance with all applicable federal and state securities laws and any regulations promulgated thereunder. Texas Central Bank and its officers, employees and agents have complied with, and currently hold, all necessary licenses and permits required under any federal or state securities law or regulation to conduct any securities activities in which Texas Central Bank or its officers, employees, or agents are now engaged or have been engaged in the past.

      Section 2.30 REGULATORY APPROVALS. Texas Central has no reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain necessary to consummate the Acquisition Merger.

      Section 2.31 SHAREHOLDERS' LIST. Texas Central has provided BUC as of a date within ten (10) days of the date of this Agreement, a list of the holders of shares of Texas Central Stock containing for Texas Central's shareholders the names, addresses and number of shares held of record, which shareholders' list is in all respects accurate as of such date and will be updated and delivered to BUC immediately prior to Closing.

      Section 2.32 BOOKS AND RECORDS. The books and records of the Texas Central Companies have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

      Section 2.33 DEPOSIT SUMMARY. Attached hereto as SCHEDULE 2.33 is a summary of the amounts and types of the deposits held by Texas Central Bank on December 31, 1998 and the weighted average interest rates being paid thereon as of such date (the "Deposit Summary"). The Deposit Summary was prepared by the Bank in the ordinary course of business and the information contained therein is true, complete and correct as of the date thereof.

      Section 2.34 SCHEDULES. The Schedules delivered pursuant to this Article II and elsewhere in this Agreement, which have been delivered concurrent with the execution and delivery of this Agreement, are true and correct and contain no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      Section 2.35 YEAR 2000 REPRESENTATION. No Texas Central Company has reason to believe that it will receive a rating of less than "satisfactory" on any Year 2000 report of examination of any regulatory authority. Texas Central Bank has delivered to BUC a complete and accurate copy of its plan, including a good faith preliminary estimate of the anticipated associated costs ("YEAR 2000 BUDGET"), for addressing the issues set forth in the statements of the Federal Financial Institutions Examination Council ("FFIEC") dated May 5, 1997, entitled Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and such plan is in material compliance with the schedule set forth in the FFIEC statements. Texas Central Bank is in compliance with the Year 2000 Interagency Statements dated June, 1996, May 5, 1997, December 17, 1997, March 17, 1998, April 10, 1998 and May 13, 1998 issued by the FFIEC. Texas Central Bank has delivered to BUC complete and accurate lists of its vendors and automated systems material to its operations, including, software, firmware, hardware, embedded chips and other processing devices. The Year 2000 Budget is reasonable.

      Section 2.36 DISCLOSURE. The representations and warranties contained in this Article II do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article II not misleading.


                                 ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF BUC

      Section 3.1 ORGANIZATION. BUC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and a savings and loan holding company duly registered under HOLA. BUC, indirectly through BU Holdings, owns 100% of the issued and outstanding capital stock of Bank United. BU Holdings and Bank United shall hereafter sometimes be referred to as the "BUC Subsidiaries". Bank United is a federal savings bank, duly organized, validly existing and in good standing under the laws of the United States of America. The deposits of Bank United are insured pursuant to the Federal Deposit Insurance Act, as amended. BUC and the BUC Subsidiaries have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own their respective properties, to engage in the business and activities now conducted by them and to enter into and perform this Agreement.

      Section 3.2 CAPITALIZATION. The authorized capital stock of BUC consists of 10 million shares of preferred stock, $.01 par value per share, 40,000,000 shares of BUC Class A Common Stock, par value $.01 per share, and 40,000,000 shares of BUC Class B Common Stock, par value $.01 per share. As of December 31, 1998, no shares of preferred stock, 28,321,576 shares of BUC Class A Common Stock were issued and outstanding and 3,241,320 shares of BUC Class B Common Stock were issued and outstanding. All of the issued and outstanding shares of BUC Common Stock are validly issued, fully paid and non-assessable, and have not been issued in violation of the preemptive rights of any person.

      Section 3.3 ISSUANCE OF BUC STOCK. BUC has available a sufficient number of authorized and unissued shares of BUC Stock to pay the Merger Consideration, and BUC will not take any action during the term of this Agreement that will cause it not to have a sufficient number of authorized and unissued shares of BUC Stock to pay the Merger Consideration. None of the shares of BUC Stock to be issued pursuant to this Agreement will be when issued subject to any lien, charge, encumbrance, claim, rights of others, mortgage, pledge or security interest created by BUC, and none will be subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares of BUC Stock, except as contemplated hereby. The shares of BUC Stock to be issued pursuant to this Agreement, when issued in accordance with the terms and conditions of this Agreement, shall be validly issued, fully paid and non-assessable, authorized for trading in The NASDAQ Stock Market National Market and will not have been issued in violation of the preemptive rights of any person.

      Section 3.4 APPROVALS; AUTHORITY. The Board of Directors of BUC has approved this Agreement and the matters contemplated herein. No further corporate proceedings of BUC are needed to deliver this Agreement and consummate the Acquisition Merger. This Agreement has been duly executed and delivered by BUC and is a binding agreement of BUC enforceable against BUC in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

      Section 3.5 NO CONFLICT WITH OTHER INSTRUMENTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, subject to obtaining all required regulatory approvals, will not violate any provision of, or constitute a default under, any law, or any order, writ, injunction or decree of any court or other governmental agency, or any contract, agreement or instrument to which BUC is a party or by which it is bound or constitute an event which, with the lapse of time or action by a third party, could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the assets or properties of BUC or upon the BUC Stock.

      Section 3.6 FINANCIAL REPORTS AND SEC DOCUMENTS; MATERIAL ADVERSE EFFECT.
(a) BUC's Annual Reports on Form 10-K for the fiscal years ended September 30, 1997 and 1998, and all periodic and current reports and definitive proxy statements filed or to be filed by it subsequent to September 30, 1997 under
Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "SEC DOCUMENTS") with the SEC, as of the date filed, (a) complied or will comply in all material respects with the applicable requirements under the Exchange Act, and (b) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of BUC as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the consolidated results of operations, changes in stockholders' equity and cash flows, as the case may be, of BUC for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

            (b) Since December 31, 1998, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events, is reasonably likely to have a material adverse effect with respect to BUC.

      Section 3.7 LITIGATION; REGULATORY ACTION. Except as set forth in BUC's SEC Documents (i) no material litigation, claim or other proceeding before any governmental authority is pending against BUC or any BUC Subsidiary and, to BUC's knowledge, no such litigation, claim or other proceeding has been threatened; and (ii) other than routine compliance statements contained in examinations conducted in the ordinary course, neither BUC nor any BUC Subsidiary or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a bank regulatory authority, nor has BUC or any BUC Subsidiary been advised by a bank regulatory authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

      Section 3.8 COMMUNITY REINVESTMENT ACT. At its most recent regulatory evaluation of performance under the Community Reinvestment Act (the "CRA"), BUC's record of performance was deemed to be "outstanding" or "satisfactory," and no proceedings are pending or, to the knowledge of BUC, threatened, that would result in a change in such evaluation. BUC has not received any adverse public comments with respect to its compliance under the CRA since the date of its most recent regulatory evaluation of its performance under the CRA.

      Section 3.9 COMPLIANCE WITH LAW. BUC and its subsidiaries have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in the manner presently conducted and are in compliance in all material respects with all law and regulations applicable to the conduct of their respective businesses.

      Section 3.10 YEAR 2000 REPRESENTATION. BUC has no reason to believe that it will receive a rating of less than "satisfactory" on any Year 2000 report of examination of any regulatory authority. BUC has prepared a plan, including a good faith preliminary estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect BUC and such plan is in material compliance with the schedule set forth in the FFIEC statements. Bank United is in compliance in all material respects with the Year 2000 Interagency Statements dated June, 1996, May 5, 1997, December 17, 1997, March 17, 1998, April 10, 1998 and May 13, 1998 issued by the FFIEC.


                                 ARTICLE IV.

                               COVENANTS OF BUC

      BUC covenants and agrees with Texas Central as follows:

      Section 4.1 BEST EFFORTS. Acquisition Company will, as soon as practicable, present for the approval of its shareholder, the Acquisition Merger. BUC and the BUC Subsidiaries will take all reasonable action to aid and assist in the consummation of the Acquisition Merger and the transactions contemplated hereby, and will use their best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the matters contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all regulatory authorities having jurisdiction over the matters contemplated by this Agreement and the Acquisition Merger.

      Section 4.2 INFORMATION FOR APPLICATIONS AND PROXY SOLICITATION. To the extent permitted by law, BUC will furnish Texas Central with all information concerning BUC and the BUC Subsidiaries required for inclusion in (i) any application, statement or document to be made or filed by Texas Central with any federal or state regulatory or supervisory authority in connection with the matters contemplated by this Agreement and (ii) any proxy materials to be furnished to the shareholders of Texas Central in connection with their consideration of the Acquisition Merger. All information so furnished for such statements and applications shall, to the best of BUC's knowledge, be true and correct in all material respects and will not omit any material fact necessary to make its statements therein, in light of the circumstances in which they were made, not misleading. BUC will indemnify and hold harmless Texas Central from and against any and all losses, claims, damages, expenses or liabilities to which Texas Central may become subject under applicable laws, rules and regulations and will reimburse Texas Central for any legal or other expenses reasonably incurred by Texas Central in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based on any untrue statement or alleged untrue statement of a material fact contained in any such application or proxy materials or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, but only insofar as such statement or omission was made in reliance upon and in conformity with information furnished by BUC in writing expressly for use therein. BUC agrees, upon the request of Texas Central, to furnish to it a written letter or statement confirming to the best of its knowledge the accuracy of the information with respect to BUC and the BUC Subsidiaries contained in any report or other application or statement referred to in Sections 4.1 or 4.2 of this Agreement, and confirming that the information with respect to BUC and the BUC Subsidiaries contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by BUC expressly for use therein. The indemnity contained in this
Section 4.2 shall terminate on the Effective Date.

      Section 4.3 CONFIDENTIALITY. BUC shall not, before or after the consummation or termination of this Agreement, directly or indirectly disclose any confidential information acquired from Texas Central to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 7.1 hereof, use such information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. In the event that this Agreement is terminated and the Acquisition Merger is not consummated, for a period of two years from the date the Agreement is terminated BUC agrees that it will not, without the prior approval of Texas Central, directly or indirectly solicit any individual who is an employee of any Texas Central Company on the date the Agreement is terminated to terminate his or her relationship with such entity in order to become employed by BUC or any of its subsidiaries; provided, however, that the foregoing shall not apply to (i) the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or class of individuals that could only be satisfied by employees of a Texas Central Company as of the date the Agreement is terminated), or (ii) the use of a general solicitation (such as an advertisement) not specifically directed to employees of a Texas Central Company.

      Section 4.4 REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, BUC will file with the SEC a Registration Statement on Form S-4 under the Securities Act and any other applicable documents (the "Registration Statement"), relating to the shares of BUC Stock to be delivered to the shareholders of Texas Central pursuant to this Agreement, and will use its best efforts to cause such Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to Texas Central's shareholders, at the time of the Texas Central shareholders' meeting held to approve the Acquisition Merger and at the Effective Date, the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by BUC (the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Texas Central for use in the Registration Statement or the Prospectus.

      Section 4.5 NASDAQ LISTING. BUC will file all documents required to be filed to list the BUC Stock to be issued pursuant to the Agreement on The NASDAQ Stock Market National Market and use its best efforts to effect said listing.

      Section 4.6 DELIVERY OF REPORTS. From the date hereof to the Effective Date, BUC shall deliver to Texas Central, when reasonably available, BUC's Quarterly Reports on Form 10-Q and BUC's Annual Reports on Form 10-K as filed with the SEC under the Exchange Act.

      Section 4.7 RULE 144 COMPLIANCE. From and after the Effective Date of the Acquisition Merger, BUC shall file all reports with the SEC necessary to permit the shareholders of Texas Central who may be deemed "underwriters" (within the meaning of the Rule 145 under the Securities Act) of Texas Central Stock to sell BUC Stock received by them in connection with the Acquisition Merger pursuant to Rules 144 and 145(d) under the Securities Act if they would otherwise be so entitled; provided, however, that BUC is otherwise obligated to file such reports with the SEC.

      Section 4.8 PUBLICATION OF FINANCIAL CONDITION. BUC will publish the results of thirty (30) days of combined operations of BUC and Texas Central as soon as practicable after the Effective Date, and no later than thirty (30) days after the end of the fiscal quarter in which the Effective Date occurs.

      Section 4.9 PRESS RELEASES. BUC agrees that it will not, directly or indirectly, without the prior approval of Texas Central, issue any press release or written statement for public release relating to the Agreement or the Acquisition Merger, except as otherwise required by applicable law or regulation or NASDAQ rules, and then only after making reasonable efforts to notify Texas Central in advance.


                                  ARTICLE V.
                          COVENANTS OF TEXAS CENTRAL

      Texas Central covenants and agrees with BUC as follows:

      Section 5.1 SHAREHOLDER APPROVAL AND BEST EFFORTS. Texas Central will, as soon as practicable, present for the approval of its shareholders this Agreement and the transactions contemplated hereby. Texas Central will take all necessary action to arrange for a meeting of its shareholders for the purpose of considering the Agreement and, if the transaction is approved by such shareholders, to aid and assist in the consummation of the Acquisition Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the matters contemplated by this Agreement, including such actions as BUC reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

      Section 5.2 OPERATIONS. (a) From and after the date of this Agreement to the Effective Date, Texas Central agrees to, and to cause Texas Central Delaware and Texas Central Bank to (i) conduct their business in substantially the same manner as they have been conducted since December 31, 1997 and in accordance with prudent business and banking practices, (ii) maintain and keep their properties in as good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty, (iii) maintain in full force and effect insurance and fidelity bonds comparable in amount and scope of coverage to that currently maintained for them, (iv) perform all of their material obligations under contracts, leases and documents relating to or affecting their assets, properties and business or the assets, properties and business of Texas Central Bank except such obligations as they may in good faith reasonably dispute, (v) use their best efforts to maintain and preserve their business organizations and present employees and maintain all relationships with depositors and customers, (vi) comply with and perform all material obligations and duties imposed upon them by all federal, state and local laws, rules, regulations and orders imposed by federal, state or local governmental authorities, (vii) take any and all actions, on or simultaneously with the Closing, necessary to amend the Articles of Incorporation or Bylaws of Texas Central in any manner which BUC, in its reasonable discretion, shall deem necessary, proper or advisable; (viii) make no alteration in the manner of maintaining their books, accounts or records, or in the accounting practices relating to their business, properties or assets; (ix) notify BUC immediately upon commencement of any compliance, safety and soundness, Year 2000 or other examination conducted by the FRB, the FDIC or the OCC; (x) promptly give written notice to BUC upon obtaining knowledge of any fact or circumstance that would cause any of their representations or warranties to be untrue or misleading in any material respect; and (xi) continue to solicit deposits, maintain deposits and operate its deposit gathering procedures consistent with existing procedures.

      (b) From and after the date of this Agreement, no Texas Central Company will, without the prior written consent of BUC, (i) permit any amendment or change to be made in their Articles of Incorporation or Bylaws; (ii) take any action described or do any of the things listed in Section 2.14 hereof, except that Texas Central may declare or pay dividends on the Texas Central Common Stock in the manner and to the extent permitted by Section 5.8 hereof; (iii) enter into or amend, any contract, agreement or other instrument of any of the types listed in Section 2.10 hereof, or amend or replace its existing month-to-month contract with Electronic Data Systems; (iv) undertake any additional borrowings with a term in excess of 90 days; (v) modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan or participation is made in the ordinary course of business, consistent with existing practices; (vi) make any material change in its accounting methods or practices; (vii) take any action that would result in any of its representations and warranties contained in Article II of this Agreement not being true and correct at the Effective Date; (viii) make any change in policies respecting extensions of credit or loan charge-offs; (ix) change reserve requirement policies; (x) change securities portfolio policies;
(xi) take any action with respect to the closing of any branches; (xii) make, or permit Texas Central Bank to make, any changes in the titles, salaries, bonuses or other compensation of any employee, officer or director; or (xiii) agree to do any of the foregoing.

      Section 5.3 INFORMATION FOR APPLICATIONS AND SEC FILINGS. Texas Central will furnish BUC with all information concerning the Texas Central Companies required for inclusion in (i) any application, statement, document or notice to be made or filed by BUC with any federal or state regulatory or supervisory authority in connection with the matters contemplated by this Agreement and (ii) any filings with the SEC, including the Registration Statement and the Prospectus, and any applicable state securities authorities. Texas Central represents and warrants that all information so furnished for inclusion in the Registration Statement shall, to the best of its knowledge, be true and correct in all material respects and will not omit any material fact necessary to make the statements therein not misleading. Texas Central represents and warrants that all information furnished for inclusion in the Prospectus and in any filing with any federal or state regulatory or supervisory authority shall, to the best of its knowledge, be true and correct in all material respects and will not omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Texas Central will indemnify and hold harmless BUC from and against any and all losses, claims, damages, expenses or liabilities to which it may become subject under applicable laws, rules and regulations and will reimburse BUC for any legal or other expenses reasonably incurred by it in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the state ments therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Texas Central expressly for use therein. Texas Central agrees at any time, upon the request of BUC, to furnish to BUC a written letter or statement confirming to the best of its knowledge the accuracy of the information with respect to Texas Central contained in any report or other application or statement referred to in Sections 5.1 or 5.3 of this Agreement, and confirming that the information with respect to Texas Central contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Texas Central expressly for use therein. The indemnity agreement contained in this Section 5.3 shall terminate at Closing.

      Section 5.4 ACCESS TO PROPERTIES AND RECORDS. To the extent permitted by law, Texas Central will afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of BUC full access to the properties, books and records of the Texas Central Companies in order that BUC may have full opportunity to make such reasonable investiga tion as it shall desire to make of the affairs of the Texas Central Companies, provided, however, that such investigations shall be conducted in a manner so as not to unreasonably interfere with the operations of the Texas Central Companies, and the officers of Texas Central will furnish BUC with such additional financial and operating data and other information as to the business and properties of the Texas Central Companies as BUC shall, from time to time, request. As soon as practicable after they become available, Texas Central will deliver or make available to BUC all unaudited quarterly financial statements prepared for the internal use of management of the Texas Central Companies and all Call Reports filed by Texas Central Bank with the Department or the FDIC after the date of this Agreement. All such financial statements shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with previous accounting periods. In the event of the termination of this Agreement, BUC will return to Texas Central all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

      Section 5.5 ACCOUNTING AND TAX TREATMENT. Texas Central agrees to use its best efforts to cause the Acquisition Merger to qualify as a "pooling of interests" for accounting purposes and as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Texas Central agrees not to take any action that would cause the Acquisition Merger not to qualify as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

      Section 5.6 STANDSTILL PROVISION. So long as this Agreement is in effect, no Texas Central Company and none of their directors or officers shall entertain, solicit or encourage any inquiries with respect to, or provide any information to or negotiate with any other party with respect to any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition, or sale of all or substantially all of the assets or any shares of capital stock of any Texas Central Company. Texas Central agrees to notify BUC immediately of any unsolicited acquisition proposals and provide reasonable detail as to the identity of the proposed acquiror and the nature of the proposed transaction.

      Section 5.7 PROXIES. Texas Central acknowledges that the persons listed in
SCHEDULE 5.7 have agreed to vote their shares of Texas Central Stock in favor of this Agreement and the transactions contemplated hereby and that such persons have granted to BUC or its designee an irrevocable proxy to vote such shares at the meeting of Texas Central shareholders called to approve the Acquisition Merger pursuant to a Voting Agreement and Irrevocable Proxy substantially in the form of EXHIBIT C to this Agreement (each a "Voting Agreement"), which has been executed as of the date of this Agreement.

      Section 5.8 DIVIDENDS. BUC and Texas Central agree that, between September 30, 1998 and the Effective Date, Texas Central may declare and pay cash dividends in an amount equal to 39.6% of the taxable income of Texas Central as estimated by Texas Central, and approved by BUC, in good faith, and no more. Texas Central agrees to provide BUC written notice of any proposed cash dividend at least 10 business days prior to the payment date of any proposed dividend.

      Section 5.9 ACCRUALS. Prior to the Effective Date and after consultation with BUC, Texas Central shall, consistent with generally accepted accounting principles, make such changes and modifications to its loan, accrual and reserve policies and practices (including loan classification and allowance for credit losses levels) and other accounting policies and practices to bring such policies and practices into line with those presently followed by BUC, including appropriate increases in its allowance for credit losses. Without limiting the foregoing, the ratio of the reserve for loan losses to total loans outstanding at Texas Central Bank will be maintained, between the date hereof and the Effective Date, at a ratio not less than the ratio for such matters on November 30, 1998.

      Section 5.10 PRESS RELEASES. Texas Central agrees that it will not, directly or indirectly, without the prior approval of BUC, issue any press release or written statement for general circulation relating to the Agreement or the Acquisition Merger except as otherwise required by applicable law or regulation, and then only after making reasonable efforts to notify BUC in advance.

      Section 5.11 NATURE OF DEPOSITS. The deposits of Texas Central Bank will be on the Closing Date of substantially the same character, mix, type, and makeup as such deposits are as of the date hereof. Such deposits shall include no "brokered deposits", as such term is used in 12 U.S.C. 1831f, unless otherwise agreed by BUC.

      Section 5.12 TERMINATION OF 401(K) PLAN. Texas Central shall terminate the 401(k) plan of the Texas Central Companies prior to the Effective Date in a manner reasonably acceptable to Bank United.

      Section 5.13 INCENTIVE COMPENSATION OBLIGATIONS. Prior to the Effective Date, Texas Central shall accrue and discharge any payment or other obligations under any bonus, incentive compensation or similar plans of the Texas Central Companies and receive a release of claims from all participants in such plans in a form reasonably acceptable to Bank United.

      Section 5.14 VACATION PAYMENT OBLIGATIONS. Prior to the Effective Date, Texas Central shall accrue any vacation obligations on the books of Texas Central and discharge all such vacation obligations.

      Section 5.15 ENVIRONMENTAL REPORTS. Texas Central shall obtain, at its sole expense, Phase I environmental assessments for each bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to BUC no later than four (4) weeks and written reports shall be delivered to BUC no later than eight (8) weeks from the date of this Agreement. Prior to the Effective Date, Texas Central shall obtain, at its sole expense, Phase II environmental assessments for properties identified by BUC on the basis of the results of such Phase I environmental assessments, which reports shall be satisfactory to BUC. Texas Central shall obtain a survey and assessment of all potential asbestos containing material in owned or leased properties (other than OREO property) and a written report of the results shall be delivered to BUC within four (4) weeks of execution of the definitive agreement. Texas Central agrees to notify BUC a reasonable time in advance of the examinations scheduled pursuant to this Section 5.15 and to permit BUC and its contractors, consultants, agents and representatives to be present during such examinations and to have such access to the properties and facilities of Texas Central, and to conduct such consultations with the persons or firms conducting such examinations, as BUC shall deem necessary.

      Section 5.16 STOCK OPTIONS. As soon as practicable after the date of this Agreement, the Board of Directors of Texas Central (or, if appropriate, any committee administering the Texas Central stock option plans) shall adopt such resolutions or take such other actions as may be required to cause all options to purchase shares of Texas Central Stock outstanding on the date hereof and exercised or canceled prior to its Effective Date. Evidence satisfactory to BUC of such cancellation or exercise shall be delivered to BUC prior to the Effective Date.

      Section 5.17 AFFILIATE AGREEMENT. Within thirty (30) days after the date of this Agreement, Texas Central shall enter into and cause each Texas Central shareholder who is an "affiliate" (as defined in SEC Rule 405) of Texas Central to enter into with BUC, an Affiliate Agreement in substantially the form of EXHIBIT D attached hereto (each an "Affiliate Agreement").

      Section 5.18 DIRECTORS AND OFFICERS' LIABILITY INSURANCE AND INDEMNIFICATION. (a) Following the Effective Date, BUC will provide the directors and officers of Texas Central and its subsidiaries with the same directors' and officers' liability insurance coverage that BUC provides to directors and officers of its other banking subsidiaries generally, and, in addition, for a period of three years will use its best efforts to continue Texas Central's directors' and officers' liability insurance coverage with respect to actions occurring prior to the Effective Date and to the extent that such coverage is obtainable for an aggregate premium not in excess of the aggregate premium paid by Texas Central for such insurance; provided, that BUC may at its option elect to replace Texas Central's insurance coverage with respect to actions occurring prior to the effective date with coverage provided by other insurers having the same aggregate limits. If the aggregate premium for such continued coverage would exceed the aggregate premium for such coverage paid by Texas Central, BUC shall use its best efforts to procure such level of insurance having the coverage described above as can be obtained for an aggregate premium equal to the maximum amount paid by Texas Central.

            (b) For six years after the Effective Date, and subject to the limitations contained in applicable OTS regulations, BUC shall cause the Surviving Company to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Texas Central and its subsidiaries (each, an "Indemnified Party") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Date (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under the Texas Business Corporation Act and by Texas Central's Articles of Incorporation as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit.

      Section 5.19 SUPPLEMENTS TO DISCLOSURE SCHEDULES. From time to time prior to the Effective Date, Texas Central shall promptly supplement or amend its Disclosure Schedules to reflect any matter hereafter arising that would make any representation or warranty set forth in Article II inaccurate. For purposes of determining (i) the fulfillment of the condition set forth in Section 8.1 as of the Closing Date and (ii) the accuracy of the representations and warranties contained in Article II if the Acquisition Merger is not consummated, the Disclosure Schedules shall be deemed to include only the information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. If the Acquisition Merger is not consummated, delivery of any supplemental disclosure schedules will not affect the rights and remedies of the parties hereunder. For purposes of determining the accuracy of the representations and warranties contained in Article II or if the Acquisition Merger is consummated, the Disclosure Schedules shall be deemed to include all information contained in any supplement or amendment thereto made before the Closing Date. If any supplement to any Disclosure Schedule shall be delivered within 10 days of the Closing Date, at the option of BUC the Closing Date may be delayed to permit BUC to have a period of at least 10 days to consider such supplement.

                                  ARTICLE VI.

                                    CLOSING

      Section 6.1 CLOSING. Subject to the other provisions of this Article VI, at a mutually acceptable time, on a mutually acceptable date ("Closing Date") as soon as practicable within a thirty-day period commencing with the latest of the following dates:

            (i) the receipt of shareholder approval and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Acquisition Merger, or

            (ii) if the matters contemplated by this Agreement are being contested in any legal proceeding and BUC or Texas Central, pursuant to
      Section 10.1 hereof, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of BUC and Texas Central, to the consummation of the Acquisition Merger, or such prior date as each of BUC and Texas Central shall elect whether or not such proceeding has been brought to a conclusion;

the closing of the Acquisition Merger ("Closing") will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents provided for under this Agreement in order to effect the Acquisition Merger and to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the Acquisition Merger contemplated by this Agreement.

      The Closing shall take place at the offices of Bank United in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

      Section 6.2 EFFECTIVE DATE. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of requisite approval of the shareholders of Texas Central and the regulatory approvals (or waivers thereof) of the OTS and the FRB and any other federal or state regulatory agency whose approval must be received in order to consummate the Acquisition Merger, the Acquisition Merger shall become effective, and the Effective Date of the Acquisition Merger shall occur, at the date and time specified in the certificate approving the Acquisition Merger to be issued by the Secretary of State of Texas (the "Effective Date"). It is anticipated by BUC and Texas Central that the Closing and the Effective Date will occur on the same day.


                                 ARTICLE VII.

                                  TERMINATION

      Section 7.1 TERMINATION. (a) This Agreement may be terminated by action of the Board of Directors of BUC or the Board of Directors of Texas Central at any time prior to the Effective Date if:

            (i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Acquisition Merger and such order, decree, ruling or other action shall have been final and non-appealable;

            (ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate the Acquisition Merger; or

            (iii) the Effective Date shall not have occurred on or before September 17, 1999 or such later date as shall have been approved in writing by the Boards of Directors of BUC and Texas Central; provided, however, that the right to terminate under this Section 7.1(a)(3) shall not be available to any party whose failure to fulfill any obligation under this

      Agreement has been the cause of, or has resulted in, the failure of the Effective Date to occur on or before such date.

            (iv) This Agreement may be terminated at any time prior to the Effective Date by the Board of Directors of Texas Central if (A) BUC shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of BUC contained herein shall be untrue in any material respect, (B) the Average Value Per Share as calculated in accordance with
      Section 1.6 is below $33.57, or (C) the closing price of the BUC Stock on the day immediately prior to the day fixed as the Closing Date shall be less than $32.00. In the event the Board of Directors of Texas Central desires to terminate this Agreement as provided in Section 7.1(a)(iv)(A) above, such Board of Directors must notify BUC in writing of its intent to terminate stating the reason therefor. BUC shall have fifteen days from the receipt of such notice to cure the alleged breach, inaccuracy or change, subject to the approval of Texas Central (which approval shall not be unreasonably delayed or withheld).

            (v) This Agreement may be terminated any time prior to the Effective Date by BUC if (A) Texas Central shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Texas Central contained herein shall be defective in any material respect, (B) there shall have been any change after December 31, 1998 in the assets, liabilities (including deposit liabilities) properties, business or financial condition of Texas Central, Texas Central Delaware or Texas Central Bank which individually or in the aggregate have materially and adversely affected the financial condition, results of operation or business of Texas Central, or (C) BUC concludes, in its reasonable discretion, that BUC will be unable to obtain any regulatory approval required in order to consummate the Acquisition Merger. In the event BUC desires to terminate this Agreement because of an alleged breach or change as provided in Section 7.1(a)(v)(A) or (B) above, BUC must notify Texas Central in writing of its intent to terminate stating the cause therefor. Texas Central shall have fifteen days from the receipt of such notice to cure the alleged breach, inaccuracy or change, subject to the approval of BUC (which approval shall not be unreasonably delayed or withheld).

            (vi) This Agreement may be terminated at any time prior to the Effective Date with the mutual written consent of BUC and Texas Central.

      Section 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement and the abandonment of the Acquisition Merger without breach by any party hereto, this Agreement shall become void and have no effect, without any liability on the part of any party or the directors, officers or shareholders of any corporate party. Nothing contained in this Section 7.2 shall relieve any party hereto of any liability for a breach of this Agreement; PROVIDED, HOWEVER, that BUC's remedy for a breach by Texas Central of the representation contained in Section 2.15 shall be limited to termination of the Agreement and the receipt of a cash payment from TCBI equal to the actual out of pocket expenses incurred by BUC in connection with the transactions contemplated hereby, not to exceed $250,000.

                                 ARTICLE VIII.

                       CONDITIONS TO OBLIGATIONS OF BUC

      The obligations of BUC under this Agreement are subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by BUC in its sole discretion:

      Section 8.1 COMPLIANCE WITH REPRESENTATIONS. The representations and warranties made by Texas Central in this Agreement must have been true when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Texas Central shall have performed or complied with all covenants and conditions required by this Agreement to be performed and complied with by Texas Central prior to or at the Closing. BUC shall have been furnished with a certificate, executed by an appropriate representative of Texas Central, dated as of the Closing Date, to the foregoing effect.

      Section 8.2 MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of the Texas Central Companies, including the amount, pricing and mix of deposits, nor shall any event have occurred which, with the lapse of time, may cause or create any material adverse change in the financial condition, results of operations, business or prospects of the Texas Central Companies in the reasonable judgment of BUC. BUC shall have received a certificate to the foregoing effect executed by an appropriate representative of Texas Central and dated as of the Closing Date. Without limiting any other circumstance which might constitute a material adverse change under this Section 8.2, any of the following shall conclusively be deemed to constitute a material adverse change: (i) a decrease in the aggregate amount of non-affiliate deposits of Texas Central Bank to less than $86.4 million; or (ii) the ratio of non-performing assets to gross loans shall exceed one and one-half (1 1/2) percent.

      Section 8.3 LEGAL OPINION. BUC shall have received an opinion of counsel to Texas Central, dated as of the Closing Date, substantially in the form attached hereto as EXHIBIT E.

      Section 8.4 TAX OPINION. BUC shall have received an opinion from its counsel, dated as of the Closing Date, that, for federal income tax purposes (i) the Acquisition Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) of the Code, (ii) no gain or loss will be recognized by holders of Texas Central Stock upon receipt of BUC Stock, (iii) the aggregate tax basis of BUC Stock received by a shareholder of Texas Central will be the same as the aggregate basis of Texas Central Stock surrendered in exchange therefor, and (iv) the holding period of BUC Stock to be received by each Texas Central shareholder will include the period during which the shareholder held the Texas Central Stock surrendered in exchange therefor, provided that the Texas Central Stock is held as a capital asset on the date of the exchange.

      Section 8.5 RELEASES. The directors and executive officers of the Texas Central Companies shall have delivered to BUC an instrument in the form of EXHIBIT F attached hereto (each an "Employee Release") dated the Effective Date releasing BUC, and the BUC Subsidiaries from any and all claims of such directors and officers (except as to their deposits and accounts and any rights of indemnification pursuant to the applicable Articles of Incorporation), and the directors of Texas Central, Texas Central Delaware and Texas Central Bank shall have delivered to BUC their resignations as directors of Texas Central. The Texas Central Companies shall have delivered to the directors and executive officers executing the release in the form attached as EXHIBIT F, an instrument in the form of EXHIBIT G attached hereto releasing such directors and officers from claims by the Texas Central Companies.

      Section 8.6 ACCOUNTING LETTERS. BUC shall have received a letter from Deloitte & Touche LLP, dated as of the Effective Date, to the effect that the Acquisition Merger will qualify for pooling of interests accounting treatment if consummated in accordance with the Agreement, and shall have received a letter in form acceptable to BUC from Texas Central's accountants, Payne, Faulkner, Smith & Jones, P.C., to the effect that such firm knows of no reason why the Acquisition Merger will not qualify for pooling of interests accounting treatment if consummated in accordance with the Agreement.

      Section 8.7 DISSENTERS' RIGHTS. The holders of no more than five percent of the issued and outstanding Texas Central Stock shall have demanded or shall be entitled to demand payment of the fair value of their shares as dissenting shareholders.

      Section 8.8 AFFILIATE AGREEMENTS. BUC shall have received fully executed Affiliate Agreements described in Section 5.17 hereof.

      Section 8.9 DEBT ASSUMPTION. If so required, the instruments evidencing the existing third party bank debt of Texas Central shall be amended or otherwise modified to reflect BUC as the sole obligor on such debt in form reasonably acceptable to BUC. BUC shall have received a letter from the holder of such debt consenting to the assumption of such debt by BUC and confirming that there are no breaches under the relevant note and security documents related thereto.

      Section 8.10 NONCOMPETITION AGREEMENT. BUC shall have received fully executed Noncompetition Agreements in the form attached hereto as EXHIBIT H from
(i) each of the persons owning five percent or more of the Texas Central Stock and (ii) each of the directors of Texas Central, which shall prohibit such individuals from competing with Texas Central Bank and BUC in the Dallas Consolidated Metropolitan Statistical Area for a period of three years after the Closing Date, and otherwise in form and substance satisfactory to BUC (each a "Non-competition Agreement"); PROVIDED, that the agreement with Mr. J. Stanley Frederick will permit him to maintain his existing stock ownership in Irving National Bancshares.

      Section 8.11 ENVIRONMENTAL REPORTS. BUC shall have received the environmental reports required by Section 5.15 of this Agreement and such reports shall be in form and substance satisfactory to BUC.

      Section 8.12 STOCK OPTIONS. BUC shall have received evidence of the exercise or cancellation of all outstanding options to purchase Texas Central Stock required by Section 5.16 of this Agreement and such evidence shall be in form and substance satisfactory to BUC.

      Section 8.13 CLOSING DAY PAYMENT. BUC shall have received evidence of the accrual and discharge by Texas Central of all payment obligations under the bonus, incentive, and vacation plans required by Sections 5.13 and 5.14 of this Agreement and such evidence shall be in form and substance satisfactory to BUC.


                                  ARTICLE IX.

                  CONDITIONS TO OBLIGATIONS OF TEXAS CENTRAL

      The obligations of Texas Central under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Texas Central in its sole discretion:

      Section 9.1 COMPLIANCE WITH REPRESENTATIONS. The representations and warranties made by BUC in this Agreement must have been true when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and BUC shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by BUC prior to or at the Closing. Texas Central shall be furnished with a certificate, executed by appropriate representatives of BUC and dated as of the Closing Date, to the foregoing effect.

      Section 9.2 MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of BUC or the BUC Subsidiaries, nor shall any event have occurred which, with the lapse of time, will cause or create any material adverse change in the financial condition, business or operations of BUC or the BUC Subsidiaries in the reasonable judgment of the Board of Directors of Texas Central. Texas Central shall have received a certificate to the foregoing effect executed by an appropriate representative of BUC and dated as of the Closing Date.

      Section 9.3 LEGAL OPINION. Texas Central shall have received an opinion of counsel to BUC, dated as of the Closing Date and substantially in the form attached hereto as EXHIBIT I.

      Section 9.4 TAX OPINION. Texas Central shall have received an opinion from its counsel, dated as of the Closing Date, that, for federal income tax purposes
(i) the Acquisition Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (ii) no gain or loss will be recognized by holders of Texas Central Stock upon receipt of BUC Stock, (iii) the aggregate tax basis of BUC Stock received by a shareholder of Texas Central will be the same as the aggregate basis of Texas Central Stock surrendered in exchange therefor, and (iv) the holding period of BUC Stock to be received by each Texas Central shareholder will include the period during which the shareholder held the Texas Central Stock surrendered in exchange therefor, provided that the Texas Central Stock is held as a capital asset on the date of the exchange.

      Section 9.5 FAIRNESS OPINION; COMFORT LETTER. On or before the issuance of the Prospectus, Texas Central shall have received an opinion of Texas Central's investment advisors as to the fairness of the Acquisition Merger to the TCBI Stockholders from a financial point of view (the "Fairness Opinion"). The Fairness Opinion shall be satisfactory to Texas Central and BUC in form and substance. On or before the date of issuance of the Prospectus, Texas Central shall have received a letter of BUC's accounting firm stating their conclusions as to the accuracy of certain information derived from the financial records of BUC and its subsidiaries and contained in the Prospectus (the "BUC Comfort Letter"). The BUC Comfort Letter shall be in form customary for such transactions and reasonably satisfactory to Texas Central in form and substance.


                                  ARTICLE X.

                    CONDITIONS TO RESPECTIVE OBLIGATIONS OF
                             BUC AND TEXAS CENTRAL

      The respective obligations of BUC and Texas Central under this Agreement are subject to the satisfaction of the following conditions which may be waived by BUC and Texas Central, respectively, in their sole discretion:

      Section 10.1 GOVERNMENT APPROVALS. BUC and Texas Central shall have received the approval of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the OTS, FRB and any other regulatory agency whose approval must be received in order to consummate the Acquisition Merger, which approvals shall not impose any restrictions on the operations of Texas Central or BUC which are unacceptable to BUC or Texas Central, and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters' rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, BUC or Texas Central may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Acquisition Merger over such objection.

      Section 10.2 SHAREHOLDER APPROVAL. The shareholders of Texas Central shall have approved this Agreement and the transactions contemplated by this Agreement.

      Section 10.3 REGISTRATION OF BUC STOCK. The Registration Statement covering the BUC Stock to be issued in the Acquisition Merger shall have become effective under the Securities Act and any applicable state securities or "blue sky" acts and no stop orders suspending the effectiveness of such Registration Statement shall be in effect.

      Section 10.4 NO INJUNCTION. No court of competent jurisdiction shall have issued any order or ruling which is in effect and which prohibits the consummation of the Acquisition Merger.

                                  ARTICLE XI.

                               EMPLOYEE MATTERS

      Section 11.1 OFFERS TO TEXAS CENTRAL EMPLOYEES. On or before 15 days prior to Closing, BUC shall cause Bank United to offer employment, to become effective as of the Effective Date, to the Employees of Texas Central or its subsidiaries employed as of, or on, the Effective Date (the "Employees") whom Bank United wishes to employ and give notice to Texas Central of the names of the Employees whom BUC does not wish to employ. To the extent consistent with Bank United's existing compensation structure for comparable positions and comparable officer titles and its current policies regarding officer titles, all Employees offered employment by Bank United shall be offered employment at base wages and salaries no less favorable than the wages and salaries currently being received by such Employees to such Employees and in positions with comparable responsibilities and officer titles, and, unless agreed upon by such Employee before the Effective Date, within a reasonable geographic proximity to such Employee's current work location. BUC shall be responsible for advising Employees of the details of any offers and terms of employment, and answering any questions relating thereto, but Texas Central shall be allowed to review and promptly approve any communication that refers to any of Texas Central's benefits or policies prior to its distribution.

      Section 11.2 CREDIT FOR SERVICE WITH TEXAS CENTRAL. All Employees who are offered and accept employment with BUC as of the Effective Date shall be eligible to participate in the employee benefit plans and other fringe benefits of BUC on the same basis as such plans and benefits are offered to employees of BUC with comparable positions with BUC. To the extent possible under its employee benefit plans, BUC shall credit such Employees for their length of service with Texas Central for purposes of eligibility and vesting under each employee benefit and fringe benefit plan to be provided by BUC to such Employees, to the same extent such service was recognized under a similar plan of Texas Central, based on information provided by Texas Central. For purposes of this Section 11.2, "employee benefit plans and other fringe benefits" includes, without limitation, health insurance benefits (medical and dental), disability, life and accident insurance, sickness benefits, employee loans and banking privileges, but does not include, if any, the incentive compensation, pension, profit sharing, retirement and post retirement welfare benefits, and vacation plans of Texas Central. If BUC offers a salary continuation or similar program for employees unable to work for medical reasons, the Employees who are offered and accept employment with BUC shall be credited under any program of BUC with at least the number of sickness benefit days (up to a maximum of 22 calendar days) accrued under Texas Central's program at the Effective Date.

      Section 11.3 VACATION POLICY. Immediately prior to the Effective Date, Texas Central shall pay all vacation accrued and not taken by Employees in accordance with Section 5.14 and 12.2. In the calendar year in which the Effective Date occurs, Employees who are offered and accept employment with BUC shall be eligible to earn the annual vacation amount Employees would be eligible to earn as employees of BUC or a BUC Subsidiary, without giving credit for the Employees length of service with Texas Central. In subsequent calendar years, Employees will be eligible to earn vacation days according to the schedule specified in BUC's vacation policy.

      Section 11.4 EMPLOYMENT AGREEMENTS. The parties acknowledge that, prior to or contemporaneous with the execution and delivery of this Agreement, the management personnel of the Texas Central Bank listed on SCHEDULE 11.4 each have executed on the date hereof an Employment Agreement and Agreement Not to Compete in the form attached hereto as EXHIBIT J (each, an "Employment Agreement"), with BUC or one of the BUC Subsidiaries, which shall become effective on the Closing Date.

                                 ARTICLE XII.

                                 MISCELLANEOUS

      Section 12.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding the indemnities set forth in Sections 4.2 and 5.3 of this Agreement, the representations, warranties, covenants and indemnities of BUC and Texas Central contained in this Agreement shall not survive the Effective Date.

      Section 12.2 EXPENSES. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Except as to a fee to be paid by Texas Central and expensed and fully accrued on its books prior to the Effective Date to SAMCO, not to exceed $500,000 which will be paid by Texas Central but will not be deducted from the Merger Consideration referenced Section 1.6, each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorney's fees) in respect of any claim made by any party for a broker's or finder's fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification. BUC and Texas Central further agree that, except for the fee to be paid by Texas Central to SAMCO, all legal, accounting and other fees and expenses incurred by Texas Central in connection with this Agreement in excess of $100,000 will be deducted from the total Merger Consideration to be paid by BUC under Section 1.6, above. All such legal, accounting or other fees and expenses will be expensed and fully accrued on the books of Texas Central prior to the Effective Date. BUC and Texas Central also agree that any fees, expenses and payments associated with the funding or payment of the bonuses, incentive compensation plans and vacation pay required by Sections 5.13 and 5.14 will be the responsibility of Texas Central, will not be deducted from the Merger Consideration, will not be included in the calculation of fees and expenses in the previous sentence and will be expensed and fully accrued on the books of Texas Central and discharged prior to the Effective Date.

      Section 12.3 NOTICES. Any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

      If to BUC:

            Bank United Corp.
            3200 Southwest Freeway, Suite 1600
            Houston, Texas 77027
            P.O. Box 1370
            Houston, Texas 77251-1370
            Attention: F. William Bonito
            Fax: (713) 543-7949

      With a copy to:

            Bank United Corp.
            3200 Southwest Freeway, Suite 1600
            Houston, Texas 77027
            P.O. Box 1370
            Houston, Texas 77251-1370
            Attention: Randolph C. Henson
            Fax: (713) 543-6469

      If to Texas Central:

            Texas Central  Bancshares, Inc.
            8144 Walnut Hill Lane
            Dallas, Texas 75231
            Attention: Michael Ruff
            Fax: (214) 691-8638

      With a copy to:

            Joseph M. Ford
            Ford, Fritz, Byrne & Head, L.L.P.
            98 San Jacinto Boulevard, Suite 2000
            Austin, Texas 78701-4286
            Fax:  (512) 477-5267

All notices sent by mail as provided above shall be deemed delivered five (5) days after deposit in the mail. All notices sent by facsimile or courier as provided above shall be deemed delivered one day after being sent. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

      Section 12.4 CONTROLLING LAW. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas and, to the extent applicable, by the laws of the United States.

      Section 12.5 HEADINGS. The table of contents, headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

      Section 12.6 MODIFICATIONS OR WAIVER. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

      Section 12.7 SEVERABILITY. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

      Section 12.8 CONSOLIDATION OF AGREEMENTS. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Acquisition Merger. Each party to this agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

      Section 12.9 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

      Section 12.10 ASSIGNMENT; BINDING ON SUCCESSORS. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

      Section 12.11 GENDER; PLURALS. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires. Defined terms may be used in either the singular or plural form as indicated by the applicable syntax, but the meaning of which shall not be affected thereby.

      Section 12.12 DISCLOSURES. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto.

      Section 12.13 PUBLICITY. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the matters contemplated by this Agreement, the timing and content of any announcements, press releases or other public statements (whether written or oral) concerning this Agreement or the Acquisition Merger will occur upon, and be determined by, the mutual consent of BUC and Texas Central; provided, however, that a mutually agreed release regarding the Acquisition Agreement shall be made promptly upon the execution of this Agreement.

      Section 12.14 NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

      Section 12.15 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require any party hereto or their respective affiliates to take any action which would violate applicable law, (whether statutory or common law), rule or regulation.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                                    BANK UNITED CORP.


                                    /s/ BARRY C. BURKHOLDER
                                    By: BARRY C. BURKHOLDER
                                    Its: PRESIDENT AND CHIEF EXECUTIVE OFFICER
ATTEST:


By:   /s/ RANDOLPH C. HENSON
          Randolph C. Henson


                                    BUC ACQUISITION CORPORATION II


                                    /s/ BARRY C. BURKHOLDER
                                    By: BARRY C. BURKHOLDER
                                    Its: PRESIDENT AND CHIEF EXECUTIVE OFFICER

ATTEST:


By:   /s/ RANDOLPH C. HENSON
          Randolph C. Henson

                                    TEXAS CENTRAL BANCSHARES, INC.



                                    /s/ MICHAEL A.RUFF
                                    By: MICHAEL A. RUFF
                                    Its: CHAIRMAN

ATTEST:


By:/s/ RANDOLPH C. HENSON

                            FIRST AMENDMENT TO THE
                     AGREEMENT AND PLAN OF REORGANIZATION
        BY AND AMONG BANK UNITED CORP., BUC ACQUISITION CORPORATION II
                      AND TEXAS CENTRAL BANCSHARES, INC.


      This First Amendment to the Agreement and Plan of Reorganization by and among Bank United Corp., BUC Acquisition Corporation II and Texas Central Bancshares, Inc. dated March 23, 1999 (the "Agreement") was approved by each of the parties to the Agreement and is effective as of July 2, 1999.

      SECTION 1. AMENDMENT. Pursuant to Section 12.6 of the Agreement, the Agreement is hereby amended in the following respects:

            a. Section 9.5 of the Agreement is hereby amended to delete the requirement that Texas Central receive a letter from BUC's accounting firm stating their conclusions as to the accuracy of certain information derived from the financial records of BUC and its subsidiaries and contained in the Prospectus, and Section 9.5 shall read in its entirety as follows:

            Section 9.5 FAIRNESS OPINION. On or before the issuance of the Prospectus, Texas Central shall have received an opinion of Texas Central's investment advisors as to the fairness of the Acquisition Merger to the TCBI Stockholders from a financial point of view (the "Fairness Opinion"). The Fairness Opinion shall be satisfactory to Texas Central and BUC in form and substance.

      SECTION 2. RATIFICATION. Except as hereby amended, the Agreement shall remain unchanged and is ratified and confirmed in all respects.

      SECTION 3. DEFINED TERMS. All terms used in the First Amendment that are defined in the Agreement shall have the same meaning as in the Agreement.

      IN WITNESS WHEREOF, Bank United Corp., BUC Acquisition Corporation II and Texas Central Bancshares, Inc. have caused this First Amendment to be executed as of the date first above written.

                                    BANK UNITED CORP.


                                    /s/ JONATHON K. HEFFRON
                                    By: Jonathon K. Heffron
                                    Its: Chief Operating Officer

                                    BUC ACQUISITION CORPORATION II


                                    /s/ JONATHON K. HEFFRON
                                    By: Jonathon K. Heffron
                                    Its: Chief Operating Officer


                                    TEXAS CENTRAL BANCSHARES, INC


                                    /s/ MICHAEL A. RUFF
                                    By: Michael A. Ruff
                                    Its: President

                                                                       EXHIBIT B


June 15, 1999

The Board of Directors
Texas Central Bancshares, Inc.
8144 Walnut Hill Lane
Dallas, Texas  79701-4414
Attention:  Michael Ruff

Members of the Board:

      We understand that Texas Central Bancshares, Inc. ("TCBI"), Bank United Corp., a Delaware corporation ("BUC"), and BUC Acquisition Corporation II, a Texas corporation ("Acquisition Company") have entered into an Agreement and Plan of Reorganization (the "Merger Agreement") dated March 23, 1999, which provides for the merger (the "Merger") of TCBI and its subsidiary, Texas Central Bank National Association ("Texas Central" or the "Bank"), with and into a new wholly owned Texas subsidiary corporation of BUC (the Acquisition Company). Pursuant to the terms of the Merger Agreement, each issued and outstanding share of common stock, par value $1.00, of TCBI, as of the date the Merger becomes effective, will be converted into the right to receive 2.02797 (the "Exchange Ratio") shares of Bank United Corp. Class A Common Stock, par value $0.01, not to exceed in the aggregate 710,000 shares, as described in the Merger Agreement, with certain provisions for fractional shares. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We understand that as a result of the Merger, (i) TCBI and the Acquisition Company shall each be merged with and into BUC and each will cease to exist and that (ii) Texas Central will be merged with and into Bank United Corp. and will cease its separate existence.

      You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to holders of the TCBI common stock.

      Our opinion is based on information furnished to us by TCBI and BUC, their attorneys, accountants, or obtained by us from published and verbal sources we consider relevant. We have relied upon and assumed the accuracy and completeness of all information submitted to us or that was publicly available and have made no independent verification of this information. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying upon financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of TCBI and BUC as to the expected future results of operations and financial condition of TCBI and BUC to which such analyses or forecasts relate. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. TCBI and BUC's management have informed us that they know of no additional information which would have a material effect upon our valuation.

      In arriving at our opinion, we have followed generally accepted industry practices for the valuation of commercial banks and have used such valuation methodologies as we have deemed necessary or appropriate for the purposes of this opinion. In giving our opinion, we have given consideration to all available financial data and other relevant factors effecting fair market value including, but not limited to the following, (i) reviewed certain publicly available financial statements and other information of TCBI and BUC, (ii) reviewed certain internal financial statements and other financial and operating data concerning TCBI and BUC prepared by the management of TCBI and BUC, (iii) analyzed certain summary financial projections concerning TCBI and BUC prepared by the management of TCBI and BUC, respectively; (iv) reviewed and discussed with senior executives of TCBI the past and current operations and prospects of TCBI, (v) reviewed and discussed with senior executives of BUC the past and current operations and financial condition and the prospects of BUC and analyzed the estimated pro forma impact of the Merger, including on the combined company's earnings per share, consolidated capitalization and financial ratios,
(vi) reviewed and discussed with senior executives of TCBI and BUC the strategic objectives of the Merger and the long term benefits expected to result from the Merger, including without limitation, certain estimates and timing of synergies and other cost savings for the continued company, (vii) reviewed reported prices and trading activity for transactions in TCBI stock and BUC stock, (viii) compared the financial performance of TCBI and BUC and the prices and trading activity of TCBI and BUC with that of certain other comparable publicly traded companies and their securities, (ix) reviewed the financial terms, to the extent publicly available, of certain comparable transactions, (x) reviewed the Merger Agreement and certain related documents, and (xi) considered other such factors as we have deemed appropriate.

      Neither SAMCO Capital Markets ("SAMCO") nor the individuals involved in this valuation have any present or contemplated future financial interest in TCBI or BUC which might prevent them from rendering a fair and unbiased opinion. Our opinion is necessarily based upon the business, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter, and does not address TCBI's underlying business decision to enter into the Merger Agreement or constitute any recommendations to any holder of common stock of TCBI as to how such holder should vote with respect to the Merger Agreement. We were requested to, and did, solicit third party offers to acquire all or any part of TCBI. In addition, we understand that the Merger may render in effect a taxable transaction and our opinion may be used for purposes of the shareholders in determining the tax liability they may have upon conversion.

      In reaching our opinion, we have assumed that the Merger will be consummated in accordance with the terms described in the Merger Agreement. We consent to the reference to our firm and the inclusion of our opinion in its entirety in any filing with the Securities and Exchange Commission related to the Merger. Based on the foregoing and in consideration of all relevant factors, it is our opinion, as of the date of this letter, that the Exchange Ratio is fair and equitable to all holders of Texas Central Bancshares, Inc. common stock, from a financial point of view.

      SAMCO Capital Markets appreciates the opportunity to be of service to you in this matter.

                                          Very truly yours,

                                          SAMCO Capital Markets


                                          By:/S/ DORY A. WILEY
                                                 Dory A. Wiley

                                                                       EXHIBIT C


               PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT
                                  RELATING TO
                       RIGHTS OF DISSENTING SHAREHOLDERS

                            (Articles 5.11 - 5.13)

ARTICLE 5.11.RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

                  (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

                  (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

                  (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

         (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange:

         (a) listed on a national securities exchange;

         (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

         (c) held of record by not less than 2,000 holders; and

         (2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholders would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

         (3) the shareholders is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

         (a) shares of a domestic or foreign corporation, that immediately after the effective time of the merger or exchange, will be a part of a class or series, shares of which are:

         (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

         (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

         (iii) held of record by not less than 2,000 holders;

         (b) cash in lieu of fractional shares otherwise entitled to be received; or

         (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

ARTICLE 5.12.PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS


A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

             (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair market value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

             (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

             (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

             (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing he names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment of their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuating, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ARTICLE 5.13.PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's right under Article 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Bank United Corp. is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") contains detailed provisions on indemnification of directors and officers of a Delaware corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with certain litigation.

      Bank United Corp.'s Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that a director of Bank United Corp. will not be personally liable to Bank United Corp. or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to Bank United Corp. or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

      While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

      The Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of Bank United Corp. or is or was serving at the request of Bank United Corp. as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by Bank United Corp. to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Bank United Corp. to provide broader indemnification rights than said law permitted Bank United Corp. to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have Bank United Corp. pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of Bank United Corp. thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. The Certificate of Incorporation also specifically authorizes the Registrant to maintain insurance and to grant similar indemnification rights to employees or agents of the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS AND SCHEDULES

      (a)  Exhibits

      The following Exhibits are filed herewith or incorporated herein by reference:

 EXHIBIT NO.      DESCRIPTION OF EXHIBIT
 -----------      ----------------------

    2.1*      -   Agreement and Plan of Reorganization dated as of March 23,
                  1999 by and among Bank United Corp., BUC Acquisition
                  Corporation II and Texas Central Bancshares, Inc.

    2.2**     -   First Amendment to the Agreement and Plan of Reorganization
                  dated as of July 2, 1999 by and among Bank United Corp., BUC
                  Acquisition Corporation II and Texas Central Bancshares, Inc.

    3.1*      -   Form of Restated Certificate of Incorporation of Bank United
                  Corp., as amended (incorporated by reference to Exhibit 3.1 to Form S-1, Registration No. 333-06229).

    3.2*      -   Form of By-Laws of Bank United Corp. (incorporated by
                  reference to Exhibit 3.2 to Form S-1, Registration No.
                  333-06229).

    4.1*      -   Form of Class A Common Stock (incorporated herein by reference to Form 8-A filed, July 15, 1996).

    5.1*      -   Opinion of Jonathon K. Heffron, General Counsel for Bank
                  United Corp. as to the legality of securities being registered.

    8.1**     -   Opinion of Bracewell & Patterson, L.L.P. as to certain federal income tax matters.

    8.2**     -   Opinion of Fritz, Byrne & Head, L.L.P. as to certain federal income tax matters.

    15.1*     -   Letter from Deloitte & Touche LLP regarding unaudited interim financial information.

    23.1**    -   Consent of Deloitte & Touche LLP.

    23.2**    -   Consent of Payne, Faulkner, Smith & Jones, P.C.

    23.3**    -   Consent of Fisk & Robinson, P.C.

    23.4*     -   Consent of Jonathon K. Heffron, General Counsel for Bank
                  United Corp. (included in Exhibit 5.1 to this Registration
                  Statement)

    23.5**    -   Consent of Bracewell & Patterson, L.L.P. (included in the
                  Opinion filed as Exhibit 8.1 to this Registration Statement).

    23.6**    -   Consent of Fritz, Byrne & Head, L.L.P. (included in the
                  Opinion filed as Exhibit 8.2 to this Registration Statement).

    24.1**    -   Powers of Attorney.

    99.1*     -   Form of Proxy for Texas Central.

    99.2*     -   Stock Option Agreement by and between Texas Central
                  Bancshares, Inc. and Bank United Corp.

    99.3*     -   Form of Voting Agreement and Irrevocable Proxy by and among
                  Bank United Corp., BUC Acquisition Corp. II and certain shareholders of Texas Central Bancshares, Inc.

    99.4*     -   Opinion of SAMCO Capital Markets dated as of June 15, 1999.

----------------

*     Previously filed or incorporated by reference
**    Filed herewith


(b)   FINANCIAL STATEMENTS AND SCHEDULES

Either not applicable or shown in the financial statements or notes thereto.

(c)   OPINION OF FINANCIAL ADVISOR

Furnished as part of the Prospectus/Proxy Statement.

ITEM 22.  UNDERTAKINGS

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on July 6, 1999.

                                    Bank United Corp.
                                    (Registrant)

                                    By:/s/ JONATHON K. HEFFRON
                                    Name:  Jonathon K. Heffron
                                    Title: Chief Operating Officer

      Pursuant to the requirements of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities indicated on July 6, 1999.

      SIGNATURE             TITLE
      ---------             -----

      *                     Chairman of the Board of Directors
Lewis S. Ranieri


      *                     Principal Executive Officer; Director
Barry C. Burkholder

      *                     Director
Lawrence Chimerine

      *                     Director
David M. Golush

      *                     Director
Paul M. Horvitz

      *                     Principal Financial and Accounting Officer; Director
Anthony J. Nocella

      *                     Director
Salvatore A. Ranieri

      *                     Director
Scott A. Shay

      *                     Director
Michael S. Stevens

*By:/s/ JONATHON K. HEFFRON
        Jonathon K. Heffron
        Attorney-in-fact

                                INDEX TO EXHIBITS

 EXHIBIT NO.      DESCRIPTION OF EXHIBIT
 -----------      ----------------------

    2.1*      -   Agreement and Plan of Reorganization dated as of March 23,
                  1999 by and among Bank United Corp., BUC Acquisition
                  Corporation II and Texas Central Bancshares, Inc.

    2.2**     -   First Amendment to the Agreement and Plan of Reorganization
                  dated as of July 2, 1999 by and among Bank United Corp., BUC
                  Acquisition Corporation II and Texas Central Bancshares, Inc.

    3.1*      -   Form of Restated Certificate of Incorporation of Bank United
                  Corp., as amended (incorporated by reference to Exhibit 3.1 to Form S-1, Registration No. 333-06229).

    3.2*      -   Form of By-Laws of Bank United Corp. (incorporated by
                  reference to Exhibit 3.2 to Form S-1, Registration No.
                  333-06229).

    4.1*      -   Form of Class A Common Stock (incorporated herein by reference to Form 8-A filed, July 15, 1996).

    5.1*      -   Opinion of Jonathon K. Heffron, General Counsel for Bank
                  United Corp. as to the legality of securities being registered.

    8.1**     -   Opinion of Bracewell & Patterson, L.L.P. as to certain federal income tax matters.

    8.2**     -   Opinion of Fritz, Byrne & Head, L.L.P. as to certain federal income tax matters.

    15.1*     -   Letter from Deloitte & Touche LLP regarding unaudited interim financial information.

    23.1**    -   Consent of Deloitte & Touche LLP.

    23.2**    -   Consent of Payne, Faulkner, Smith & Jones, P.C.

    23.3**    -   Consent of Fisk & Robinson, P.C.

    23.4*     -   Consent of Jonathon K. Heffron, General Counsel for Bank
                  United Corp. (included in Exhibit 5.1 to this Registration
                  Statement)

    23.5**    -   Consent of Bracewell & Patterson, L.L.P. (included in the
                  Opinion filed as Exhibit 8.1 to this Registration Statement).

    23.6**    -   Consent of Fritz, Byrne & Head, L.L.P. (included in the
                  Opinion filed as Exhibit 8.2 to this Registration Statement).

    24.1**    -   Powers of Attorney.

    99.1*     -   Form of Proxy for Texas Central.

    99.2*     -   Stock Option Agreement by and between Texas Central
                  Bancshares, Inc. and Bank United Corp.

    99.3*     -   Form of Voting Agreement and Irrevocable Proxy by and among
                  Bank United Corp., BUC Acquisition Corp. II and certain shareholders of Texas Central Bancshares, Inc.

    99.4*     -   Opinion of SAMCO Capital Markets dated as of June 15, 1999.
--------------
*        Previously filed or incorporated by reference
**       Filed herewith